================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K/A



                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



   Date of Report (Date of earliest event reported):     Commission File Number:
                    March 23, 2000                               1-10210


                                  eGLOBE, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



                DELAWARE                        13-3486421

      (State or other jurisdiction of          (IRS Employer
             incorporation)               Identification Number)


            1250 24TH STREET, NW, SUITE 725, WASHINGTON, D.C. 20037
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:    (202) 822-8981


         (Former name or former address, if changed since last report)




                                       NA


================================================================================
                                 eGLOBE, INC.


ITEM 5. -- OTHER EVENTS

     Effective March 23, 2000, pursuant to an Agreement and Plan of Merger (the "Merger") entered into on December 16, 1999, a wholly-owned subsidiary of eGlobe, Inc. (the "Company" or "eGlobe"), merged with and into Trans Global Communications, Inc. ("Trans Global") with Trans Global continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company. The Merger provided for the issuance of 40,000,000 shares of eGlobe common stock in exchange for all of the outstanding common stock of Trans Global. The Merger has been accounted for as a pooling of interests.

     The Company's consolidated financial statements have been retroactively restated as of December 31, 1999 and December 31, 1998 and for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, to reflect the consummation of the Merger. The supplemental consolidated financial statements included herein give retroactive effect to the Merger, which was accounted for using the pooling of interests method. As a result, the financial position, results of operations, and statements of comprehensive loss and cash flows are presented as if Trans Global had been consolidated for all periods presented. The supplemental consolidated statements of stockholders' equity reflect the accounts of the Company as if the common stock issued in connection with the Merger had been issued for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the consummation of the Merger.

     In the supplemental consolidated balance sheets, the balance sheets of eGlobe as of December 31, 1999 and 1998 have been combined with those of Trans Global as of December 31, 1999 and 1998. The supplemental consolidated statements of operations, supplemental consolidated statements of cash flows, supplemental consolidated statements of stockholders' equity and supplemental consolidated statements of comprehensive loss combine the results of the Company for the year ended December 31, 1999 and the nine months ended December 31, 1998 with those of Trans Global for the same periods. The supplemental consolidated statement of operations, supplemental consolidated statement of cash flows, supplemental consolidated statement of stockholders' equity and supplemental consolidated statement of comprehensive loss for the year ended March 31, 1998 combines the results of the Company for the year ended March 31, 1998 with results of Trans Global for the year ended December 31, 1997.

     Trans Global's net income for the three months ended March 31, 1998 has been reflected in the supplemental consolidated statements of stockholders' equity as an adjustment to accumulated deficit. The cash activity during the three months ended March 31, 1998 has been reflected as an adjustment in the year ended March 31, 1998 supplemental consolidated statement of cash flows. There were no seasonal trends in operations during the three months ended March 31, 1998.

     The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the Company's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1999 and the financial statements of Trans Global included in the Company's Current Report on Form 8-K/A filed on May 22, 2000.

     The following is the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations relating to the Company's supplemental consolidated financial statements set forth in Item 7 below.

                          eGLOBE, INC. - (CONTINUED)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

     The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows is reflective of the supplemental consolidated financial statements referred to above.

GENERAL

     During 1998 and 1999 we have restructured and refocused our business and implemented a new, broader services strategy. A fundamental part of that strategy has been to actively acquire companies which add new services and technology which assist us in achieving our goal of becoming a premier outsource provider of applications that globally connect the telephone to the internet. Most of the services and technologies needed to achieve our goal were acquired through acquisitions. As a result of the restructuring and the acquisitions, we believe that we are reaching our goal and can now offer services such as Internet protocol transmission services, telephone portal and unified messaging services. We provide our global outsourced services primarily to national or former national telecommunications companies, to competitive telephone companies in liberalized markets and to Internet service providers.

     Beginning in December 1998 and throughout 1999, we completed eight acquisitions and in the first quarter of 2000 we completed a merger with Trans Global, which was accounted for using the pooling of interests method. As a result of this merger, all financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations have been restated to include Trans Global for all periods presented. The following highlights significant business events for the Company primarily as a result of these acquisitions.

   o In 1998 and 1999, we extended our global technology platforms to enable us to offer multiple products that allow one to utilize the internet through a telephone, including IP voice and fax capabilities and unified messaging products and services.

   o In 1998, we made two principal investments in technology to allow us to achieve our vision -- the acquisition of IDX for our underlying voice over the Internet technology and the investment in a technology license for our unified messaging service (see discussion of Connectsoft below).

   o We changed our year-end to a calendar year-end, beginning with the nine month period ended December 31, 1998.

   o  To gain  greater  control  over  the  development  of the  technology,  we
      acquired   a   unified   messaging    technology   company,    Connectsoft
      Communications (now Vogo) in mid-1999.

   o In 1999, we acquired companies that added a network operating center, switches and call center operations needed to expand our business and to offer the highest quality services to our customers.

   o  We acquired a specialty calling card business in early 1999.

   o We acquired operations in late 1999 that allowed us to expand our voice over Internet protocol operations into Latin American. We acquired satellite transponder space, uplink and downlink facilities and key relationships with several major carriers within Latin America.

   o Our merger with Trans Global at the end of March 2000 has provided us with significant network, revenues, key relationships within the Caribbean and the Middle East, and a number of new members of our senior management team. The March 2000 Trans Global merger was accounted for as a pooling of interests and therefore the financial information discussed has been restated to combine our financial information with Trans Global's.

                          eGLOBE, INC. - (CONTINUED)

     As a  result  of the  acquisitions,  we now  have  the  following  business segments: Network Services, Customer Care, Retail Services and Enhanced Services. Network Services includes our facilities-based, direct connection and resale network with voice, fax and data termination capabilities, our Internet protocol voice and fax capabilities and our toll free services. Enhanced
Services consists of global IP-based enhanced services including, unified messaging, telephone portal, our clearing and settlement services and our combined IVR (Interactive Voice Response) and IDR (Interactive Data Response) services and our legacy global card services enhancement business. Customer Care, consists of our state-of-the-art calling center for eGlobe services and other customers, including customer care for a number of e-commerce companies. Retail Services primarily consists of our domestic long-distance and Internet service provider business acquired as part of the Coast acquisition. All of Trans Global's operations were in the Network Services segment.

     The extensive acquisition activity, the addition of new lines of business, the organic growth of these new lines, the change in year-end, the change in revenue and expense mix, rate changes and the raising of new financing discussed below have caused our financial information to no longer be comparable to the prior periods. The following table reflects the acquisitions and the merger in chronological order, by acquisition date. This table also identifies the acquisitions and merger with a segment or segments and provides revenue comparisons, after the elimination of inter-segment revenues, for the year ended December 31, 1999 as compared to the nine month period ended December 31, 1998 and to the year ended March 31, 1998.


                                                                                REVENUE
                                                             ----------------------------------------------
                                                                                FOR THE
                                                              FOR THE YEAR    NINE MONTHS
                                                                  ENDED          ENDED       FOR THE YEAR
           (IN THOUSANDS)              DATE OF     BUSINESS   DECEMBER 31,   DECEMBER 31,        ENDED
            COMPANY NAME             TRANSACTION    SEGMENT       1999           1998       MARCH 31, 1998
----------------------------------- ------------- ---------- -------------- -------------- ----------------
eGlobe-Card Services .............. Legacy        Enhanced      $  16,840      $ 21,360        $ 31,819
Executive TeleCard, Inc.
 (TeleCall) ....................... Legacy        Retail              394           553           1,304
IDX International, Inc. ........... Dec.-98       Network          15,522           578              --
UCI ............................... Dec.-98       Enhanced             --            --              --
Telekey, Inc. ..................... Feb.-99       Enhanced          2,968            --              --
Connectsoft (Vogo) ................ June-99       Enhanced            125            --              --
Swiftcall ......................... July-99       Network              --            --              --
iGlobe, Inc. ...................... August-99     Network           3,608            --              --
Oasis Reservations Services                       Customer
 (ORS) ............................ Sept.-99      Care              1,637            --              --
Interactive Media Works
 (IMW) ............................ Dec.-99       Enhanced            133            --              --
Coast International, Inc. ......... Dec.-99       Retail              607            --              --
Trans Global
 Communications, Inc. ............. March-00      Network         100,114        67,929          46,473
                                                                ---------      --------        --------
Total Revenue for the period ......                             $ 141,948      $ 90,420        $ 79,596
                                                                =========      ========        ========

           (IN THOUSANDS)                      DESCRIPTION OF
            COMPANY NAME                          SERVICES
----------------------------------- ------------------------------------
eGlobe-Card Services .............. Pre Paid and Global
                                    Post Paid Card Services
Executive TeleCard, Inc.
 (TeleCall) ....................... Domestic long-distance services
IDX International, Inc. ........... Internet protocol transmission services
UCI ............................... Development stage company in
                                    Mediterranean region
Telekey, Inc. ..................... Specialty calling card services
Connectsoft (Vogo) ................ Global unified messaging, telephone portal services and a
                                    technology license for unified
                                    messaging technology
Swiftcall ......................... Network operating center
iGlobe, Inc. ...................... Latin American Internet protocol transmission operations
Oasis Reservations Services
 (ORS) ............................ Support services and call center
Interactive Media Works
 (IMW) ............................ Interactive voice and Internet services
Coast International, Inc. ......... Enhanced long-distance services
Trans Global
 Communications, Inc. ............. Facilities-based, direct connection and resale network
                                    ------------------------------------
Total Revenue for the period ......

     For a detailed discussion of each acquisition and segment information, see Notes 4 and 12 to the Supplemental Consolidated Financial Statements.

                          eGLOBE, INC. - (CONTINUED)

     We also completed several debt and equity financings during 1999 from which we received approximately $48.0 million in gross proceeds. In addition we received approximately $0.8 million from the exercise of options and warrants. These proceeds, which total approximately $48.8 million were used to pay off debt, further invest in the growth of the businesses, pay down outstanding liabilities and provide other support for ongoing operations. See further discussion of the various debt financings in Note 5, "Notes Payables and Long-Term Debt" and Note 7, "Related Party Transactions" to the Supplemental Consolidated Financial Statements. For further discussion of the various equity financings, the exercise of options and warrants and purchase of common stock by an existing investor, see Note 10, "Stockholders' Equity" to the Supplemental Consolidated Financial Statements. In January 2000, we completed a $15.0 million equity financing with Rose Glen and in March 2000 we completed $4.0 million of an additional $10.0 million in equity financing with Rose Glen. We have received $19.0 million of the total financing. The remaining balance of the $10.0 million Rose Glen financing will be made available upon the registration of the underlying stock. See Note 16, "Subsequent Events" to the Supplemental Consolidated Financial Statements.

OVERVIEW

     We incurred a net loss of $55.1 million, $6.0 million and $11.3 million for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively, of which $29.1 million, $6.9 million and $16.0 million is attributable to the following charges to income:


                                                                                       (NINE MONTHS)
                                                                        DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                                                            1999           1998         1998
                                                                       -------------- -------------- ----------
Additional allowance for doubtful accounts ...........................    $   2.5         $  1.0      $   1.6
Amortization of goodwill and other intangibles (primarily related
 to acquisitions) ....................................................        7.1            0.2          0.2
Deferred compensation to employees of acquired companies .............        1.5            0.4           --
Depreciation and amortization ........................................        8.4            3.2          3.3
Interest expense net of the amortization of debt discounts related
 to debt .............................................................        2.5            0.7          1.3
Amortization of debt discounts .......................................        5.2            0.3          0.5
Loss on early retirement of debt .....................................        1.9             --           --
Settlement costs .....................................................         --            1.0           --
Proxy-related litigation settlement costs ............................         --            0.1          3.9
Corporate realignment costs ..........................................         --             --          3.1
Additional provision for taxes on income .............................         --             --          1.5
Other items ..........................................................         --             --          0.6
                                                                          -------         ------      -------
   Total .............................................................    $  29.1         $  6.9      $  16.0
                                                                          =======         ======      =======

     After deducting these items, the loss for the year ended December 31, 1999 was $26.0 million, compared to net income of $0.9 million for the nine months ended December 31, 1998 and net income of $4.7 million for the year ended March 31, 1998.

     The principal factors for the losses incurred for the year ended December 31, 1999 are: (1) the incurrence of upfront costs to build out capacity to meet our anticipated growth relating primarily to the traffic that will result from the Trans Global merger, (2) increased competition in the international telecommunications market, (3) a change in pricing by Trans Global's primary supplier during 1999 which increased costs and drove margins down, (4) the costs of integrating our acquisitions, (5) headcount increases, and (6) legal and administrative charges principally incurred to support the acquisition operations.

                          eGLOBE, INC. - (CONTINUED )

REVENUE

     During 1999, 14% of our revenue was generated from Enhanced Services and 84% from Network Services. The predominant contributors to revenue for 1999 were card enhancement services in Enhanced Services and voice and data over Internet protocol transport and facilities-based, direct connection and resale network in Network Services. Most of our Enhanced Services revenue is generated from providing various card services to customers under contracted terms who are charged on a per call basis. Certain new offerings such as unified messaging and telephone portal and the interactive voice and Internet protocol services often have monthly subscriber charges in addition to per transaction charges. The transaction charge for service is on a per call basis, determined primarily by minutes of use and originating and terminating points of call. The charging structure for Network Services transmissions revenues are based on the number of minutes used upon the completion of a call. However, some contracts call for monthly minimums to be paid for the monthly services to be provided and limited recurring revenues for monthly service fees for circuit capacity and for co-location/switch partitioning services. Non-recurring charges to customers for Network Services vary with the amount of minutes utilized and the country of termination. In prior years we also generated revenue from other sources, generally sales of billing and platform systems and non-recurring special projects.

     For the year ended December 31, 1999, Network Services and Enhanced Services were the principal contributors to revenue. However, the card enhancement services element of the Enhanced Services segment has declined while the unified messaging and telephone portal services have begun to realize initial revenues to offset this decline.

COST

     The principal component of the cost of revenue is transmission costs and termination charges by other U.S. and foreign carriers to originate, carry or terminate calls. Transmission expenses are largely fixed monthly payments associated with capacity on domestic and international facilities and associated switch expenses. Termination expenses consist of variable cost per minute charges paid to domestic and international carriers to terminate long distance traffic. Traffic under resale arrangements is typically obtained on a variable, per minute and short term basis which could subject the Company to unanticipated price increases and potential service cancellations. We continue to pursue strategies for reducing costs of transmissions. These strategies include purchasing underlying capacity, increasing minutes to generate economies of scale, establishing partnering arrangements with various carriers, negotiating more cost-effective agreements with other carriers and routing traffic to the lowest-cost, highest quality providers. Also in fiscal year 1999 and thereafter, the strategy includes cost effective provisioning of our own IP trunks.


     Other components of operating costs are selling and administrative expenses, which include personnel costs, consulting and legal fees, travel expenses, bad debt allowances and other administrative expenses. Depreciation and amortization expense includes the allocation of the cost of transmission equipment, property and office equipment, and various intangible assets, which include goodwill and intangibles arising principally from our acquisitions, over their useful lives.

                          eGLOBE, INC. - (CONTINUED)

RESULTS OF OPERATIONS

     FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE NINE MONTH PERIOD ENDED DECEMBER 31, 1998 AND THE YEAR ENDED MARCH 31, 1998


     Revenue. We generate revenue from providing enhanced, network, customer care and retail services in Europe, Asia Pacific, North America and Latin America as follows:




                                      YEAR ENDED             NINE MONTHS ENDED            YEAR ENDED
                                   DECEMBER 31, 1999         DECEMBER 31, 1998          MARCH 31, 1998
                                -----------------------   -----------------------   -----------------------
                                                       (IN MILLIONS OF U.S. DOLLARS)
Enhanced Services ...........    $  20.1         14.2%     $  21.4         23.7%     $  31.8         40.0%
Network Services ............      119.2         84.0%        68.5         75.8%        46.5         58.4%
Customer Care ...............        1.6          1.1%          --           --           --           --
Retail Services .............        1.0          0.7%         0.5          0.5%         1.3          1.6%
 Total by operation .........    $ 141.9        100.0%     $  90.4        100.0%     $  79.6        100.0%
Europe ......................    $   7.3          5.1%     $   2.2          2.4%     $   3.5          4.4%
Asia Pacific ................        7.9          5.6%         6.0          6.6%        10.3         12.9%
North America ...............      121.7         85.8%        76.7         84.9%        56.6         71.1%
Latin America ...............        3.5          2.5%         5.2          5.8%         8.2         10.3%
Other .......................        1.5          1.0%         0.3          0.3%         1.0          1.3%
 Total by geography .........    $ 141.9        100.0%     $  90.4        100.0%     $  79.6        100.0%



     Our revenues for 1999 have increased to $141.9 million as compared to $90.4 million for the nine months ended December 31, 1998, with Network Services and Enhanced Services being the primary business segments contributing to the increase, as discussed above under "Overview, Revenue". Our revenues increased to $90.4 million for the nine months ended December 31, 1998 as compared to $79.6 million for the year ended March 31, 1998. The increase in revenue for 1999 as compared to the nine months ended December 31, 1998 was primarily attributable to the growth in the Network Services segments. The growth in Network Services (from $68.5 million for the nine months ended December 31, 1998 to $119.2 million for the year ended December 31, 1999) can be principally attributed to the additions related to the revenues of the IDX and iGlobe acquisitions and increased revenues for Trans Global of $32.2 million. The growth in Trans Global revenue from $67.9 million for the nine months ended December 31, 1998 to $100.4 for the year ended December 31, 1999, was primarily due to the addition of over 15 new wholesale-carrier customers, which increased the number of customers to 40 at December 31, 1999 as compared to approximately 26 at December 31, 1998. The demand for minutes increased at Trans Global to approximately 307 million minutes at December 31, 1999 from approximately 228 million minutes as of December 31, 1998 as a result of decreasing prices. This increase in Trans Global revenue approximates 47.9% improvement in revenue or approximately a $32.5 million increase in revenue. Also, $19.0 million of the increase in Network Services revenues was due to expansion of the facilities-based, direct connection and resale and Internet networks which are now in 30 countries. Other increases in 1999 revenues included approximately $3.0 million attributable to Telekey which was acquired in February 1999 and $1.6 million attributable to our call center operations which were acquired in September 1999. As anticipated by management, unified messaging and telephone portal services did not generate material revenues during the two month period subsequent to the initial commercial launch of the service in October 1999.

     The increase in revenues for the nine months ended December 31, 1998 as compared to the year ended March 31, 1998 was primarily due to the increase in Trans Global revenues of $21.5 million. This increase was due primarily to the addition of new customers, market growth and an increased demand for services from existing clients.

     Offsetting a portion of the increase in the 1999 revenue was a decline in the card enhancement services revenue of 6.7% for the year ended December 31, 1999 as compared to the nine month period ended December 31, 1998 with a similar change for the nine month period ended December 31, 1998 as
                          eGLOBE, INC. - (CONTINUED)


compared to the year ended March 31, 1998. The decline in the card services business resulted directly from a combination of a precipitous decline in global prices over 1999 and a series of management policy decisions that removed us from most aspects of the prepaid card business in North America. These decisions led to the migration of customers off our platforms and a decline in minutes and associated revenue as a result of contract modifications to strengthen services and control.


     Gross Profit. For the year ended December 31, 1999, the nine month period ended December 31, 1998, and the year ended March 31, 1998, gross profit was $5.0 million (representing less than 4% of sales), $16.5 million (representing 18% of sales), and $20.8 million (representing 26% of sales), respectively. An anticipated increase in the cost of revenue related to leases of capacity in the Network Services segment and other up-front costs necessary to implement new routes and services were the key elements behind this margin decline in 1999. In addition, margins were driven down in 1999 by increased competition in the wholesale telecommunications markets and as the direct result of several major carriers demanding lower prices. Trans Global's circuit costs incurred in transmitting telecommunication services increased in 1999 by approximately $2.0 million due to the expansion of its international network in Europe and the Middle East. As long as the IP voice network of Network Services is being expanded with new routes and services being added, such up-front costs will be incurred. It is also expected that costs to build out the network to accommodate the anticipated threefold increase in traffic resulting from the Trans Global merger and the need to build out routes for Latin America to grow iGlobe routes and services will contribute negatively to gross margins through the first quarter of 2000. Also included in the difference between the margins for the year ended December 31, 1999, as compared to prior periods, are costs incurred primarily in the first quarter of 1999 due to pricing decisions which led to large negative margins in some card services contracts. During the nine months ended December 31, 1998 as compared to the year ended March 31, 1998, the reduction in gross margin percentage was primarily due to the effect of the increasingly competitive environment for international wholesale services. We believe margins will improve as we more efficiently fill our routes and realize the benefits of additional owned capacity through the Trans Global merger.


     Selling, General and Administrative Expenses, exclusive of $1.5 million and $0.4 million reported below of deferred compensation related to acquisitions. Selling, general and administrative expenses, exclusive of $1.5 million and $0.4 million reported below of deferred compensation related to acquisitions totaled $35.0 million, $16.3 million and $17.3 million for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively. Included in these costs is a $2.5 million provision for doubtful accounts compared to a $1.0 million provision for the nine months ended December 31, 1998 and a $1.6 million provision for the year ended March 31, 1998. The 56% increase in the reserve for doubtful accounts from December 31, 1998 to December 31, 1999 was primarily due to a recent deterioration in the payment performance of one customer. Excluding these charges, other selling, general and administrative expenses, principally salaries and related expenses are averaging $8.1 million per quarter for the year ended December 31, 1999, $5.1 million per quarter for the nine months ended December 31, 1998 and $4.0 million per quarter for the year ended March 31, 1998. The principal factors for the increase in the 1999 and 1998 quarterly average sales, general and administrative costs were increases in headcount and the related occupancy costs associated with the increase in headcount. Headcount was 314 at December 31, 1999, 235 at December 31, 1998 and 164 at March 31, 1998. Most of the increase in 1999 was related to the acquisition activity through which approximately 95 employees were added (before adjustment for terminations/departures). Most of these were added in the third quarter of 1999 related to the iGlobe (33 employees) and ORS (3 full-time employees) acquisitions and the fourth quarter of 1999 related to the Coast (59 employees) acquisition. As included in the totals above, Trans Global's headcount was 38 at December 31, 1999, 33 as of December 31, 1998 and 19 as of March 31, 1998. As the operations of these acquired companies are integrated, these costs as a percentage of revenue are expected to continue to decrease.

     Settlement Costs. As described in Note 7 to the Supplemental Consolidated Financial Statements we entered into a settlement agreement with our then largest stockholder to resolve all current and future claims. The difference in value between the convertible preferred stock issued to the stockholder and the common stock surrendered by the stockholder was $1.0 million, which resulted in a non-cash charge to the Supplemental Consolidated Statement of Operations in the quarter ended September 30, 1998.

     Corporate Realignment Costs. We incurred various realignment costs during the fiscal year ended March 31, 1998, resulting from the review of operations and activities undertaken by new corporate management. These costs, which totaled $3.1 million, include employee severance, legal and consulting fees and the write down of certain investments made in our Internet service development program. We did not incur realignment costs during the nine months ended December 31, 1998 nor for the year ended December 31, 1999.

     Deferred Compensation. These non-cash charges totaled $1.5 million for the year ended December 31, 1999 and $0.4 million for the nine months ended December 31, 1998. This expense relates to stock allocated to employees of acquired companies by their former owners out of acquisition consideration paid by us. Such transactions, adopted by the acquired companies prior to acquisition, require us to record the market value of the stock issuable to employees as of the date of acquisition as compensation expense with a corresponding credit to stockholders' equity and to continue to record the effect of subsequent changes in the market price of the issuable stock until actual issuance. Accordingly, deferred compensation in future reporting periods will be reported based on changes in the market price of our common stock. See Note 4 to the Supplemental Consolidated Financial Statements for further discussion of subsequent renegotiations of certain of these issuances.

     Depreciation and Amortization Expense. These expenses increased to $15.5 million from $3.4 million and $3.5 million for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively. The increase is principally due to amortization charges of $7.1 million related to goodwill and other intangibles associated with the acquisitions completed since December 1, 1998. The balance of the increase was primarily attributable to increases in the fixed assets of acquired companies and Trans Global.

     Proxy Related Litigation Expense. During the nine month period ended December 31, 1998, we incurred $0.1 million in proxy related litigation expenses as compared to $3.9 million for the year ended March 31, 1998 related to the class action lawsuit for which a settlement agreement was reached in April 1998. Of the amount recorded in the year ended March 31, 1998, $3.5 million related to the value assigned to the 350,000 shares of common stock referred to above, which were valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value related to our obligation under the Stipulation of Settlement to issue additional stock if the market price of our stock was less than $10.00 per share during the defined periods. We had no obligation to issue additional stock if its share price is above $10.00 per share for fifteen consecutive days during the two year period after all shares have been distributed to the Class. In March 2000, that condition was satisfied and we have no further obligations under the Stipulation of Settlement. All shares required to be issued under the settlement agreement were issued to the class action litigants and we have no further obligations under the settlement agreement.

     Additionally, we settled with another stockholder related to the same securities class action in May 1988 and issued that stockholder 28,700 shares of common stock at the market price at the date of settlement for a total value of $81,000.

     Interest Expense. Interest expense totaled $7.7 million for the year ended December 31, 1999 as compared to $1.0 million and $1.8 million for the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively. The increase was primarily due to amortization of the debt discounts related to the value of the warrants associated with acquisitions and financings, and in part due to an increase in debt.

     Other Expense. We recorded a foreign currency transaction loss of $0.1 million during the year ended December 31, 1999, $0.1 million during the nine months ended December 31, 1998 and $0.4 million for the year ended March 31, 1998. The losses for all periods arose from foreign currency cash and accounts receivable balances we maintained during the period in which the U.S. dollar strengthened. Our exposure to foreign currency losses is mitigated due to the variety of customers and markets which comprise our customer base, as well as geographic diversification of that customer base. In addition, the majority of our largest customers settle their accounts in U.S. dollars.

     Interest Income. Interest income totaled $0.7 million for the year ended December 31, 1999 as compared to $0.5 million and $0.2 million for the nine month period ended December 31, 1998 and the year ended March 31, 1998. The increase period to period is primarily due to higher interest income earned as a result of the increased sales revenue and from cash received from various equity and debt financings.

     Taxes (Benefit) on Income. A tax benefit of approximately $1.0 million was recorded for the year ended December 31, 1999 due to the operating loss incurred by Trans Global that will be carried back to prior years as a deduction resulting in a federal income tax refund. This refund is expected to be received during the second quarter of 2000. For the nine months ended December 31, 1998 and for the year ended March 31, 1998, we recorded a $0.6 million and a $2.0 million provision for income taxes, respectively. These provisions were based on Trans Global having operating income in both periods resulting in current tax provisions. Also, we recorded an additional provision of $1.5 million in the year ended March 31, 1998 based on the initial results of a restructuring study, which identified potential international tax issues. Settlements and payments made with various tax jurisdictions have decreased our estimated remaining liabilities to $0.6 million as of December 31, 1999. We continue to work with various jurisdictions to settle outstanding tax obligations for prior years.

     Loss on Early Retirement of Debt. In August 1999, we repaid $4.0 million under the $20.0 million notes with EXTL Investors by issuing 40 shares of Series J Preferred Stock. At the date of the exchange, the carrying value of the $4.0 million notes, net of the unamortized discount of approximately $1.9 million, was approximately $2.1 million. The excess of the fair value of the Series J Preferred Stock of $4.0 million over the carrying value of the notes of $1.9 million was recorded as an extraordinary loss on early retirement of debt during 1999.

LIQUIDITY, CAPITAL RESOURCES AND OTHER FINANCIAL DATA

     As we continue our aggressive growth plan into the year 2000 and we intend to pursue that plan into the foreseeable future, it will require large cash demands and aggressive cash management. In meeting our objectives, we have raised significant financing through a combination of issuances of preferred stock, proceeds from the exercise of warrants and options and a significant debt placement with one of our major stockholders. Cash and cash equivalents were $2.7 million at December 31, 1999 compared to $4.0 million at December 31, 1998. Short-term investments were $1.5 million at December 31, 1999 as compared to $12.3 million at December 31, 1998. The decrease in cash and cash equivalents of $1.3 million and decrease in short-term investments of $10.8 million in 1999 was primarily due to growing cash and investment needs as a result of the acquisition activity during the year and due to fixed asset purchases of $12.3 million associated with the expansion and development of Trans Global's international network. Accounts receivable, net, increased by $4.9 million to $15.1 million at December 31, 1999 from $10.2 million at December 31, 1998, mainly due to increased revenues and the extension of credit to new wholesale carrier customers. Accounts payable and accrued expenses totaled $53.6 million at December 31, 1999 (as compared to $36.8 million at December 31, 1998) resulting principally from liabilities assumed through acquisitions for which the outstanding balances as of the year ended December 31, 1999 approximate $14.8 million. In addition, the increase was in part due to deferrals of payments to certain vendors. Cash outflows from operating activities for the year ended December 31, 1999 totaled $23.7 million, as compared to cash inflows of $14.1 million for the nine month period ended December 31, 1998. This decrease was due primarily to our growth through acquisitions and the effect that the acquisition activity had on operating losses, resulting in overall lower gross margins and higher selling general and administrative expenses. Also, we experienced lower margins in wholesale transmission services and in some card services as discussed earlier in "Results of Operations".

     There was a net working capital deficiency of $44.7 million at December 31, 1999 compared to a deficiency of $25.5 million at December 31, 1998.

     Cash outflows for investing activities during the year ended December 31, 1999 totaled $5.7 million, which was $9.3 million less than the cash outflows for the nine months ended December 31, 1998. This decrease was due primarily to net purchases of short-term investments of $5.0 million in 1998 as compared to net sales of these investments of $10.8 million in 1999 and no 1999 advances to non-affiliates subsequently acquired as compared to 1998. These decreases were offset by higher 1999 purchases of property and equipment and by our 1999 purchases of Telekey, Connectsoft, Swiftcall, iGlobe, ORS and Coast which required approximately $2.8 million, as compared to $2.2 million required to purchase IDX in 1998. See Note 4, "Business Acquisitions" to the Supplemental Consolidated Financial Statements for further discussion regarding the acquisitions.

     Cash generated from financing activities totaled $28.1 million during the year ended December 31, 1999 compared to less than $0.1 million during the nine months ended December 31, 1998. This increase of $28.0 million was primarily due to our receiving a financing commitment of $20.0 million in the form of long-term debt with our largest stockholder ("Lender"). Under this arrangement, we initially received an unsecured loan of $7.0 million until stockholder approval was received. Upon stockholder approval in June 1999, the Lender purchased $20.0 million in secured notes with which we repaid the initial $7.0 million loan. Under this agreement, we could borrow up to $20.0 million with monthly principal and interest payment of $377,000 with a balloon payment of $8.6 million due in June 2002. Also, under the agreement, the Lender provided an accounts receivable revolver credit note ("Revolver") for an amount up to the lesser of (1) 50% of eligible receivables (as defined) or (2) the aggregate amount of principal that has been repaid to date. Principal and interest on the Revolver are payable on the earliest to occur of (i) the third anniversary of the agreement, June 30, 2002, or (ii) the date of closing of a Qualified Offering as defined in the agreement. In August 1999 we agreed to issue to the Lender 40 shares of Series J Preferred Stock as prepayment of $4.0 million of the outstanding $20.0 million. The exchange was finalized in November 1999. Pursuant to the exchange agreement, the $4.0 million is not subject to redraw under the Revolver. As of December 31, 1999, we have drawn down $1.2 million on the Revolver.

     We also received proceeds of $0.8 million from the exercise of options and warrants, $12.7 million in proceeds from equity-based financings of preferred stock and $0.3 million from the sale of common stock. Additionally, Trans Global entered into a financing agreement with a telecommunications vendor to fund the purchase of switch hardware and software for a total of $3.3 million payable in 36 monthly payments of $0.1 million through June 2002. These proceeds were offset by principal payments of $18.2 million on notes payable primarily consisting of the payment of $7.0 million on the unsecured loan, as discussed earlier, and payment of $7.5 million on an unsecured note due to a telecommunications company. In addition, we have made payments of $0.9 million on various capital leases. See Notes 5, "Notes Payable and Long-Term Debt" and 7 "Related Party Transactions" to the Supplemental Consolidated Financial Statement for further discussion.

     In the nine month period ended December 31, 1998, in addition to the $2.2 million paid in connection with the acquisition of IDX, the Company purchased property and equipment of approximately $5.0 million and made other investments, principally net purchases of short-term investments by Trans Global of $6.7 million and advances totaling $1.0 million to Connectsoft prior to acquisition. The property and equipment expenditures were principally for upgrades and additions to the global network of operating platforms. Cash generated from financing activities totaled less than $0.1 million during the nine month period ended December 31, 1998, mainly due to proceeds from a $1.0 million loan from an existing stockholder received in June 1998, which was payable in December 1999 and subsequently extended to April 2000 offset by payments on capital leases of $0.2 million and payments on notes of $0.7 million.

     On an operating level, we are continuing to renegotiate our relationship with an entity that was formerly one of our largest customers. As of December 31, 1999, 7.7% of our net accounts receivable of $15.1 million was due from this entity to which extended credit terms have been granted. The new arrangement, once finalized, will establish payment terms and sales growth, which will assure more effective and timely collection of receivables from the customer and will permit renewed growth in the customer's business. This arrangement will also assist in the collection of certain amounts due to us under the extended credit terms.

     On December 14, 1999, Trans Global entered into an agreement with AT&T, Trans Global's largest supplier, regarding the payment of various past due 1999 switch and circuit costs. Pursuant to that agreement, Trans Global has agreed to pay AT&T approximately $13.8 million in consecutive monthly installments at 9% interest through January 1, 2001. As of December 31, 1999, the remaining balance due to AT&T was $13.5 million. As part of the agreement with AT&T, Trans Global entered into a security agreement (Security Agreement) granting AT&T a security interest in certain fixed assets owned by Trans Global as of December 14, 1999. As of April 6, 2000, Trans Global has not paid $1.5 million of scheduled payments that were due in April 2000. Trans Global is currently in discussions with AT&T regarding alternative options for settlement of the outstanding obligation. There can be no assurances that Trans Global will be able to satisfactorily resolve this matter. Should this not be resolved and should AT&T take possession of the assets held as security, Trans Global believes that their business will not be adversely impacted. There is no guarantee that Trans Global and therefore our business will not have its operations affected adversely should a satisfactory resolution between the parties not be reached.

CURRENT FUNDING REQUIREMENTS

     Current funds will not permit us to achieve the growth, both short and long-term, that management is targeting. That growth will require additional capital. The plan under which we are currently operating requires substantial additional funding from April 2000 through the end of the year 2000 of up to $48.0 million. We anticipate that this capital will come from a combination of financings that could consist of debt, private equity, a public follow-on offering, or a line of credit facility during the year, with the possibility that the amount of financing could be diminished by secured equipment-based financings.

     Even if we meet our projections for becoming EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) positive at the end of third quarter of 2000, we will still have capital requirements through December 2000. We need to fund the pre-existing liabilities and notes payable obligations and the purchase of capital equipment, along with financing our growths plans to meet the needs of our announced acquisition program.

     For the first quarter of 2000, we have met our initial cash requirements from (1) proceeds from the exercise of options and warrants of $2.4 million, (2) proceeds of $0.5 million from the sale of Series N Preferred Stock, (3) proceeds of $15.0 million from the sale of Series P Convertible Preferred Stock, and (4) proceeds of $4.0 million from the sale of Series Q Convertible Preferred Stock. These capital transactions are discussed below.

   o During January 2000 and thereafter, we received proceeds totaling $2.4 million, from the exercise of various options and warrants. These exercises occurred primarily as a result of the improvement in our stock price during the month of January 2000 and as sustained thereafter.

   o In January 2000, we received proceeds of approximately $0.5 million from the sale of Series N Preferred Stock. See Note 16, "Subsequent Events" to the Supplemental Consolidated Financial Statements for further discussion.

   o On January 27, 2000, we received proceeds of $15.0 million from the sale of Series P Convertible Preferred Stock. See Note 16, "Subsequent Events" to the Supplemental Consolidated Financial Statements for further discussion.

   o On March 17, 2000, we received proceeds of $4.0 million from the sale of Series Q Convertible Preferred Stock. We will receive an addition $6.0 million in proceeds immediately upon the effectiveness of the registration of the common stock underlying this Preferred Stock.

     In addition to the firm commitments discussed previously, we are proceeding with other financing opportunities, which have not been finalized. We have a variety of opportunities in both the debt and equity market to raise the necessary funds which we need to achieve our growth plan through the end of the year 2000.

     The Company anticipates that increased sales in the international market with higher margins will reduce its net working capital deficiency and contribute to its funding requirements during the remainder of 2000. However, the Company will be required to borrow or raise additional capital in order to meet its funding requirements through December 31, 2000.

     There is a risk that we will not reach breakeven as projected and will continue to incur operating losses. If this occurs and should we be unsuccessful in our efforts to raise additional funds to cover such losses, then our growth plans would have to be sharply curtailed and our business would be adversely affected.

     Taxes. During 1998, we undertook a study to simplify eGlobe's organizational and tax structure and identified potential international tax issues. In connection with this study, we determined that we had potential tax liabilities and recorded an additional tax provision of $1.5 million in the year ended March 31, 1998 to reserve against liabilities which could have arisen under the existing structure. We initiated discussions with the Internal Revenue Service ("IRS") related to the U.S. Federal income tax issues identified by the study and findings. The IRS has accepted our returns and has decided not to audit these returns. We have paid all taxes associated with these returns and all interest invoiced by the IRS to date. Neither the final outcome of this process or the outcome of any other issues can be predicted with certainty.

     As of December 31, 1999, we have recorded a net deferred tax asset of $26.5 million and have approximately $57.7 million U.S. and $2.0 million foreign net operating loss carryforwards available. We have recorded a valuation allowance equal to the net deferred tax asset as management has not been able to determine that it is more likely than not that the deferred tax asset will be realized based in part on the foreign operations and availability of the operating loss carryforwards to offset U.S. and foreign tax provisions. The U.S. carryforwards expire in various years through 2019 and are subject to limitation under the Internal Revenue Code of 1986, as amended. The foreign net operating loss carryforwards expire in various years through 2004 and are subject to local limitations on use.

     A receivable for a federal income tax refund of approximately $1.0 million was recorded as of December 31, 1999 relating to Trans Global's loss carrybacks. This refund is expected to be received during the second quarter of 2000. See
Note 11, "Taxes (Benefit) on Income (Loss)" to the Supplemental Consolidated Financial Statements regarding further discussion of taxes on income.

     Effect of Inflation. We believe that inflation has not had a material effect on the results of operations to date.

ACCOUNTING ISSUES

     Recent Accounting Pronouncements -- The Financial Accounting Standards Board ("FASB") has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133, as extended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000 and is currently not applicable to us because we do not enter into hedging or derivative transactions.

                                 eGLOBE, INC.


ITEM 7 -- FINANCIAL STATEMENTS AND EXHIBITS INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     The following are the supplemental consolidated financial statements and exhibits of eGlobe, Inc. and subsidiaries which are filed as part of this report:



SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:
 Report of Independent Certified Public Accountants ...................................... F-2

 Report of Independent Auditors .......................................................... F-3

 Supplemental Consolidated Balance Sheets as of December 31, 1999 and 1998 ............... F-4 - F-5

 Supplemental Consolidated Statements of Operations for the Year Ended December 31,
   1999, the Nine Months Ended December 31, 1998 and the Year Ended March 31, 1998........ F-6 - F-7

 Supplemental Consolidated Statements of Stockholders' Equity for the Year Ended
   December 31, 1999, the Nine Months Ended December 31, 1998 and the Year Ended
   March 31, 1998 ........................................................................ F-8 - F-9

 Supplemental Consolidated Statements of Comprehensive Loss for the Year Ended
   December 31, 1999, the Nine Months Ended December 31, 1998 and the Year Ended
   March 31, 1998 ........................................................................ F-10

 Supplemental Consolidated Statements of Cash Flows for the Year Ended December 31,
   1999, the Nine Months Ended December 31, 1998 and the Year Ended March 31, 1998........ F-11 - F-12

 Summary of Accounting Policies .......................................................... F-13 - F-32

 Notes to Supplemental Consolidated Financial Statements ................................. F-33 - F-70

SUPPLEMENTAL SCHEDULE -
 II -- Valuation and Qualifying Accounts .................................................

All other schedules are omitted because the required information is either inapplicable or is included in the supplemental consolidated financial statements or the notes thereto.

Exhibit 23.1  Consent of Independent Certified Public Accountants

Exhibit 23.2  Consent of Independent Auditors

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
eGlobe, Inc.
Washington, D.C.


     We have audited the accompanying supplemental consolidated balance sheets of eGlobe, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related supplemental consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of eGlobe, Inc. and Trans Global Communications, Inc. on March 23, 2000, which has been accounted for as a pooling of interests as described in the Summary of Accounting Policies to the supplemental consolidated financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Trans Global Communications, Inc., which financial statements reflect total assets of approximately $27,988,000 and $28,087,000 as of December 31, 1999 and 1998, respectively, and total revenues of approximately $100,445,000, $85,119,000 and $46,473,000 for each of three years in the period ended December 31, 1999, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Trans Global Communications, Inc., is based solely on the report of the other auditor.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditor, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of eGlobe, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, after giving retroactive effect to the merger referred to above, in conformity with generally accepted accounting principles.


                                        /s/ BDO SEIDMAN, LLP


March 24, 2000, except for Notes 10 and 18, which are as of April 6, 2000
Denver, Colorado

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Trans Global Communications, Inc.
New York, New York


     We have audited the consolidated balance sheets of Trans Global Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP

February 25, 2000
New York, New York

                                                                   EGLOBE, INC.

                                        SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------

DECEMBER 31,                                                                             1999           1998
---------------------------------------------------------------------------------------------------------------
ASSETS (NOTES 7 AND 13)
CURRENT:
 Cash and cash equivalents .......................................................  $  2,659,000    $ 4,031,000
 Restricted cash .................................................................       158,000        101,000
 Short-term investments ..........................................................            --     11,167,000
 Restricted short-term investments ...............................................     1,492,000      1,131,000
 Accounts receivable, less allowance of $3,206,000 and
   $1,216,000 for doubtful accounts...............................................    15,142,000     10,226,000
 Other receivables ...............................................................     1,406,000        651,000
 Prepaid expenses ................................................................     1,584,000      1,628,000
 Other current assets ............................................................       639,000        245,000
---------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS .............................................................    23,080,000     29,180,000
---------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization (Notes 1, 5 and 13) ................................................    42,078,000     20,198,000

GOODWILL, net of accumulated amortization of $1,572,000 and
 $140,000 (Note 4)................................................................    24,904,000     11,865,000

OTHER INTANGIBLE ASSETS, net of accumulated amortization of
 $6,466,000 and $786,000 (Note 2).................................................    21,674,000        241,000

OTHER:
 Advances to non-affiliate, subsequently acquired (Note 4) .......................            --        971,000
 Deposits ........................................................................     1,659,000        519,000
 Other assets ....................................................................       400,000      1,405,000
---------------------------------------------------------------------------------------------------------------

TOTAL OTHER ASSETS ...............................................................     2,059,000      2,895,000
---------------------------------------------------------------------------------------------------------------

TOTAL ASSETS .....................................................................  $113,795,000    $64,379,000
---------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to supplemental consolidated financial statements.

                                                                   eGLOBE, INC.

------------------------------------------------------------------------------------------------------------------

DECEMBER 31,                                                                             1999             1998
------------------------------------------------------------------------------------------------------------------
LIABILITIES, MINORITY INTEREST, REDEEMABLE
 COMMON STOCK AND STOCKHOLDERS' EQUITY
CURRENT:
 Accounts payable (Note 13) ......................................................  $  41,558,000    $  29,913,000
 Accrued expenses (Note 3) .......................................................     10,992,000        6,915,000
 Income taxes payable (Note 11) ..................................................        560,000        1,915,000
 Notes payable and current maturities of long- term debt
   (Note 5) ......................................................................      7,868,000       13,685,000
 Notes payable and current maturities of long- term debt-related
   parties (Note 7) ..............................................................      4,676,000        1,154,000
 Deferred revenue ................................................................      1,331,000          486,000
 Other liabilities ...............................................................        797,000          567,000
------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES ........................................................     67,782,000       54,635,000
------------------------------------------------------------------------------------------------------------------

ACCOUNTS PAYABLE -- LONG-TERM (NOTE 13) ..........................................      1,000,000               --
LONG-TERM DEBT, NET OF CURRENT MATURITIES (NOTE 5) ...............................      5,194,000        1,237,000
LONG-TERM DEBT -- RELATED PARTIES, NET OF CURRENT MATURITIES
 (NOTE 7) ........................................................................      8,301,000               --
------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES ................................................................     82,277,000       55,872,000
------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTES 3, 4, 9, 10, 11, 13, 14 AND
 16)
MINORITY INTEREST (NOTE 4) .......................................................      2,800,000               --
REDEEMABLE COMMON STOCK (NOTE 7) .................................................        700,000               --
------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (NOTE 10):
 Preferred stock, all series,  $.001 par value,  10,000,000 and 5,000,000 shares
   authorized, 1,927,791 and 500,075 shares outstanding ..........................          2,000            1,000
 Common stock, $.001 par value, 100,000,000 shares authorized,
   69,580,604 and 56,362,966 shares outstanding ..................................         70,000           56,000
 Stock to be issued ..............................................................      2,624,000               --
 Notes receivable ................................................................     (1,210,000)              --
 Additional paid-in capital ......................................................    106,718,000       34,117,000
 Accumulated deficit .............................................................    (80,682,000)     (25,578,000)
 Accumulated other comprehensive income (loss) ...................................        496,000          (89,000)
------------------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY .......................................................     28,018,000        8,507,000
------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES, MINORITY INTEREST, REDEEMABLE COMMON STOCK AND
 STOCKHOLDERS' EQUITY ............................................................  $ 113,795,000    $  64,379,000
------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to supplemental consolidated financial statements.

                                                                   eGLOBE, INC.

                             SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS


---------------------------------------------------------------------------------------------------------------
                                                                                         YEAR
                                                                                         ENDED
                                                                                     DECEMBER 31,
                                                                                         1999
---------------------------------------------------------------------------------------------------------------
REVENUE (NOTE 12) ................................................................  $ 141,948,000
---------------------------------------------------------------------------------------------------------------

COST OF REVENUE ..................................................................    136,941,000
---------------------------------------------------------------------------------------------------------------

GROSS PROFIT .....................................................................      5,007,000
---------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
 Selling, general and administrative, exclusive of $1.5
   million and $0.4 million reported below of deferred
   compensation related to acquisitions. .........................................     34,967,000
 Deferred compensation related to acquisitions (Note 4)...........................      1,485,000
 Depreciation and amortization ...................................................      8,356,000
 Amortization of goodwill and other intangible assets ............................      7,112,000
 Settlement costs (Note 7) .......................................................             --
 Corporate realignment expense (Note 3) ..........................................             --
---------------------------------------------------------------------------------------------------------------

TOTAL COSTS AND EXPENSES .........................................................     51,920,000
---------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS .............................................................    (46,913,000)
---------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
 Interest expense ................................................................     (7,733,000)
 Interest income .................................................................        686,000
 Foreign currency transaction loss ...............................................        (99,000)
 Minority interest in income (Note 4) ............................................        (78,000)
 Proxy related litigation expense (Note 8) .......................................             --
 Other income ....................................................................          2,000
 Other expense ...................................................................        (30,000)
---------------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSE ..............................................................     (7,252,000)
---------------------------------------------------------------------------------------------------------------

LOSS BEFORE TAXES (BENEFIT) ON INCOME AND EXTRAORDINARY
 ITEM ............................................................................    (54,165,000)
---------------------------------------------------------------------------------------------------------------

TAXES (BENEFIT) ON INCOME (LOSS) (NOTE 11) .......................................       (962,000)
---------------------------------------------------------------------------------------------------------------

NET LOSS BEFORE EXTRAORDINARY ITEM ...............................................    (53,203,000)
---------------------------------------------------------------------------------------------------------------



                                                                                     NINE MONTHS        YEAR
                                                                                        ENDED           ENDED
                                                                                    DECEMBER 31,      MARCH 31,
                                                                                        1998            1998
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

REVENUE (NOTE 12) ................................................................  $ 90,420,000   $   79,596,000
------------------------------------------------------------------------------------------------------------------

COST OF REVENUE ..................................................................    73,929,000       58,751,000
------------------------------------------------------------------------------------------------------------------

GROSS PROFIT .....................................................................    16,491,000       20,845,000
------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
 Selling, general and administrative, exclusive of $1.5
   million and $0.4 million reported below of deferred
   compensation related to acquisitions. .........................................    16,333,000       17,255,000
 Deferred compensation related to acquisitions (Note 4)...........................       420,000               --
 Depreciation and amortization ...................................................     3,196,000        3,342,000
 Amortization of goodwill and other intangible assets ............................       201,000          186,000
 Settlement costs (Note 7) .......................................................       996,000               --
 Corporate realignment expense (Note 3) ..........................................            --        3,139,000
------------------------------------------------------------------------------------------------------------------

TOTAL COSTS AND EXPENSES .........................................................    21,146,000       23,922,000
------------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS .............................................................    (4,655,000)      (3,077,000)
------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
 Interest expense ................................................................    (1,039,000)      (1,818,000)
 Interest income .................................................................       482,000          247,000
 Foreign currency transaction loss ...............................................      (131,000)        (410,000)
 Minority interest in income (Note 4) ............................................            --               --
 Proxy related litigation expense (Note 8) .......................................      (119,000)      (3,901,000)
 Other income ....................................................................        95,000            6,000
 Other expense ...................................................................       (13,000)        (343,000)
------------------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSE ..............................................................      (725,000)      (6,219,000)
------------------------------------------------------------------------------------------------------------------

LOSS BEFORE TAXES (BENEFIT) ON INCOME AND EXTRAORDINARY
 ITEM ............................................................................    (5,380,000)      (9,296,000)
------------------------------------------------------------------------------------------------------------------

TAXES (BENEFIT) ON INCOME (LOSS) (NOTE 11) .......................................       578,000        1,961,000
------------------------------------------------------------------------------------------------------------------

NET LOSS BEFORE EXTRAORDINARY ITEM ...............................................    (5,958,000)     (11,257,000)
------------------------------------------------------------------------------------------------------------------

                                                                   eGLOBE, INC.

------------------------------------------------------------------------------------------------------------------
                                                                                         YEAR
                                                                                         ENDED
                                                                                     DECEMBER 31,
                                                                                         1999
------------------------------------------------------------------------------------------------------------------
LOSS ON EARLY RETIREMENT OF DEBT (NOTE 7) ........................................     (1,901,000)
------------------------------------------------------------------------------------------------------------------

NET LOSS .........................................................................    (55,104,000)
------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK DIVIDENDS (NOTE 10) ..............................................    (11,930,000)
------------------------------------------------------------------------------------------------------------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS .....................................  $ (67,034,000)
------------------------------------------------------------------------------------------------------------------

NET LOSS PER SHARE (BASIC AND DILUTED) (NOTE 6):
 Net loss before extraordinary item ..............................................  $       (1.08)
 Loss on early retirement of debt ................................................          (0.03)
------------------------------------------------------------------------------------------------------------------

NET LOSS PER SHARE (NOTE 6) ......................................................  $       (1.11)
------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 6) .....................................     60,610,548
------------------------------------------------------------------------------------------------------------------




                                                                                      NINE MONTHS         YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998             1998
------------------------------------------------------------------------------------------------------------------

LOSS ON EARLY RETIREMENT OF DEBT (NOTE 7) ........................................             --               --
------------------------------------------------------------------------------------------------------------------

NET LOSS .........................................................................     (5,958,000)     (11,257,000)
------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK DIVIDENDS (NOTE 10) ..............................................             --               --
------------------------------------------------------------------------------------------------------------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS .....................................   $ (5,958,000)   $ (11,257,000)
------------------------------------------------------------------------------------------------------------------

NET LOSS PER SHARE (BASIC AND DILUTED) (NOTE 6):
 Net loss before extraordinary item ..............................................   $      (0.10)   $       (0.20)
 Loss on early retirement of debt ................................................             --               --
------------------------------------------------------------------------------------------------------------------

NET LOSS PER SHARE (NOTE 6) ......................................................   $      (0.10)   $       (0.20)
------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 6) .....................................     57,736,654       57,082,495
------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to supplemental consolidated financial statements.

                                                                   eGLOBE, INC.

                   SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 1999, THE NINE MONTHS ENDED DECEMBER 31, 1998
                                              AND THE YEAR ENDED MARCH 31, 1998

------------------------------------------------------------------------------------------------------------------
                                                                                     PREFERRED STOCK
                                                                                   --------------------
                                                                                     SHARES     AMOUNT
------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF PERIOD ...................................................       --    $    --
Stock issued in lieu of cash payments ............................................       --         --
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................       --         --
Stock to be issued (Note 8) ......................................................       --         --
Exercise of stock appreciation rights ............................................       --         --
Issuance of warrants to purchase stock (Note 10) .................................       --         --
Foreign currency translation adjustment ..........................................       --         --
Net loss for the year ............................................................       --         --
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................       --         --
------------------------------------------------------------------------------------------------------------------

BALANCE, MARCH 31, 1998 ..........................................................       --         --
Stock issued in connection with litigation settlement (Note 8)....................       --         --
Stock issued to common escrow (Note 8) ...........................................       --         --
Issuance of warrants to purchase stock (Note 7) ..................................       --         --
Stock issued in connection with acquisitions (Notes 4 and 10).....................  500,000      1,000
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................       75         --
Deferred compensation costs (Note 4) .............................................       --         --
Foreign currency translation adjustment ..........................................       --         --
Net loss for the period ..........................................................       --         --
------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .......................................................  500,075      1,000
------------------------------------------------------------------------------------------------------------------


                                                                                          COMMON STOCK
                                                                                   --------------------------
                                                                                                                STOCK TO BE
                                                                                        SHARES       AMOUNT        ISSUED
------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF PERIOD ...................................................    55,861,240    $ 56,000   $          --
Stock issued in lieu of cash payments ............................................        42,178          --              --
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................     1,425,000       1,000              --
Stock to be issued (Note 8) ......................................................            --          --       3,500,000
Exercise of stock appreciation rights ............................................        18,348          --              --
Issuance of warrants to purchase stock (Note 10) .................................            --          --              --
Foreign currency translation adjustment ..........................................            --          --              --
Net loss for the year ............................................................            --          --              --
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................            --          --              --
------------------------------------------------------------------------------------------------------------------------------

BALANCE, MARCH 31, 1998 ..........................................................    57,346,766      57,000       3,500,000
Stock issued in connection with litigation settlement (Note 8)....................        28,700          --              --
Stock issued to common escrow (Note 8) ...........................................       350,000          --      (3,500,000)
Issuance of warrants to purchase stock (Note 7) ..................................            --          --              --
Stock issued in connection with acquisitions (Notes 4 and 10).....................        62,500          --              --
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................    (1,425,000)     (1,000)             --
Deferred compensation costs (Note 4) .............................................            --          --              --
Foreign currency translation adjustment ..........................................            --          --              --
Net loss for the period ..........................................................            --          --              --
------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .......................................................    56,362,966      56,000              --
------------------------------------------------------------------------------------------------------------------------------



                                                                                                  ADDITIONAL
                                                                                       NOTES        PAID-IN       ACCUMULATED
                                                                                    RECEIVABLE      CAPITAL         DEFICIT
------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF PERIOD ...................................................      $--      $16,190,000    $  (8,779,000)
Stock issued in lieu of cash payments ............................................       --          244,000               --
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................       --        7,481,000               --
Stock to be issued (Note 8) ......................................................       --               --               --
Exercise of stock appreciation rights ............................................       --          138,000               --
Issuance of warrants to purchase stock (Note 10) .................................       --        1,136,000               --
Foreign currency translation adjustment ..........................................       --               --               --
Net loss for the year ............................................................       --               --      (11,257,000)
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................       --               --          416,000
------------------------------------------------------------------------------------------------------------------------------

BALANCE, MARCH 31, 1998 ..........................................................       --       25,189,000      (19,620,000)
Stock issued in connection with litigation settlement (Note 8)....................       --           81,000               --
Stock issued to common escrow (Note 8) ...........................................       --        3,500,000               --
Issuance of warrants to purchase stock (Note 7) ..................................       --          328,000               --
Stock issued in connection with acquisitions (Notes 4 and 10).....................       --        3,601,000               --
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................       --          998,000               --
Deferred compensation costs (Note 4) .............................................       --          420,000               --
Foreign currency translation adjustment ..........................................       --               --               --
Net loss for the period ..........................................................       --               --       (5,958,000)
------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .......................................................       --       34,117,000      (25,578,000)
------------------------------------------------------------------------------------------------------------------------------

                                                                   eGLOBE, INC.

                   SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999, THE NINE MONTHS ENDED
                DECEMBER 31, 1998 AND THE YEAR ENDED MARCH 31, 1998 (CONTINUED)

                                                                                     ACCUMULATED
                                                                                        OTHER            TOTAL
                                                                                    COMPREHENSIVE    STOCKHOLDERS
                                                                                    INCOME (LOSS)       EQUITY
--------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD ...................................................   $    82,000    $    7,549,000
Stock issued in lieu of cash payments ............................................            --           244,000
Stock issued in connection with private placement, net (Notes
 7 and 10) .......................................................................            --         7,482,000
Stock to be issued (Note 8) ......................................................            --         3,500,000
Exercise of stock appreciation rights ............................................            --           138,000
Issuance of warrants to purchase stock (Note 10) .................................            --         1,136,000
Foreign currency translation adjustment ..........................................       (50,000)          (50,000)
Net loss for the year ............................................................            --       (11,257,000)
Trans Global net income for the three months ended
 March 31, 1998 ..................................................................            --           416,000
--------------------------------------------------------------------------------------------------------------------

BALANCE, MARCH 31, 1998 ..........................................................        32,000         9,158,000
Stock issued in connection with litigation settlement (Note 8).                               --            81,000
Stock issued to common escrow (Note 8) ...........................................            --                --
Issuance of warrants to purchase stock (Note 7) ..................................            --           328,000
Stock issued in connection with acquisitions (Notes 4 and 10).                                --         3,602,000
Exchange of common stock for Series C Preferred Stock
 (Notes 7 and 10) ................................................................            --           997,000
Deferred compensation costs (Note 4) .............................................            --           420,000
Foreign currency translation adjustment ..........................................      (121,000)         (121,000)
Net loss for the period ..........................................................            --        (5,958,000)
--------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .......................................................       (89,000)        8,507,000
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
                                                                            PREFERRED STOCK         COMMON STOCK
                                                                         --------------------- -----------------------
                                                                            SHARES     AMOUNT     SHARES      AMOUNT
--------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .............................................    500,075    $1,000   56,362,966   $56,000
Issuance of warrants to purchase stock (Notes 4, 5, 7 and 10) ..........         --        --           --        --
Stock issued in connection with acquisitions, net of $135,000
 premium amortization (Note 4) .........................................  1,026,101     1,000    1,161,755     1,000
Stock to be issued in connection with acquisitions (Note 4) ............         --        --           --        --
Stock issued in connection with debt repayments, net of cost of
 $40,000 (Notes 5 and 7)................................................         40        --      697,328     1,000
Stock issued in connection with private placements, net of costs of
 $2,084,000 (Note 10)...................................................      2,770        --      160,257        --
Value of beneficial conversion feature on Preferred Stocks and debt,
 net of unamoritized portion of $1,085,000 (Notes 7 and 10).............         --        --           --        --
Value of increase in conversion feature of Series B Preferred (Note
 4) ....................................................................         --        --           --        --
Exchange of Series C Preferred for common stock, net of dividend of
 $2,215,000 and costs of $118,000 (Note 7)..............................        (75)       --    3,000,000     3,000
Exchange of Series G Preferred for Series K Preferred (Note 4 and
 10) ...................................................................         30        --           --        --
Exchange of Series B Preferred and Notes for Series H and I
 Preferred, net of dividends of $4,600,000 and $18,000 (Note 4).........    400,000        --           --        --
Deferred compensation costs (Notes 4 and 10) ...........................         --        --           --        --
Exercise of stock options and warrants (Note 10) .......................         --        --    1,638,163     2,000
Conversion of Series D and N Preferred into common stock,
 including coversion of dividends of $240,000 (Note 10).................     (1,150)       --    1,544,662     2,000
Stock to be issued for dividends .......................................         --        --           --        --
Cumulative Preferred Stock dividends ...................................         --        --           --        --
Amortization of discounts (premium) on Preferred Stocks ................         --        --           --        --
Other issuances and registration costs .................................         --        --    5,015,473     5,000
Foreign currency translation adjustment ................................         --        --           --        --
Net loss for the year ..................................................         --        --           --        --
--------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999 .............................................  1,927,791    $2,000   69,580,604   $70,000
--------------------------------------------------------------------------------------------------------------------




                                                                                                          ADDITIONAL
                                                                          STOCK TO BE       NOTES           PAID-IN
                                                                             ISSUED       RECEIVABLE        CAPITAL
----------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 .............................................  $       --    $         --     $ 34,117,000
Issuance of warrants to purchase stock (Notes 4, 5, 7 and 10) ..........          --              --       18,474,000
Stock issued in connection with acquisitions, net of $135,000
 premium amortization (Note 4) .........................................          --              --       28,788,000
Stock to be issued in connection with acquisitions (Note 4) ............   2,624,000              --               --
Stock issued in connection with debt repayments, net of cost of
 $40,000 (Notes 5 and 7)................................................          --              --        5,615,000
Stock issued in connection with private placements, net of costs of
 $2,084,000 (Note 10)...................................................          --              --       10,836,000
Value of beneficial conversion feature on Preferred Stocks and debt,
 net of unamoritized portion of $1,085,000 (Notes 7 and 10).............          --              --          835,000
Value of increase in conversion feature of Series B Preferred (Note
 4) ....................................................................          --              --        1,485,000
Exchange of Series C Preferred for common stock, net of dividend of
 $2,215,000 and costs of $118,000 (Note 7)..............................          --              --         (121,000)
Exchange of Series G Preferred for Series K Preferred (Note 4 and
 10) ...................................................................          --              --        3,000,000
Exchange of Series B Preferred and Notes for Series H and I
 Preferred, net of dividends of $4,600,000 and $18,000 (Note 4).........          --              --        3,982,000
Deferred compensation costs (Notes 4 and 10) ...........................          --              --        1,485,000
Exercise of stock options and warrants (Note 10) .......................          --      (1,210,000)       1,990,000
Conversion of Series D and N Preferred into common stock,
 including coversion of dividends of $240,000 (Note 10).................          --              --          238,000
Stock to be issued for dividends .......................................          --              --        1,043,000
Cumulative Preferred Stock dividends ...................................          --              --       (2,300,000)
Amortization of discounts (premium) on Preferred Stocks ................          --              --       (2,797,000)
Other issuances and registration costs .................................          --              --           48,000
Foreign currency translation adjustment ................................          --              --               --
Net loss for the year ..................................................          --              --               --
----------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999 .............................................  $2,624,000    $ (1,210,000)    $106,718,000
----------------------------------------------------------------------------------------------------------------------



                                                                                             ACCUMULATED
                                                                                                OTHER           TOTAL
                                                                            ACCUMULATED     COMPREHENSIVE    STOCKHOLDERS
                                                                              DEFICIT       INCOME (LOSS)       EQUITY
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .............................................   $ (25,578,000)     $ (89,000)    $   8,507,000
Issuance of warrants to purchase stock (Notes 4, 5, 7 and 10) ..........              --             --        18,474,000
Stock issued in connection with acquisitions, net of $135,000
 premium amortization (Note 4) .........................................              --             --        28,790,000
Stock to be issued in connection with acquisitions (Note 4) ............              --             --         2,624,000
Stock issued in connection with debt repayments, net of cost of
 $40,000 (Notes 5 and 7)................................................              --             --         5,616,000
Stock issued in connection with private placements, net of costs of
 $2,084,000 (Note 10)...................................................              --             --        10,836,000
Value of beneficial conversion feature on Preferred Stocks and debt,
 net of unamoritized portion of $1,085,000 (Notes 7 and 10).............              --             --           835,000
Value of increase in conversion feature of Series B Preferred (Note
 4) ....................................................................              --             --         1,485,000
Exchange of Series C Preferred for common stock, net of dividend of
 $2,215,000 and costs of $118,000 (Note 7)..............................              --             --          (118,000)
Exchange of Series G Preferred for Series K Preferred (Note 4 and
 10) ...................................................................              --             --         3,000,000
Exchange of Series B Preferred and Notes for Series H and I
 Preferred, net of dividends of $4,600,000 and $18,000 (Note 4).........              --             --         3,982,000
Deferred compensation costs (Notes 4 and 10) ...........................              --             --         1,485,000
Exercise of stock options and warrants (Note 10) .......................              --             --           782,000
Conversion of Series D and N Preferred into common stock,
 including coversion of dividends of $240,000 (Note 10).................              --             --           240,000
Stock to be issued for dividends .......................................              --             --         1,043,000
Cumulative Preferred Stock dividends ...................................              --             --        (2,300,000)
Amortization of discounts (premium) on Preferred Stocks ................              --             --        (2,797,000)
Other issuances and registration costs .................................              --             --            53,000
Foreign currency translation adjustment ................................              --        585,000           585,000
Net loss for the year ..................................................     (55,104,000)            --       (55,104,000)
-------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999 .............................................   $ (80,682,000)     $ 496,000     $  28,018,000
-------------------------------------------------------------------------------------------------------------------------

See  accompanying  summary  of  accounting  policies  and  notes to supplemental consolidated financial statements
                                                                   eGLOBE, INC.

                     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                    FOR THE YEAR ENDED DECEMBER 31, 1999, THE NINE MONTHS ENDED
                            DECEMBER 31, 1998 AND THE YEAR ENDED MARCH 31, 1998

-------------------------------------------------------------------------------------------------------------------------
                                                                                          YEAR
                                                                                         ENDED
                                                                                      DECEMBER 31,
                                                                                          1999
-------------------------------------------------------------------------------------------------------------------------

NET LOSS .........................................................................   $ (55,104,000)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS .........................................         585,000
-------------------------------------------------------------------------------------------------------------------------

COMPREHENSIVE NET LOSS ...........................................................   $ (54,519,000)
-------------------------------------------------------------------------------------------------------------------------



                                                                                      NINE MONTHS          YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998              1998
-------------------------------------------------------------------------------------------------------------------------

NET LOSS .........................................................................   $ (5,958,000)    $ (11,257,000)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS .........................................       (121,000)          (50,000)
-------------------------------------------------------------------------------------------------------------------------

COMPREHENSIVE NET LOSS ...........................................................   $ (6,079,000)    $ (11,307,000)
-------------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to supplemental consolidated financial statements.

                                                                   eGLOBE, INC.
                             SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------
                                                                                          YEAR
                                                                                         ENDED
                                                                                      DECEMBER 31,
                                                                                          1999
-------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS
OPERATING ACTIVITIES:
 Net loss ........................................................................   $ (55,104,000)
 Adjustments to reconcile net loss to cash provided by
   (used in) operating activities:
   Depreciation and amortization .................................................      15,468,000
   Provision for bad debts .......................................................       2,528,000
   Non-cash interest expense .....................................................         889,000
   Minority interest in income ...................................................          78,000
   Settlement costs (Note 7) .....................................................              --
   Common stock issued in lieu of cash payments ..................................              --
   Issuance of options and warrants for services
    (Note 10) ....................................................................         181,000
   Compensation costs related to acquisitions (Note 4)............................       1,485,000
   Amortization of debt discounts (Notes 5 and 7) ................................       5,182,000
   Proxy related litigation expense (Note 8) .....................................              --
   Loss on early retirement of debt (Note 7) .....................................       1,901,000
   Gain on sale of property and equipment ........................................              --
   Write off on non-producing internet assets ....................................              --
   Write down of building to market value ........................................              --
 Changes in operating assets and liabilities  (net of changes from  acquisitions
   -- Note 4):
    Accounts receivable ..........................................................      (5,445,000)
    Other receivables ............................................................        (755,000)
    Prepaid expenses .............................................................         946,000
    Other current assets .........................................................         (37,000)
    Other assets .................................................................         303,000
    Accounts payable .............................................................      10,750,000
    Income tax payable ...........................................................        (815,000)
    Accrued expenses .............................................................      (1,193,000)
    Deferred revenue .............................................................        (153,000)
    Other liabilities ............................................................          87,000
-------------------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ..................................     (23,704,000)
-------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................     (13,203,000)
 Net sales (purchases) of short-term investments .................................      10,806,000
 Proceeds from sale of property and equipment ....................................              --
 Advances to non-affiliate, subsequently acquired (Note
   4) ............................................................................              --
 Purchase of intangibles .........................................................        (299,000)
 Acquisitions of companies, net of cash acquired (Notes
   4 and 17) .....................................................................      (2,799,000)
 Increase in restricted cash .....................................................          (4,000)
 Other assets ....................................................................        (224,000)
-------------------------------------------------------------------------------------------------------------------------


                                                                                      NINE MONTHS          YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998              1998
-------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS
OPERATING ACTIVITIES:
 Net loss ........................................................................   $ (5,958,000)    $ (11,257,000)
 Adjustments to reconcile net loss to cash provided by
   (used in) operating activities:
   Depreciation and amortization .................................................      3,397,000         3,528,000
   Provision for bad debts .......................................................      1,018,000         1,564,000
   Non-cash interest expense .....................................................             --                --
   Minority interest in income ...................................................             --                --
   Settlement costs (Note 7) .....................................................        996,000                --
   Common stock issued in lieu of cash payments ..................................             --           144,000
   Issuance of options and warrants for services
    (Note 10) ....................................................................        190,000           357,000
   Compensation costs related to acquisitions (Note 4)............................        420,000                --
   Amortization of debt discounts (Notes 5 and 7) ................................        255,000           479,000
   Proxy related litigation expense (Note 8) .....................................         81,000         3,500,000
   Loss on early retirement of debt (Note 7) .....................................             --                --
   Gain on sale of property and equipment ........................................        (57,000)               --
   Write off on non-producing internet assets ....................................             --            89,000
   Write down of building to market value ........................................             --            55,000
 Changes in operating assets and liabilities  (net of changes from  acquisitions
   -- Note 4):
    Accounts receivable ..........................................................     (1,202,000)       (1,716,000)
    Other receivables ............................................................       (350,000)         (159,000)
    Prepaid expenses .............................................................       (216,000)         (206,000)
    Other current assets .........................................................       (611,000)         (351,000)
    Other assets .................................................................        407,000           (10,000)
    Accounts payable .............................................................     14,447,000         5,011,000
    Income tax payable ...........................................................        (90,000)        1,500,000
    Accrued expenses .............................................................      1,035,000         2,635,000
    Deferred revenue .............................................................        311,000            19,000
    Other liabilities ............................................................         26,000           (89,000)
-------------------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ..................................     14,099,000         5,093,000
-------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................     (5,044,000)       (6,131,000)
 Net sales (purchases) of short-term investments .................................     (6,677,000)       (2,275,000)
 Proceeds from sale of property and equipment ....................................        126,000                --
 Advances to non-affiliate, subsequently acquired (Note
   4) ............................................................................       (971,000)               --
 Purchase of intangibles .........................................................             --                --
 Acquisitions of companies, net of cash acquired (Notes
   4 and 17) .....................................................................     (2,207,000)               --
 Increase in restricted cash .....................................................       (100,000)               --
 Other assets ....................................................................       (109,000)           26,000
-------------------------------------------------------------------------------------------------------------------------

                                                                   eGLOBE, INC.
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

--------------------------------------------------------------------------------------------------------------------------
                                                                                         YEAR
                                                                                         ENDED
                                                                                     DECEMBER 31,
                                                                                         1999
--------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES ................................................      (5,723,000)
--------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES: ............................................................
 Proceeds from notes payable (Notes 4 and 5) .....................................       6,835,000
 Proceeds from notes payable-related party (Note 7) ..............................      28,258,000
 Proceeds from issuance of preferred stock .......................................      12,670,000
 Stock issuance costs ............................................................      (1,582,000)
 Proceeds from exercise of warrants ..............................................         721,000
 Proceeds from exercise of options ...............................................          61,000
 Proceeds from issuance of common stock ..........................................         250,000
 Deferred financing and acquisition costs ........................................              --
 Distribution to minority interest holder ........................................         (52,000)
 Payments on capital leases ......................................................        (860,000)
 Payments on notes payable .......................................................     (10,180,000)
 Payments on notes payable -- related party (Note 7)..............................      (8,066,000)
--------------------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY FINANCING ACTIVITIES ............................................      28,055,000
NET INCREASE (DECREASE) IN CASH ..................................................      (1,372,000)
TRANS GLOBAL CASH ACTIVITY FOR THE THREE MONTHS ENDED
 MARCH 31, 1998 ..................................................................              --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...................................       4,031,000
--------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD .........................................  $    2,659,000
--------------------------------------------------------------------------------------------------------------------------

                                                                                      NINE MONTHS         YEAR
                                                                                         ENDED            ENDED
                                                                                     DECEMBER 31,       MARCH 31,
                                                                                         1998             1998
--------------------------------------------------------------------------------------------------------------------------

CASH USED IN INVESTING ACTIVITIES ................................................     (14,982,000)      (8,380,000)
--------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES: ............................................................
 Proceeds from notes payable (Notes 4 and 5) .....................................         250,000        7,810,000
 Proceeds from notes payable-related party (Note 7) ..............................       1,200,000               --
 Proceeds from issuance of preferred stock .......................................              --               --
 Stock issuance costs ............................................................              --               --
 Proceeds from exercise of warrants ..............................................              --               --
 Proceeds from exercise of options ...............................................              --          138,000
 Proceeds from issuance of common stock ..........................................              --        7,345,000
 Deferred financing and acquisition costs ........................................        (524,000)              --
 Distribution to minority interest holder ........................................              --               --
 Payments on capital leases ......................................................        (198,000)        (448,000)
 Payments on notes payable .......................................................        (716,000)     (10,864,000)
 Payments on notes payable -- related party (Note 7)..............................              --               --
--------------------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY FINANCING ACTIVITIES ............................................          12,000        3,981,000
NET INCREASE (DECREASE) IN CASH ..................................................        (871,000)         694,000
TRANS GLOBAL CASH ACTIVITY FOR THE THREE MONTHS ENDED
 MARCH 31, 1998 ..................................................................              --        1,466,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...................................       4,902,000        2,742,000
--------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD .........................................  $    4,031,000   $    4,902,000
--------------------------------------------------------------------------------------------------------------------------

              See Note 17 for Supplemental Cash Flow Information.

See accompanying summary of accounting policies and notes to supplemental consolidated financial statements.

                                  eGLOBE, INC.
                         SUMMARY OF ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS

     eGlobe, Inc. and subsidiaries, (collectively, the "Company") is a global supplier of enhanced telecommunications and information services, including Internet Protocol ("IP") transmission services, international and domestic long distance telephone services, switching services, co-location services, telephone portal, unified messaging services and international voice and data services. The Company operates in partnership with telephone companies and Internet service providers around the world. Through the Company's World Direct network, the Company originates traffic in 90 territories and countries and terminates traffic anywhere in the world and through its IP network, the Company can originate and terminate IP-based telecommunication services in 30 countries and 5 continents. In addition, the Company can transport and terminate voice, fax or data calls to any country with a hard wire or cell-based communications system. The Company provides its services principally to large national telecommunications companies, card providers, Internet service providers and financial institutions around the world.

     In December 1998, the Company acquired IDX International, Inc. ("IDX"), a supplier of IP transmission services, principally to telecommunications carriers, in 14 countries. This acquisition allows the Company to offer two additional services, IP voice and IP fax, to its customer base. Also, in December 1998, the Company acquired UCI Tele Network, Ltd. ("UCI"), a development stage calling card business, with contracts to provide calling card services in Cyprus and Greece (See Note 4 for further discussion).

     In February 1999, the Company completed the acquisition of Telekey, Inc. ("Telekey"), a provider of card-based telecommunications services. In June 1999, the Company, through its newly formed subsidiary, Vogo Networks, LLC ("Vogo"), purchased substantially all of the assets and assumed certain liabilities of Connectsoft Communications Corporation and Connectsoft Holdings, Corp. (collectively "Connectsoft"), which developed and continues to enhance a server based communication system that integrates various forms of messaging, Internet and web content, personal services, and provides telephone access to Internet content (including email and e-commerce functions). In July 1999, the Company completed the acquisition of Swiftcall Equipment and Services (USA) Inc., ("Swiftcall"), a telecommunications company, and certain network operating equipment held by an affiliate of Swiftcall. Effective August 1, 1999, the Company assumed operational control of Highpoint International Telecom, Inc. and certain assets and operations of Highpoint Carrier Services, Inc. and Vitacom, Inc. (collectively "Highpoint"). The three entities were majority owned subsidiaries of Highpoint Telecommunications Inc. ("HGP"), a publicly traded company on the Canadian Venture Exchange. On October 14, 1999, substantially all of the operating assets of Highpoint were transferred to iGlobe, Inc. ("iGlobe"), a newly formed subsidiary of HGP, and the Company concurrently acquired all of the issued and outstanding common stock of iGlobe. iGlobe possesses an infrastructure supplying IP services, particularly voice over IP, throughout Latin America. In September 1999, the Company, acting through a newly formed subsidiary, acquired control of Oasis Reservations Services, Inc. ("ORS"), a Miami based transaction support services and call center to the travel industry, from its sole stockholder, Outsourced Automated Services and Integrated Solutions, Inc. ("Oasis"). The Company and Oasis formed eGlobe/Oasis Reservations LLC ("LLC") which is responsible for conducting ORS' operations.
The Company manages and controls the LLC. In December 1999, the Company completed the acquisition of Coast International, Inc. ("Coast"), a provider of enhanced long-distance interactive voice and internet services. See Notes 4, 5, 7 and 10 for further discussion.

     Pursuant to an Agreement and Plan of Merger entered into on December 16, 1999, and effective March 23, 2000, a wholly-owned subsidiary of eGlobe merged with and into Trans Global Communications, Inc. ("Trans Global"), with Trans Global continuing as the surviving corporation and becoming a wholly-owned subsidiary of eGlobe (the "Merger"). Trans Global is a provider of facilities-based, direct connection and resale network services. The Merger provided for the issuance of 40,000,000 shares of the eGlobe common stock in exchange for all of the outstanding common stock of
                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


Trans Global. Pursuant to the merger agreement, the Company withheld and deposited into escrow 2,000,000 shares of the 40,000,000 shares of its common stock issued to the Trans Global stockholders in the Merger. These escrowed shares cover the indemnification obligations of the Trans Global stockholders under the merger agreement. The Company deposited an additional 2,000,000 shares of its common stock into escrow to cover its indemnification obligations under the merger agreement. The contingency periods for both of the 2,000,000 share escrows expire on March 23, 2001. The merger was accounted for as a pooling of interests, and as such, the 40,000,000 shares of common stock have been treated as if outstanding for all periods presented in the supplemental consolidated financial statements.


     The Company's consolidated financial statements have been retroactively restated as of December 31, 1999 and December 31, 1998 and for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, to reflect the consummation of the Trans Global merger. The supplemental consolidated financial statements included herein give retroactive effect to the Trans Global merger, which was accounted for using the pooling of interests method. As a result, the financial position, results of operations, and statements of comprehensive income (loss) and cash flows are presented as if Trans Global had been consolidated for all periods presented. The supplemental consolidated statements of stockholders' equity reflect the accounts of eGlobe as if the common stock issued in connection with the Trans Global merger had been issued for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the consummation of the Trans Global merger.


     In the supplemental consolidated balance sheets, the balance sheets of eGlobe as of December 31, 1999 and 1998 have been combined with those of Trans Global as of December 31, 1999 and 1998. The supplemental consolidated statements of operations combine the results of eGlobe for the year ended December 31, 1999 and the nine months ended December 31, 1998 with those of Trans Global for the same periods. The results of operations for the year ended March 31, 1998 include the combined results of eGlobe's results for the twelve months ended March 31, 1998 and Trans Global's results for the year ended December 31, 1997. Trans Global's net income of $416,000 for the three months ended March 31, 1998 has been reflected in the supplemental consolidated statements of stockholders' equity as an adjustment to accumulated deficit. In addition, the cash activity during the three months ended March 31, 1998 has been reflected as an adjustment in the year ended March 31, 1998 supplemental consolidated statement of cash flows. There were no seasonal trends in operations during the three months ended March 31, 1998.

     Information for the Trans Global's three month period ended March 31, 1998 is summarized below (unaudited):



  Revenue ............  $17,190,000
  Expenses ...........  $16,774,000
  Net Income .........  $   416,000



     The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with eGlobe's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1999 and the financial statements of Trans Global included in the Company's Current Report on Form 8-K/A dated March 23, 2000 and filed on May 22, 2000.

                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

     Revenue, extraordinary loss on early retirement of debt, net income (loss), net loss attributable to common stockholders and net loss per common share previously reported by eGlobe and Trans Global and the combined amounts presented in the accompanying supplemental consolidated financial statements for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 are as follows:


                                                             DECEMBER 31,       DECEMBER 31,         MARCH 31,
                                                                 1999               1998                1998
                                                           ----------------   ----------------   -----------------
REVENUE:
 eGlobe as previously presented in Form 10-K ...........    $  42,002,000      $  22,491,000       $  33,123,000
 Trans Global as previously presented in Form 8-K/A.....      100,445,000         85,119,000          46,473,000
 Adjustments:
   Intercompany revenue ................................         (499,000)                --                  --
   Trans Global revenue for the three months ended
    March 31, 1998 .....................................               --        (17,190,000)                 --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $ 141,948,000      $  90,420,000       $  79,596,000
                                                            =============      =============       =============
EXTRAORDINARY LOSS ON EARLY RETIREMENT OF DEBT:
 eGlobe, as previously presented in Form 10-K ..........    $  (1,901,000)     $          --       $          --
 Trans Global as previously reported in Form 8-K/A .....               --                 --                  --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $  (1,901,000)     $          --       $          --
                                                            =============      =============       =============
NET INCOME (LOSS):
 eGlobe as previously presented in Form 10-K ...........    $ (51,468,000)     $  (7,090,000)      $ (13,290,000)
 Trans Global as previously presented in Form 8-K/A.....       (3,383,000)         1,406,000           1,565,000
 Adjustments:
   Deferred tax adjustment .............................         (253,000)           142,000             468,000
   Trans Global net income for the three months ended
    March 31, 1998 .....................................               --           (416,000)                 --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $ (55,104,000)     $  (5,958,000)      $ (11,257,000)
                                                            =============      =============       =============
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS:
 eGlobe net loss, as restated combined .................    $ (55,104,000)     $  (5,958,000)      $ (11,257,000)
 eGlobe preferred stock dividends as previously
   reported in Form 10-K ...............................      (11,930,000)                --                  --
                                                            -------------      -------------       -------------
 eGlobe, as restated combined ..........................    $ (67,034,000)     $  (5,958,000)      $ (11,257,000)
                                                            =============      =============       =============
NET LOSS PER SHARE:
 As previously presented in Form 10-K:
   Basic and diluted ...................................    $       (3.08)     $       (0.40)      $       (0.78)
 Restated combined:
   Basic and diluted ...................................    $       (1.11)     $       (0.10)      $       (0.20)


     Adjustments were made to reflect deferred income taxes on a combined basis in the supplemental consolidated results of operations for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998.

     An adjustment was made to decrease consolidated stockholders' equity as of the beginning of the periods presented of $183,000 to record the deferred income tax adjustment for the previous periods. An adjustment of $416,000 was also made to increase consolidated stockholders' equity as of March 31, 1998 to reflect Trans Global's net income for the three months ended March 31, 1998.

                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

MANAGEMENT'S PLAN

     As of December 31, 1999, the Company had a net working capital deficiency of $44.7 million. This net working capital deficiency resulted principally from a loss from operations of $46.9 million (including depreciation, amortization and other non-cash charges) for the year ended December 31, 1999. Also contributing to the working capital deficiency was $7.9 million in notes payable and current maturities of long-term debt, $4.7 million in notes payable and current maturities of long-term debt due to related parties, and $53.9 million in accounts payable, accrued expenses and deferred revenue. The $7.9 million current maturities consists of $4.2 million primarily related to acquisition debt, $1.1 million related to a note collatoralized by equipment and $2.6 million related to capital lease payments due over the one year period ending December 31, 2000. The $4.7 million current maturities due to a related parties, net of unamortized discount of $3.0 million, consists of a $0.9 million note, net of unamortized discount of $0.1 million, due to a stockholder on April 18, 2000, term payments of $3.5 million, net of unamortized discount of $2.9 million, due to EXTL Investors, the Company's largest stockholder, and notes payable of $3.2 million due to an affiliate of EXTL Investors.

     On an operating level, the Company is continuing to renegotiate its relationship with an entity that was formerly one of the Company's largest customers. At December 31, 1999, 7.7% of the Company's net accounts receivable of $15.1 million was due from this entity to which extended credit terms have been granted. The new arrangement, once finalized, will establish payment terms and sales growth, which will assure more effective and timely collection of receivables from the customer and will permit renewed growth in the customer's business. This arrangement will also assist in the collection of certain amounts due to the Company under the extended credit terms.

     If the Company meets its projections for reaching breakeven at the end of the second quarter of 2000, the Company will still have additional capital requirements through December 2000 of up to $66.0 million. The Company will need to fund pre-existing liabilities and note payable obligations and the purchase of capital equipment, along with financing the Company's growth plans.

     Thus far in 2000,  the Company has met its initial cash  requirements  from
(1) proceeds from the exercise of options and warrants of $2.4 million, primarily as a result of the improvement in the Company's stock price during the month of January 2000 and as sustained thereafter, (2) proceeds of $0.5 million from the sale of Series N Convertible Preferred Stock ("Series N Preferred"),
(3) proceeds of $15.0 million from the sale of Series P Convertible Preferred Stock ("Series P Preferred"), (4) proceeds of $4.0 million from the sale of Series Q Convertible Preferred Stock ("Series Q Preferred") with an additional $6.0 million to be received upon registration of the underlying shares of common stock. These capital transactions are discussed in Note 16.

     In addition to the firm commitments discussed previously, the Company is proceeding with other financing opportunities, which have not been finalized. The Company is working on several different debt and equity fund raising efforts to raise the funds that the Company will require to achieve its growth plan through the end of the year 2000.

     There is some risk that the Company will not reach breakeven as projected and will continue to incur operating losses. If this occurs and should the Company be unsuccessful in its efforts to raise additional funds to cover such losses, then its growth plans would have to be sharply curtailed and its business would be adversely affected.

     As discussed in Note 13, in December 1999, Trans Global entered into an agreement with AT&T, Trans Global's largest supplier, regarding the payment of various past due 1999 switch and circuit costs. Pursuant to that agreement, Trans Global has agreed to pay AT&T approximately $13.8 million in consecutive monthly installments at 9% interest through January 1, 2001. As of December 31, 1999, the remaining balance due to AT&T was $13.5 million. As part of the agreement with AT&T, Trans Global entered into a security agreement (Security Agreement) granting AT&T a security interest in certain
                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

fixed assets owned by Trans Global as of December 14, 1999. As of April 6, 2000, Trans Global has not paid $1.5 million of scheduled payments that were due in April 2000. Trans Global is currently in discussions with AT&T regarding alternative options for settlement of the outstanding obligation. There can be no assurances that Trans Global will be able to satisfactorily resolve this matter. Should this not be resolved and should AT&T take possession of the assets held as security, Trans Global believes that their business will not be adversely impacted. There is no guarantee that Trans Global and therefore the Company's business will not have its operations affected adversely should a satisfactory resolution between the parties not be reached.

FISCAL YEAR

     Effective with the period ended December 31, 1998, the FISCAL YEAR stockholders of the Company approved the change of the fiscal year to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to a twelve month period for fiscal years ended December 31, 1999 and March 31, 1998.

     Information for the comparable nine month period ended December 31, 1997 is summarized below (unaudited):

        Revenue .....................   $ 63,102,000
        Gross profit ................   $ 16,746,000
        Taxes on income .............   $    436,000
        Net loss ....................   $ (3,352,000)
        Net loss per common share-
         Basic and diluted ..........   $      (0.06)

CHANGE OF COMPANY NAME

     At the annual meeting of the stockholders of the Company on June 16, 1999, the stockholders approved and adopted a proposal for amending the Certificate of Incorporation to change the name of the Company from Executive TeleCard, Ltd. to eGlobe, Inc. The amended Certificate of Incorporation has been filed with and accepted by the State of Delaware.

BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, its wholly-owned subsidiaries, and its controlling interest in a limited liability company ("LLC"). All material intercompany transactions and balances have been eliminated in consolidation. As the Company controls the operations of the LLC, the LLC has been included in the supplemental, consolidated financial statements with the other member's interests recorded as Minority Interest.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     For subsidiaries whose functional currency is the local currency and which do not operate in highly inflationary economies, all net monetary and non-monetary assets and liabilities are translated into U.S. dollars at current exchange rates and translation adjustments are included in stockholders' equity.

                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

Revenues and expenses are translated at the weighted average rate for the period. Foreign currency gains and losses resulting from transactions are included in the results of operations in the period in which the transactions occurred. Cumulative translation gains and losses are reported as accumulated other comprehensive income (loss) in the supplemental consolidated statements of stockholders' equity and are included in comprehensive loss.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial   instruments,   which   potentially   subject   the  Company  to
concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable.

     The Company places its cash and temporary cash investments with quality financial institutions. At times, these amounts may exceed federally insured limits.

     Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the variety of customers and markets which comprise the Company's customer base, as well as the geographic diversification of the customer base. In certain circumstances, the Company has purchased credit insurance on its accounts receivables.

     The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. In certain circumstances the Company will require security deposits; however, generally, the Company does not require collateral or other security to support customer receivables. As of December 31, 1999, the Company had approximately 16.2% and 7.7% in net trade accounts receivable from two customers. The Company is negotiating with the one customer whose account is 7.7% of net trade accounts receivable for a long-term payment agreement. There is no assurance the Company will receive full payment of this receivable.

     Some of the Company's customers are permitted to choose the currency in which they pay for calling services from among several different currencies determined by the Company. Thus, the Company's earnings may be materially affected by movements in the exchange rate between the U.S. dollar and such other currencies. The Company does not engage in the practice of entering into foreign currency contracts in order to hedge the effects of foreign currency fluctuations. The majority of the Company's largest customers settle their accounts in U.S. Dollars.

     The carrying amounts of financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximated fair value because of the immediate or short-term maturity of these instruments. The difference between the carrying amount and fair value of the Company's notes payable and long-term debt is not significant.

RESTRICTED CASH

     Restricted cash consists of deposits with a financial institution to secure a letter of credit issued to a transmission vendor related to an agreement whereby the Company will perform platform and transmission services. In addition, a credit card processing company requires that cash balances be deposited with the processor in order to ensure that any disputed claims by the credit card customers can be readily settled.

RESTRICTED SHORT-TERM INVESTMENTS

     Restricted short-term investments consist of certificates of deposits with a financial institution to secure letters of credit issued to transmission vendors related to an agreement whereby the vendors will perform transmission services.

                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


PROPERTY, EQUIPMENT, DEPRECIATION AND AMORTIZATION

     Property and equipment are recorded at the lower of cost or fair market value. Additions, installation costs and major improvements of property and equipment are capitalized. Expenditures for maintenance and repairs are expensed as incurred. The cost of property and equipment retired or sold, together with the related accumulated depreciation or amortization, are removed from the appropriate accounts and the resulting gain or loss is included in the supplemental consolidated statement of operations.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to twenty years. Leasehold improvements are amortized over the terms of the respective leases and/or service lives of the improvements, whichever is shorter. See discussion of impairment policy under "Long-Lived Assets".

SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date when technological feasibility is established and prior to the date when the product is generally available for licensing. The Company defines technological feasibility as being attained at the time a working model of a software product is completed.

     The Company expenses all costs incurred to establish technological feasibility of computer software products to be sold or leased or otherwise marketed. Upon establishing technological feasibility of a software product, the Company capitalizes direct and indirect costs related to the product up to the time the product is available for sale to customers. Capitalized software development costs are generally amortized on a product-by-product basis each year based upon the greater of: (1) the amount computed using the ratio of current year gross revenue to the sum of current and anticipated future gross revenue for that product, or (2) five year straight-line amortization. The
Company acquired $8.4 million of software development costs for which technological feasibility had already been established in connection with the acquisition of Connectsoft as discussed in Note 4. Additional software development costs of $573,000 were capitalized during 1999.

     Under the provisions of the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 98-1, "Accouting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company expenses cost incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than five years. The Company acquired $2.9 million of internally developed software in connection with the acquisition of Telekey, Connectsoft and Coasts discussed in
Note 4. These amounts are included in other intangible assets in the supplemental consolidated balance sheet as of December 31, 1999. The Company recorded amortization expense related to software development costs of $1.1 million during 1999. No related amortization expense was recorded in the December 1998 and March 1998 periods. The Company assesses the carrying amount of capitalized costs for impairment based upon the impairment policy as discussed under "Long-Lived Assets".

RESEARCH AND DEVELOPMENT

     Research and development costs and costs related to significant improvements and refinements of existing products are expensed as incurred. For the year ended December 31, 1999, the nine month period ended December 31, 1998 and the year ended March 31, 1998 the Company's expensed research and development costs were nominal.

                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


GOODWILL AND OTHER INTANGIBLE ASSETS

     As of December 31, 1999 and 1998, the Company has recorded goodwill in connection with certain acquisitions, as discussed in Note 4, of $26.5 million and $12.0 million, respectively. Certain goodwill amounts recorded in 1998 were based upon preliminary information and during 1999 goodwill adjustments were recorded to reflect the final asset appraisal information. In addition, as discussed in Note 4, an adjustment was recorded in 1999 to increase the goodwill related to the IDX acquisition as a result of an increase in the value of the purchase consideration. Amortization of goodwill is provided over seven years on a straight-line method. Goodwill amortization expense for the year ended December 31, 1999 and the nine months ended December 31, 1998 was $1.4 million and $0.1 million, respectively. There was no goodwill recorded prior to March 31, 1998.

     As of December 31, 1998, the Company had recorded $1.0 million in other intangible assets, consisting primarily of licenses and trademarks. During 1999, intangible assets of $26.4 million were recorded in connection with the acquisitions discussed in Note 4. These intangible assets were recorded based on third party appraisals and consist of the value related to assembled and trained work forces, customer contract bases, distribution partnership network, non-compete agreements, internally developed software, long distance infrastructure, licenses and existing technologies. Intangibles are being amortized on a straight-line basis over the estimated useful lives from one to ten years.

     The carrying value of goodwill and other intangibles are reviewed on a periodic basis for recoverability based on the undiscounted cash flows of the businesses acquired over the remaining amortization period. Should the review indicate that these amounts are not recoverable, the Company's carrying value of the goodwill and/or other intangibles would be reduced by the estimated shortfall of the cash flows. In addition, the Company assesses the carrying amount of these intangible assets for impairment based upon the policy discussed under "Long-Lived Assets" below. No reduction of goodwill or intangibles for impairment was necessary in 1999 or 1998.

LONG-LIVED ASSETS

     The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" for long-lived assets and certain identifiable intangibles to be held and used by the Company. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized for the difference.

DEPOSITS

     The Company provides long-term cash deposits to certain vendors to secure contracts for telecommunications services.

DEFERRED FINANCING AND ACQUISITION COSTS


     Deferred financing and acquisition costs included in other assets in the accompanying supplemental consolidated balance sheets represent third party costs and expenses incurred which are directly traceable to pending acquisitions and financing efforts. The costs and expenses will be matched with completed financings and acquisitions and accounted for according to the underlying transaction. The costs and expenses associated with unsuccessful efforts will be expensed in the period in which the acquisition or financing has been deemed to be unsuccessful. The Company evaluates all pending acquisition and financing costs quarterly to determine if any deferred costs should be expensed in the period.

REVENUE RECOGNITION

     The Company recognizes revenue when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed, and collection is probable. Revenue and related direct costs from customer contracts for Enhanced, Network, Customer Care and Retail services are recognized
                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)


over the terms of the contracts, which are generally one year. Cash received in advance of revenue earned is recorded as deferred revenue, including monthly subscriber charges and monthly minimum payments, which are subsequently recognized as revenue when the services are performed. Revenue is reported on a gross basis with separate display of cost of revenue to arrive at gross profit as the Company acts as principal and has the risks and rewards of ownership in each transaction. The Company has not currently entered into any barter transactions.

     Revenue for all services is recognized on an individual service basis as provided to each customer. Billings to customers are based upon established tariffs filed with the United States Federal Communications Commission, or for usage outside of the tariff requirements, at rates established by the Company.

     Revenues from the Company's card services business (Enhanced Services) comes mainly from providing various card services to customers under contracted terms who are charged on a per call basis. Certain new offerings such as unified messaging, telephone portal, interactive voice and Internet services, often have monthly subscriber charges in addition to per transaction charges. Revenues and direct costs from such services are recognized as the cards are used and the related service is provided. When a card for which service has been contracted expires without being fully used (cards generally have effective lives of up to one year), then the remaining deferred revenue is referred to as breakage and recorded as revenue at the date of expiration in accordance with the terms of the contract.

     For Vogo (Enhanced Services), the Company's provider of software products and related services, revenue is recognized from the license of its proprietary software and related services in accordance with the provisions of SOP 97-2, "Software Revenue Recognition." SOP 97-2 requires, among other things, the individual elements of a contract for the sale of software products to be identified and accounted for separately. To date, revenue earned under software products contracts has been insignificant.

     IDX (Network Services) provides Internet protocol transmission technology. Revenue and direct costs from such services, mainly from routing charges for voice and fax traffic through the network, are recognized as the service is provided. Some Network Services contracts require monthly minimum payments to be paid, which are reported as deferred revenue and recognized as the services are performed.

     The Company, following its recent acquisition of ORS (Customer Care Services), has recorded deferred revenue related to certain reservations service contracts paid in advance, based on forecasted amounts, which will be recognized as revenue as the services are provided.

     Coast (Retail Services) recognizes revenue upon completion of telephone calls by the end users. All of the Company's remaining subsidiaries recognize revenue as service is provided.


TAXES ON INCOME

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are determined based on the temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse.

NET EARNINGS (LOSS) PER SHARE

     The Company applies SFAS No. 128, "Earnings Per Share" for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings (loss) of an entity.

                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

STOCK OPTIONS

     The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Compensation cost of stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the option exercise price and is charged to operations over the vesting period.

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. See Note 10 for required disclosures.

     Under  SFAS  No.  123,  compensation  cost  is recognized for stock options
granted   to  non-employees  at  the  grant  date  by  using  the  Black-Scholes option-pricing model.

CASH EQUIVALENTS

     The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

     Short-term investments include funds invested in a money market fund which invests in a broad range of money market securities, including, but not limited to, short-term U.S. government and agency securities, bank certificates of deposit and corporate commercial paper. Short-term investments are carried at amortized cost, which approximates fair value.

COMPREHENSIVE INCOME (LOSS)

     The Company applies SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income (loss) is comprised of net income (loss) and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company has elected to report comprehensive net loss in a separate supplemental consolidated statement of comprehensive loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The carrying amounts reported on the supplemental consolidated balance sheets approximate their respective fair values.

SEGMENT INFORMATION

     The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in
                                 eGLOBE, INC.
                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company has four operating reporting segments consisting of Enhanced Services, Network Services, Customer Care and Retail Services.

RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board ("FASB") has recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133, as extended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000 and is currently not applicable to the Company.

     In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which clarifies the SEC's views on revenue recognition. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB 101 and therefore, SAB 101's adoption will not have a material impact on the Company's financial condition, results of operations or cash flows.

     In March 2000, the FASB issued Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which is effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. This Issue establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. Currently, as the Company has no web site development costs, the adoption of EITF 00-2 would have no impact on the Company's financial condition or results of operations. To the extent the Company begins to enter into such transactions in the future, the Company will adopt the Issue's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2000.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which is effective July 1, 2000, except that certain conclusions in this Interpretation which cover specific events that occur after either December 15, 1998, or January 12, 2000 are recognized on a prospective basis from July 1, 2000. This Interpretation clarifies the application of APB Opinion 25 for certain issues related to stock issued to employees. The Company believes its existing stock based compensation policies and procedures are in compliance with FIN 44 and therefore, the adoption of FIN 44 will have no material impact on the Company's financial condition, results of operations or cash flows.


RECLASSIFICATIONS

     Certain   consolidated   financial   amounts  have  been  reclassified  for
consistent presentation.

                                  eGLOBE, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



1. PROPERTY AND EQUIPMENT


     Property and equipment consist of the following:


                                                                    DECEMBER 31,
                                                                                         LIFE
                                                              1999          1998       IN YEARS
                                                         ------------- ------------- -----------
Land ...................................................  $   122,000   $   122,000      --
Buildings and improvements .............................    1,985,000     1,920,000     5-20
Calling card platform equipment ........................   14,722,000    13,480,000       5
Telecom equipment ......................................    8,628,000     1,140,000       5
IP transmission equipment ..............................    4,229,000       888,000       5
Operations center equipment and furniture ..............   13,255,000     8,789,000      3-5
Call diverters .........................................   18,016,000     8,175,000       5
Equipment under capital leases (Note 5) ................    4,910,000     1,279,000  Lease Term
Internet communications equipment ......................      563,000       562,000       5
                                                          -----------   -----------
                                                           66,430,000    36,355,000
Less accumulated depreciation and amortization .........   24,352,000    16,157,000
                                                          -----------   -----------
                                                          $42,078,000   $20,198,000
                                                          ===========   ===========


     Depreciation expense for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 was $8.4 million, $3.2 million and $3.3 million, respectively.


2. OTHER INTANGIBLE ASSETS

     Other intangible assets consist of the following:


                                                     DECEMBER 31,
                                                                               LIFE
                                                  1999           1998        IN YEARS
                                             -------------   ------------   ---------
Existing technology ......................   $ 8,400,000     $      --          5
Distribution partnership network .........     5,290,000            --         4-7
Assembled and trained workforce ..........     4,391,000            --          3
Internally developed software ............     3,488,000            --         3-5
Long distance infrastructure .............     1,580,000            --          5
Non-compete agreements ...................     1,540,000            --          1
Customer contract base ...................     1,343,000            --         2-3
Licenses .................................     1,143,000       433,000         3-5
Trademarks ...............................       549,000       518,000         10
Other ....................................       416,000        76,000         4-5
                                             -----------     ---------
                                              28,140,000     1,027,000
Less accumulated amortization ............     6,466,000       786,000
                                             -----------     ---------
                                             $21,674,000     $ 241,000
                                             ===========     =========


     Intangible assets amortization expense for the year ended December 31, 1999, the nine month period ended December 31, 1998 and the year ended March 31, 1998 was $5.7 million, $0.1 million and $0.2 million, respectively. Included in internally developed software is approximately $0.6 million of additional software development costs capitalized in 1999 related to enhancements for the existing technology acquired in the Connectsoft acquisition.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


3. ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                       DECEMBER 31,
                                                    1999            1998
                                               -------------   -------------
Telephone carriers .........................   $ 2,658,000      $3,091,000
Accrued telecom taxes ......................     1,930,000              --
External development costs .................     1,582,000              --
Dividends on preferred stock ...............     1,277,000              --
Legal and professional fees ................     1,165,000         479,000
Salaries and benefits ......................       895,000         737,000
Interest ...................................       313,000         647,000
Costs associated with acquisitions .........       296,000         697,000
Other ......................................       876,000       1,264,000
                                               -----------      ----------
                                               $10,992,000      $6,915,000
                                               ===========      ==========

     The Company incurred $3.1 million of various realignment expenses, including primarily employee severance, legal and consulting fees and the write down of certain investments during the year ended March 31, 1998. As of December 31, 1999, there was a remaining accrual of $281,000 included in other accrued expenses related to litigation with a former employee that was settled in October 1999. Final payment to the former employee was made subsequent to December 31, 1999.

4. BUSINESS ACQUISITIONS

     As discussed previously, the Company acquired IDX and UCI in December 1998 and Telekey, Connectsoft, Swiftcall, iGlobe, ORS and Coast in 1999. The results of operations of the acquired businesses are included in the supplemental consolidated financial statements from the date of acquisition.

IDX


     On December 2, 1998, the Company acquired all of the common and preferred stock of IDX, for an original value of approximately $10.8 million consisting of
(a) 500,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") originally valued at $3.5 million which were convertible into 2,500,000 shares (2,000,000 shares until stockholder approval was obtained on June 16, 1999 and subject to adjustment as described below) of common stock;
(b) warrants ("IDX Warrants") to purchase up to an additional 2,500,000 shares of common stock (subject to stockholder approval which was obtained on June 16, 1999 and an adjustment as described below); (c) $5.0 million in 7.75% convertible subordinated promissory notes ("IDX Notes") (subject to adjustment as described below); (d) $1.5 million in bridge loan advances to IDX made by the Company prior to the acquisition which were converted into part of the purchase price plus associated accrued interest of $40,000; (e) $418,000 convertible subordinated promissory note for IDX dividends accrued and unpaid on IDX's Preferred Stock and (f) direct costs associated with the acquisition of $0.4 million (another $0.3 million of direct costs were recorded in 1999). See Note 10 for a detailed description of terms of the IDX Notes and the Series B Preferred Stock and IDX Warrants. This acquisition was accounted for using the purchase method of accounting. The shares of Series B Preferred Stock, IDX Warrants and IDX Notes were subject to certain adjustments related to IDX's ability to achieve certain performance criteria, working capital levels and price guarantees for the Series B Preferred Stock and IDX Warrants providing IDX met its performance objectives.

     The Company's common stock is currently listed on the Nasdaq National Market and as such the rules of the National Association of Securities Dealers, Inc. ("NASD") require stockholder approval of issuances of shares of common stock (or securities convertible into common stock) in acquisition
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. BUSINESS ACQUISITIONS- (CONTINUED)


transactions where the present or potential issuance of securities could result in an increase in the voting power or outstanding common shares of 20% or more. As a result of NASD rules, the initial issuance of Series B Preferred Stock provided for a conversion into 2,000,000 shares until such time that stockholder approval was obtained to increase the convertibility into 2,500,000 shares and allow for the issuance of common stock related to the IDX Warrants. At the annual meeting in June 1999, the stockholders approved the increase of the convertibility of the Series B Preferred Stock to 2,500,000 shares and IDX warrants to purchase up to 2,500,000 shares contingent on IDX meeting certain performance objectives, as discussed in (a) and (b) above, respectively. The fair value of the increase of 500,000 convertible shares was recorded as additional purchase consideration. As a result, the acquired goodwill associated with the IDX purchase was increased by approximately $1.5 million in the second quarter to reflect the higher conversion feature approved in June 1999.


     The Company obtained a final appraisal of IDX's assets from independent appraisers in the third quarter of 1999. This appraisal resulted in a gross reclassification of approximately $6.5 million of IDX's goodwill to other identifiable intangibles as of December 31, 1999. As a result, the purchase allocation as of December 31, 1999 resulted in goodwill of $6.4 million (including final allocations of other acquired assets of $0.2 million) and other intangibles of $6.5 million. These other identifiable intangibles consist of assembled and trained workforce, partnership network and non-compete agreements and are being amortized on a straight-line basis from one to four years. Goodwill is being amortized on a straight-line basis over seven years.

     In July 1999, the Company renegotiated the terms of the IDX purchase agreement with the IDX stockholders as follows:

   (a) The 500,000 shares of Series B Preferred Stock were reacquired by the Company in exchange for 500,000 shares of Series H Convertible Preferred Stock ("Series H Preferred").

   (b) The Company reacquired the original IDX Warrants in exchange for new warrants to acquire up to 1,250,000 shares of the Company's common stock, subject to IDX meeting certain revenue, traffic and EBITDA ("Earnings Before Interest, Taxes, Depreciation and Amortization") levels at either September 30, 2000 or December 31, 2000 if not achieved by September 30, 2000.

   (c) The Company reacquired the outstanding IDX Notes of $4.0 million in exchange for 400,000 shares of Series I Convertible Optional Redemption Preferred Stock ("Series I Preferred"). (See Note 10 for further discussion).

   (d) The maturity date of the convertible subordinated promissory note, face value of $418,000, was extended to July 15, 1999 from May 31, 1999, and subsequently paid by issuance of 140,599 shares of common stock.

   (e) The Company waived its right to reduce the principal balance of the $2.5 million note payable by certain claims as provided for under the terms of the original IDX purchase agreement.

     As a result of the July 1999 exchange agreement, the Company recorded the excess of the fair market value of the new preferred stock issuances and the warrants over the carrying value of the reacquired preferred stock, warrants and notes payable as a dividend to Series B Preferred Stock stockholders of approximately $6.0 million (subsequently reduced by $1.4 million, see discussion below).

     The Company will determine the final goodwill amount when the contingent purchase element is resolved and the contingent warrants are exercised. Goodwill may materially increase when this contingency is resolved.

     At the acquisition date, the stockholders of IDX originally received Series B Preferred Stock and warrants as discussed above, which were ultimately convertible into common stock subject to IDX meeting its performance objectives. These stockholders in turn granted preferred stock and warrants,
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. BUSINESS ACQUISITIONS- (CONTINUED)

each of which was convertible into a maximum of 240,000 shares of the Company's common stock, to certain IDX employees. The increase in the market price during the year ended December 31, 1999 and the nine months ended December 31, 1998 of the underlying common stock granted by the IDX stockholders to certain employees resulted in a charge to income of $0.6 million and $0.4 million, respectively. The stock grants were performance based and were adjusted each reporting period (but not below zero) for the changes in the stock price until the shares and/or warrants (if and when) issued were converted to common stock.

     In December 1999, the Company and the IDX stockholders agreed to reduce the Series H Preferred Stock and warrant consideration paid by the Company by a value equivalent to the consideration paid by the Company for 4,500 shares of IDX. In exchange, the IDX stockholders will not issue the original preferred stock and warrants to the above IDX employees or other parties. The Company agreed to issue eGlobe options to these employees and others related to IDX. The options will have an exercise price of $1.20 and a three year term. The options will vest 75% at March 31, 2000 and the other 25% will vest on an accelerated basis if IDX meets its earn out or in three years if it does not. These options were granted by eGlobe on January 7, 2000. The Company also agreed to issue 150,000 shares of common stock as payment of the original consideration allocated as purchase consideration for an acquisition of a subsidiary by IDX prior to the Company's purchase of IDX.

     As a result of the above renegotiation, which resulted in the reduction of the fair value of the Series H Preferred Stock and the new warrants and the issuance of eGlobe's options, the Company recorded the reduction in consideration of approximately $1.4 million to be paid to the IDX stockholders as a negative dividend (offsetting the dividend recorded from the July renegotiation) and reduced the net loss attributable to common stockholders in the fourth quarter of 1999.

UCI


     On December 31, 1998, the Company acquired all of the common stock issued and outstanding of UCI, a privately-held corporation established under the laws of the Republic of Cyprus, for a value of approximately $1.2 million for 125,000 shares of common stock (50% delivered at the acquisition date (valued at $102,000) and 50% to be delivered February 1, 2000, subject to adjustment), and $2.1 million payable as follows: (a) $75,000 paid in cash in January 1999; (b) $1.0 million in the form of two notes; (c) $1.0 million in the form of a non-interest bearing note payable only depending on the percentage of projected revenue achieved, subject to adjustment; and (d) warrants to purchase 50,000 shares of common stock with an exercise price of $1.63 per share. See Note 5 for description of the terms and conditions of the warrants. This acquisition has been accounted for under the purchase method of accounting.


     In 1999, the Company obtained a final appraisal of UCI's assets from independent appraisers which resulted in acquired goodwill of $0.5 million and an acquired intangible of $0.7 million related to customer contracts. Goodwill is being amortized on a straight-line basis over seven years and the acquired intangible is being amortized on a straight-line basis over two years. The Company may issue additional purchase consideration (see discussion above of $1.0 million note) if UCI meets certain defined revenue targets. The Company is currently renegotiating the original agreement and timing of the performance measurement. The goodwill amount will be finalized pending resolution of these purchase price contingencies. As a result, goodwill may increase when these contingencies are resolved.

Telekey

     On February 12, 1999, the Company completed the acquisition of Telekey for a value of approximately $3.4 million for which it: (i) paid $0.1 million at closing; (ii) issued a promissory note for $150,000 payable in equal monthly installments over one year; (iii) issued 1,010,000 shares of Series F
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. BUSINESS ACQUISITIONS- (CONTINUED)


Convertible  Preferred Stock ("Series F Preferred") valued at $2.0 million;  and
(iv) agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives; and
(v) direct costs associated with the acquisition of $0.2 million. See Note 10 for detailed description of terms and conditions of the Series F Preferred Stock. The value of $979,000 for the above 505,000 shares of Series F Preferred Stock has been included in the purchase consideration.


     This acquisition was accounted for using the purchase method of accounting. The purchase price allocation based on management's review and third party appraisals resulted in goodwill of $2.1 million and acquired intangibles of approximately $3.0 million related to the value of certain distribution networks, internally developed software and assembled and trained workforce. Goodwill is being amortized on a straight-line basis over seven years. The acquired intangibles are being amortized on a straight-line basis over the useful lives of three to seven years. The final purchase amount will be determined when the contingent purchase element related to Telekey's ability to achieve certain revenue and EBITDA objectives is resolved and the additional shares are issued. Goodwill may increase when this contingency is resolved.

     At the acquisition date, the stockholders of Telekey received Series F Preferred Stock as discussed above, which is ultimately convertible into common stock. In addition, the stockholders may receive additional shares of Series F Preferred Stock subject to Telekey meeting its performance objectives. These stockholders in turn agreed to grant upon conversion of the Series F Preferred Stock a total of 240,000 shares of the Company's common stock to certain Telekey employees. Of this total, 60,000 shares will be issued only if Telekey meets certain performance objectives. As of December 31, 1999, the value of the underlying non-contingent 180,000 shares of common stock granted by the Telekey stockholders to certain employees has resulted in a charge to income of $0.8 million. The stock grants are performance based and will be adjusted each reporting period (but not less than zero) for the changes in the stock price until the shares are issued to the employees. As discussed in Note 10, the Telekey stockholders converted their shares of Series F Preferred Stock on January 3, 2000; therefore, no additional compensation expense will be recorded for the non-contingent shares after this date.

     In February 2000, the Company reached a preliminary agreement with the former stockholders of Telekey to restructure certain terms of the original acquisition agreement. Such restructuring, which is subject to completion of final documentation, includes an acceleration of the original earn out provisions as well as the termination dates of certain employment agreements.

Connectsoft


     In June 1999, the Company, through its subsidiary Vogo, purchased substantially all the assets of Connectsoft, for a value of approximately $5.3 million consisting of the following: (a) one share of the Company's 6% Series G Cumulative Convertible Redeemable Preferred Stock ("Series G Preferred") valued at $3.0 million; (b) $1.8 million in advances (includes $971,000 in 1998) to Connectsoft made by the Company prior to the acquisition which were converted into part of the purchase price and (c) direct costs associated with the acquisition of $0.5 million. See Note 10 for detailed description of terms of the Series G Preferred Stock. This acquisition was accounted for under the purchase method of accounting and the financial statements of the Company reflect the final allocation of the purchase price based on appraisals performed by a third party. The final allocation resulted in goodwill of $1.0 million and acquired intangibles of $9.1 million. The acquired intangibles consist of internally developed software, existing technology, assembled workforce and customer base. Intangibles are being amortized on a straight-line basis over useful lives of three to five years. Goodwill is being amortized on a straight-line basis over seven years.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. BUSINESS ACQUISITIONS- (CONTINUED)

     The Company also borrowed $0.5 million from the seller which bears interest at a variable rate (8.5% at December 31, 1999). Principal and interest payments are due in twelve (12) equal monthly payments commencing on September 1, 1999. The remaining principal and accrued interest also become due on the first date on which (i) the Company receives in any transaction or series of transactions any equity or debt financing of at least $50.0 million or (ii) Vogo receives in any transaction or series of transactions any equity or debt financing of at least $5.0 million. See Note 5 for further discussion.


     In August 1999, the Company issued 30 shares of Series K Cumulative Convertible Preferred Stock ("Series K Preferred Stock") in exchange for its Series G Preferred Stock held by the seller of Connectsoft. (See Note 10 for further discussion).


Swiftcall

     In July 1999, the Company acquired all the common stock of Swiftcall, a privately-held telecommunications company, and certain network operating equipment held by an affiliate of Swiftcall. The aggregate purchase price equaled $3.3 million, due in two equal payments on December 3, 1999 and June 1, 2000. The agreement provided that payments could be made at the option of the Company, in whole or in part, (i) in cash or (ii) in stock, by issuing to the stockholder of Swiftcall the number of shares of common stock of the Company equal to the first payment amount or the second payment amount, as the case may be, divided by the market price as defined. On August 12, 1999, the Company elected to make both payments by issuing common stock. In December 1999, the Company issued 526,063 shares of common stock valued at $1,645,000 as payment for the first of the two installment payments. The final payment is payable June 1, 2000 in shares of common stock.

     As part of the transaction, the former stockholder of Swiftcall, who also owns VIP Communications, Inc., ("VIP") a calling card company in Herndon, Virginia, agreed to cause VIP to purchase services from the Company's IDX subsidiary, of the type presently being purchased by VIP from the Company's IDX subsidiary, which results in revenue to the Company of at least $500,000 during the 12 months ending August 3, 2000. Any revenue shortfall will be paid by a reduction in the number of shares of common stock issued to the former stockholder of Swiftcall. The Company may deposit the applicable portion of the second payment of the purchase price of shares of common stock into escrow on June 1, 2000 if it appears that there will be a revenue shortfall under the arrangement with VIP.

     The acquisition was accounted for using the purchase method of accounting. The financial statements of the Company reflect the final allocation of the purchase price based on appraisals performed by a third party. The final allocation resulted in acquired property and equipment valued at approximately $5.1 million that is being depreciated on a straight-line basis over seven years.

iGlobe

     Effective August 1, 1999, the Company assumed operational control of Highpoint, owned by Highpoint Telecommunications, Inc. ("HGP"). On October 14, 1999, substantially all of the operating assets of Highpoint were transferred to iGlobe, a newly formed subsidiary of HGP, and the Company acquired all of the issued and outstanding common stock of iGlobe for a value of approximately $9.9 million.. In July 1999, the Company and Highpoint agreed that the Company would manage the business of iGlobe and would take responsibility for the ongoing financial condition of iGlobe from August 1, 1999, pursuant to a Transition Services and Management Agreement ("TSA"). Pursuant to this agreement, HGP financed working capital through the closing date to iGlobe for which the Company issued a short-term note payable of $1.8 million (see Note 5). The acquisition closed October 14, 1999. The purchase price consisted of (i) one share of 20% Series M Convertible Preferred Stock ("Series M Preferred Stock") valued at $9.6 million (see Note 10 for further discussion), (ii) direct acquisition costs
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. BUSINESS ACQUISITIONS- (CONTINUED)


of approximately $0.3 million; and (iii) HGP was given a non-voting beneficial 20% interest of the equity interest subscribed or held by the Company in a yet-to-be-completed joint venture known as IP Solutions B.V. See Note 10 for detailed description of the Series M Preferred Stock.


     The acquisition was accounted for using the purchase method of accounting. This initial preliminary purchase price allocation based on management's review and third party appraisals has resulted in goodwill of $1.8 million and acquired intangibles of $2.4 million related to a customer base, licenses and operating agreements, a sales agreement and an assembled workforce. Goodwill is being amortized on a straight-line basis over seven years. The acquired intangibles are being amortized on a straight-line basis over the estimated useful lives of three years. The Company will determine the final purchase price allocation based on completion of management's review.

ORS

     In September 1999, the Company acquired control of ORS from its sole stockholder, Oasis. The Company and Oasis formed eGlobe/Oasis Reservations LLC, ("LLC"), which is responsible for conducting the business operations of ORS. The Company manages and controls the LLC and receives 90% of the profits and losses from ORS' business. The LLC was funded by contributions effected by the members under a Contribution Agreement ("Contribution Agreement"). Oasis contributed all the outstanding shares of ORS valued at approximately $2.3 million as its contribution to the LLC. The Company contributed 1.5 million shares of its common stock valued at $3.0 million on the date of issuance and warrants to purchase additional shares of its common stock to the LLC. The warrants are exercisable for the shares of common stock as discussed below:

   (a) shares equal to the difference between $3.0 million and the value of the Company's 1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants) contributed to the LLC are registered with the SEC if the value of the 1.5 million shares on that date is less than $3.0 million;

   (b) shares equal to $100,000 of the Company's common stock for each 30-day period beyond 90 days following the date of contribution that the shares of the Company's common stock (including the shares underlying the warrants) contributed to the LLC remain unregistered;

   (c) shares up to $2.0 million of the Company's common stock, subject to adjustment based upon ORS achieving certain revenue and EBITDA targets during the measurement period of August 1, 1999 to January 31, 2000: provided however, that Oasis may select a different period if: (i) ORS obtains a new customer contract at any time between the closing date and March 31, 2000, and (ii) the Company enters into a new contract with a specific customer at any time between the closing date and March 31, 2000. If either of these events occur, then Oasis may select as the measurement period, in its discretion, any of the following; (x) the period from August 1, 1999 to January 31, 2000, (y) the period from September 1, 1999 to February 29, 2000 or (z) the period from October 1, 1999 to March 31, 2000;

   (d) additional shares based upon (1) ORS achieving certain revenue and EBITDA targets, and (2) the Company's share price at the date of registration of the shares for this transaction. Under certain circumstances, these shares may be equal to the greater of (A) 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9.0 million or (B) four times the incremental Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1.0 million provided, however, that such number of shares shall not exceed the greater of; (i) 1,000,000 shares of the Company's common stock or
       (ii) that the number of shares of the Company's common stock determined by dividing $8.0 million by the Second Measurement Period Date Market Value (as defined in the agreements); and provided
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. BUSINESS ACQUISITIONS- (CONTINUED)

      further, that if the basis for issuance of such shares is incremental revenue over $9.0 million then EBITDA for the Second Measurement Period must be at least $1.0 million for the revenue between $9.0 million and $12.0 million or at least $1.5 million for revenue above $12.0 million. In addition, the LLC may receive 0.5 million shares of the Company's common stock if the revenue for the Second Measurement Period is equal to or greater than $37.0 million and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5.0 million.

     According to the Operating Agreement, the net profits and net losses of the LLC are allocated 90% to the Company and 10% to Oasis. Proceeds from the sale of the Company's common stock or warrants would be allocated 90% to the Company and 10% to Oasis. Proceeds from the sale of the ORS stock or its assets will be allocated 100% to Oasis until Oasis has received distributions of at least $9.0 million and then 90% to Oasis and 10% to the Company. Pursuant to the LLC's Operating Agreement, the LLC is an interim step to full ownership of ORS by the Company. Once the Company has either raised $10.0 million in new capital or generated three consecutive months of positive cash flow and registered the shares issued in this transaction, the LLC will be dissolved and ORS will become a wholly-owned subsidiary of the Company. Under these circumstances, Oasis would receive the shares of common stock and warrants contributed to the LLC by the Company. Additionally, even if these conditions are not fulfilled, Oasis has the right to redeem its interest in the LLC at any time in exchange for the shares of common stock and the warrants issued to the LLC by eGlobe.

     In January 2000, the Company raised more than $10.0 million in new capital. Once the Company registers the shares issued in this transaction, the LLC will be dissolved and ORS will become a wholly-owned subsidiary of the Company.

     This acquisition was accounted for using the purchase method of accounting. The purchase allocation based on management's review and third party appraisals resulted in goodwill of $0.4 million and acquired intangibles of $1.6 million related to assembled and trained workforce and customer contracts. The goodwill is being amortized on a straight-line basis over seven years. The acquired intangibles are being amortized on a straight-line basis over the estimated useful lives of three to five years. The Company has not determined at this time if certain performance measures have been met. The purchase amount may increase upon resolution of the contingencies discussed earlier.

     As the Company controls the operations of the LLC, the LLC has been included in the supplemental consolidated financial statements with Oasis' interest in the LLC recorded as Minority Interests.

     In connection with the purchase and installation of equipment and leasehold improvements at ORS' new facility in Miami, Florida, Oasis agreed to loan ORS up to $451,000. The loan is required to be repaid in six equal quarterly principal installments beginning November 30, 1999. The Company guaranteed ORS'
obligations under this loan and granted Oasis a security interest in its ownership interest in the LLC. As of December 31, 1999, there was $451,000 outstanding under this commitment. See Note 5 for further discussion.

     Subsequent to the acquisition, $1.0 million of costs were incurred related to the purchase and installation of equipment and leasehold improvements at this new facility. Of these costs, $0.6 million was paid by Oasis and contributed to the LLC resulting in an increase in the Minority Interests.

Coast

     On December 2, 1999, the Company acquired all the common shares of Coast which was majority owned by the Company's largest stockholder (See Note 7). The purchase consideration valued at approximately $16.7 million consisted of: (a) 16,100 shares of Series O Convertible Preferred Stock ("Series O Preferred Stock") valued at approximately $13.4 million; (b) 882,904 shares of common stock
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. BUSINESS ACQUISITIONS- (CONTINUED)


valued at approximately $3.0 million; and (c) direct costs associated with the acquisition of approximately $0.3 million. The Series O Preferred Stock is convertible into a maximum of 3,220,000 shares of common stock. See Note 10 for a detailed description of the Series O Preferred Stock and common stock.


     The acquisition was accounted for using the purchase method of accounting. The financial statements of the Company reflect the preliminary allocation of the purchase price based on management's review and preliminary third party appraisals. The preliminary purchase price allocation resulted in goodwill of $14.3 million and intangibles of $3.2 million related to the value of certain distribution networks, certain long distance infrastructure, internally developed software and assembled and trained workforce. Goodwill is being amortized on a straight-line basis over seven years, and the acquired intangibles are being amortized on a straight-line basis over the estimated useful lives of five years. The final purchase price allocation has not been finalized pending final third party appraisals and completion of management's review.

Pro Forma Results of Operations

     The IDX and UCI acquisitions as well as the subsequent increase in the preferred conversion factor for preferred shares originally issued to IDX stockholders, the renegotiations of the terms of the IDX purchase agreement and the 1999 reclassification of acquired goodwill to other identifiable intangibles, are reflected in the following unaudited pro forma supplemental consolidated results of operations assuming the acquisitions had occurred at the beginning of the year ended March 31, 1998. The Telekey, Connectsoft, Swiftcall, iGlobe, ORS, and Coast acquisitions, as well as the exchange of the Series G Preferred Stock for the Series K Preferred Stock, are reflected in the following unaudited pro forma supplemental consolidated results of operations assuming the acquisitions had occurred at the beginning of the nine month period ended December 31, 1998.


     The unaudited pro forma supplemental consolidated results of operations for the year ended March 31, 1998 include IDX's results of operations for the year ended December 31, 1997 and eGlobe's results of operations for the year ended March 31, 1998. IDX, UCI, Telekey, Connectsoft, Swiftcall, iGlobe, ORS and Coast present the results of operations for the nine months ended December 31, 1998.


                                                                        UNAUDITED PRO FORMA RESULTS
                                                         ----------------------------------------------------------
                                                            YEAR ENDED       NINE MONTHS ENDED        YEAR ENDED
                                                           DECEMBER 31,         DECEMBER 31,          MARCH 31,
                                                               1999                 1998                 1998
                                                         ----------------   -------------------   -----------------
Revenue ..............................................    $ 163,103,000        $ 116,630,000        $  80,164,000
Net loss before extraordinary item ...................    $ (66,533,000)       $ (22,085,000)       $ (19,615,000)
Net loss .............................................    $ (68,434,000)       $ (22,085,000)       $ (19,615,000)
Net loss attributable to common stockholders .........    $ (77,215,000)       $ (24,764,000)       $ (24,527,000)
Basic and diluted net loss per share .................    $       (1.20)       $       (0.40)       $       (0.43)

     In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisitions had been effective at the beginning of each respective period, as presented above.

                                  eGLOBE, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

5. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                                     DECEMBER 31,
                                                                            ------------------------------
                                                                                 1999            1998
                                                                            -------------   --------------
Promissory note to a telecommunications company, net of unamortized
 discount of $0 and $206,000 (1) ........................................   $       --       $ 7,294,000
Promissory notes for acquisition of IDX (2) .............................           --         5,418,000
Promissory note for acquisition of UCI, net of unamortized discount of
 $0 and $43,000 (3) .....................................................      250,000           457,000
Promissory note for acquisition of UCI (4) ..............................      500,000           500,000
Promissory note to an investor, net of unamortized discount of $0 and
 $26,000 (5) ............................................................      282,000           224,000
8% mortgage note, payable monthly, including interest through March
 2010, with an April 2010 balloon payment; secured by deed of trust on
 the related land and building ..........................................      299,000           305,000
Promissory note of Telekey payable to a telecommunication company
 (6) ....................................................................      454,000                --
Promissory note for acquisition of Connectsoft (7) ......................      500,000                --
Promissory note for acquisition of Telekey (8) ..........................       25,000                --
Promissory note due to seller of iGlobe (9) .............................    1,831,000                --
Promissory note due to seller of ORS (10) ...............................      451,000                --
Promissory note secured by certain equipment (11) .......................    2,720,000                --
Capitalized lease obligations (12) ......................................    5,750,000           724,000
                                                                            ----------       -----------
Total ...................................................................   13,062,000        14,922,000
Less current maturities, net of unamortized discount of $0 and $275,000      7,868,000        13,685,000
                                                                            ----------       -----------
Total notes payable and long-term debt ..................................   $5,194,000       $ 1,237,000
                                                                            ==========       ===========

----------
(1) In February 1998, the Company borrowed $7.5 million from a telecommunications company. The note was unsecured and bore interest at 8.875%. In connection with this transaction, the lender was granted warrants expiring February 23, 2001 to purchase 500,000 shares of the Company's common stock at a price of $3.03 per share. The value of approximately $0.5 million assigned to such warrants when granted in connection with the above note agreement was recorded as a discount to long-term debt and amortized over the term of the note as interest expense. In January 1999, pursuant to the anti-dilution provisions of the loan agreement, the exercise price of the warrants was adjusted to $1.5125 per share, resulting in additional debt discount of $0.2 million. This amount was amortized over the remaining term of the note. In July 1999, this note plus accrued interest was repaid and the remaining unamortized discount was recorded as interest expense.

(2) In connection with the IDX acquisition, the Company originally issued $5.0 million unsecured convertible subordinated promissory notes and a $418,000 convertible subordinated promissory note for accrued but unpaid dividends owed by IDX. The notes bore interest at LIBOR plus 2.5%. Each of the notes, plus accrued interest, could be paid in cash or shares of the Company's common stock, at the sole discretion of the Company. In March 1999, the Company elected to pay the first note, which had a face value of $1.0 million, plus accrued interest, in shares of common stock and issued 431,729 shares of common stock to discharge this indebtedness. In connection with the discharge of this indebtedness, the IDX stockholders were granted warrants expiring March 23, 2002 to purchase 43,173 shares of the Company's common stock at a price of $2.37 per share. The value assigned to the warrants of $62,000 was recorded as interest expense in March 1999.

    In July 1999, the Company renegotiated the terms of the purchase agreement with the IDX stockholders. As a result of the renegotiations, the Company exchanged the remaining notes payable totaling $4.0 million for 400,000 shares of Series I Preferred Stock valued at $4.0 million. In addition, the maturity date of the $418,000 note was extended and repaid in August 1999 with 140,599 shares of common stock. See Notes 4 and 10 for further discussion.

(3) On December 31, 1998, the Company acquired UCI. In connection with this transaction, the Company issued a $0.5 million unsecured promissory note bearing interest at 8% with principal and interest originally due June 27, 1999. In connection with the note, UCI was granted warrants expiring in December 31, 2003 to purchase 50,000 shares of the Company's common stock
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


5.  NOTES PAYABLE AND LONG-TERM DEBT - (CONTINUED)

    at a price of $1.63 per share. The value assigned to the warrants of $43,000 was recorded as a discount to the note and was amortized through June 1999 as additional interest expense. In August 1999, the Company completed renegotiation of the terms of this note pursuant to which the Company paid $250,000 in November 1999 with the remaining $250,000 plus accrued interest payable on December 31, 1999. The remaining note was paid in full subsequent to year end.

(4) In connection with the UCI acquisition, the Company issued a $0.5 million unsecured promissory note with 8% interest payable monthly due no later than September 30, 2000.

(5) In September 1998, a subsidiary of the Company entered into a 12% unsecured bridge loan agreement with an investor for $250,000 and the proceeds were advanced to Connectsoft, a company acquired in September 1999 as discussed in Note 4. In connection with this transaction, the lender was granted warrants to purchase 25,000 shares of the Company's common stock at a price of $2.00 per share. The value assigned to the warrants of $34,000 was recorded as a discount to the note and has been fully amortized as of December 31, 1999 as additional interest expense. As part of the acquisition of Connectsoft, the Company renegotiated the terms of this note with the investor in July 1999. Pursuant to the renegotiations, the original note was replaced with a new note due September 12, 1999 representing principal plus accrued interest due on the original note. In connection with this new note, the lender was granted warrants to purchase 25,000 shares of the Company's common stock at a price of $2.82 per share. The value of $34,000 assigned to the warrants was recorded as a discount to the note and amortized over the term of the loan. In December 1999, the lender extended the note and was granted warrants to purchase 10,000 shares of the Company's common stock at a price of $2.82 per share. The value of $15,000 was recorded as interest expense in December 1999. On January 28, 2000, the Company paid the principal and interest in full.

(6) Telekey has an outstanding promissory note for $454,000 bearing interest, payable quarterly at 10% with principal due on December 31, 2000. The note is secured by certain assets of the previous stockholders of Telekey.

(7) In connection with the acquisition of Connectsoft, the Company issued a $0.5 million note to the seller. The note bears interest at a variable rate (8.5% at December 31, 1999) and principal and interest payments are due in twelve equal monthly payments commencing on September 1, 1999. The remaining principal and accrued interest also become due on the first date on which
    (i) the Company receives in any transaction or series of transactions any equity or debt financing of at least $50.0 million or (ii) Vogo receives in any transaction or series of transactions any equity or debt financing of at least $5.0 million. The note is secured by all the acquired assets and property of Connectsoft. The Company repaid the note and accrued interest subsequent to December 31, 1999.

(8) In connection with the acquisition of Telekey, the Company issued an unsecured, non-interest-bearing note for $150,000. Principal payments are due in equal monthly payments through February 2000. Telekey also had a $1.0 million line of credit due on demand and bearing interest at a variable rate to facilitate operational financing needs. The line of credit was personally guaranteed by previous stockholders of Telekey and was due on demand. This line of credit expired in October 1999 and the balance was repaid on November 2, 1999.

(9) Effective August 1, 1999, the Company acquired iGlobe. In connection with this transaction, Highpoint financed working capital for iGlobe through the closing date for which the Company has issued an unsecured note payable for approximately $1.8 million which was subject to adjustment. The outstanding past due balance bears interest at 15% per annum. As of March 24, 2000, the Company has repaid $713,000 of the note and the parties are currently negotiating payment terms on the remaining balance.

(10) In connection with the purchase of ORS, the seller loaned ORS up to $451,000 which was used to purchase and install equipment and leasehold improvements at ORS' new facility in Miami, Florida. The note bears interest at 7% and principal and interest are due in six equal quarterly installments beginning November 30, 1999. The Company guaranteed ORS' obligations under this loan and granted the seller a security interest in its ownership interest in the LLC.

(11) Effective June 11, 1999, Trans Global entered into a financing agreement to fund the purchase of certain switch hardware and software. The note is payable for a total of $3.3 million in 36 consecutive monthly installments of approximately $105,000 (principal and interest) at a fixed interest rate of 8.88%. The note is collateralized by the equipment which has a net carrying value of $2.9 million at December 31, 1999.

(12) During 1999, the Company acquired certain capital lease obligations of approximately $5.0 million through its acquisitions of Telekey, Connectsoft, iGlobe and Coast as discussed in Note 4. The Company is committed under various capital leases for certain property and equipment. These leases are for terms of 18 months to 36 months and bear interest ranging from 8.52% to 28.0%. Accumulated depreciation on equipment held under capital leases was $1,395,000 and $150,000 at December 31, 1999 and 1998, respectively.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


5. NOTES PAYABLE AND LONG-TERM DEBT - (CONTINUED)

     Notes payable, future maturities of long-term debt and future minimum lease payments under capital lease obligations at December 31, 1999 are as follows:


                                                NOTES PAYABLE
                                                     AND
                                                  LONG-TERM         CAPITAL
YEARS ENDING DECEMBER 31,                           DEBT            LEASES            TOTAL
--------------------------------------------   --------------   --------------   --------------
2000 .......................................    $ 5,280,000      $ 3,252,000      $ 8,532,000
2001 .......................................      1,237,000        2,427,000        3,664,000
2002 .......................................        521,000          915,000        1,436,000
2003 .......................................          9,000               --            9,000
2004 .......................................         10,000               --           10,000
Thereafter .................................        255,000               --          255,000
                                                -----------      -----------      -----------
Total payments .............................      7,312,000        6,594,000       13,906,000
Less amounts representing interest .........             --          844,000          844,000
                                                -----------      -----------      -----------
Principal payments .........................      7,312,000        5,750,000       13,062,000
Less current maturities ....................      5,280,000        2,588,000        7,868,000
                                                -----------      -----------      -----------
Total long-term debt .......................    $ 2,032,000      $ 3,162,000      $ 5,194,000
                                                ===========      ===========      ===========

6. EARNINGS (LOSS) PER SHARE


     Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic earnings (loss) per share is calculated as income (loss) available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share are calculated as net income (loss) divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options and common stock warrants. Common stock options of 5,245,468, 2,538,159 and 2,020,822 and warrants of 8,101,474, 1,218,167 and
1,391,667 were not included in diluted earning (loss) per share for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively, as the effect was antidilutive due to the Company recording a loss for these periods. Contingent warrants of 1,087,500 and 2,875,000 were not included in diluted earnings (loss) per share for the year ended December 31, 1999 and the nine months ended December 31, 1998, respectively, as conditions for inclusion had not been met. In addition, convertible preferred stock, including dividends payable in shares of common stock, stock to be issued, and convertible subordinated promissory notes convertible into 26,223,940 and 5,323,926 shares of common stock were not included in diluted earnings (loss) per share for the year ended December 31, 1999 and for the nine month period ended December 31, 1998, respectively, due to the loss for the periods. There was no convertible preferred stock or convertible debt outstanding at March 31, 1998.

     Subsequent to December 31, 1999, the Company issued additional preferred stock and warrants convertible into shares of common stock. See Note 10 for discussion. Also, the Company renegotiated the terms of a preferred stock issuance and certain preferred stock was converted into common stock. (See Note 16 for discussion). The shares of common stock and the contingent warrants held by the LLC and the 2,000,000 shares of common stock held in escrow to cover eGlobe's potential indemnification obligations under the Trans Global merger agreement, are not included in the computation of basic and diluted loss per share.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


6. EARNINGS (LOSS) PER SHARE - (CONTINUED)

                                                                  YEAR                NINE                YEAR
                                                                  ENDED            MONTHS ENDED            ENDED
                                                               DECEMBER 31,        DECEMBER 31,          MARCH 31,
                                                                   1999                1998                1998
                                                            -----------------   -----------------   ------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
 NUMERATOR
   Net loss before extraordinary item ...................     $ (53,203,000)      $  (5,958,000)      $  (11,257,000)
   Preferred stock dividends ............................       (11,930,000)                 --                   --
                                                              -------------       -------------       --------------
   Net loss before extraordinary item attributable to
    common stockholders .................................     $ (65,133,000)      $  (5,958,000)      $  (11,257,000)
   Loss on early retirement of debt .....................        (1,901,000)                 --                   --
                                                              -------------       -------------       --------------
   Net loss attributable to common stockholders .........       (67,034,000)         (5,958,000)         (11,257,000)
                                                              -------------       -------------       --------------
 DENOMINATOR
   Weighted average shares outstanding ..................        60,610,548          57,736,654           57,082,495
                                                              -------------       -------------       --------------
 PER SHARE AMOUNTS (BASIC AND DILUTED)
   Net loss before extraordinary item ...................     $       (1.08)      $       (0.10)      $        (0.20)
   Loss on early retirement of debt .....................             (0.03)                 --                   --
                                                              =============       =============       ==============
   Net loss per share ...................................     $       (1.11)      $       (0.10)      $        (0.20)
                                                              =============       =============       ==============



     The following table lists preferred dividends by preferred stock series for the year ended December 31, 1999. There were no preferred dividends for the nine months ended December 31, 1998 and for the twelve months ended March 31, 1998.



PREFERRED STOCK       YEAR ENDED
  SERIES           DECEMBER 31, 1999
----------------- ------------------
  B                   $ 4,601,000
  C                     2,215,000
  D                     1,608,000
  E                     1,847,000
  F                            --
  G                            --
  H                            --
  I                       139,000
  J                        29,000
  K                       200,000
  M                       537,000
  N                       697,000
  O                        57,000
                      -----------
  Total               $11,930,000
                      ===========

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7. RELATED PARTY TRANSACTIONS

Notes Payable and Long-Term Debt

     Notes payable and long-term debt with related parties consist of the following:


                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                 1999           1998
                                                                            -------------   ------------
Accounts receivable revolving credit note (1) ...........................   $1,058,000      $      --
Secured notes, net of unamortized discount of $7,128,000 and $0 (1) .....    7,806,000             --
Promissory note of Coast (2) ............................................    3,000,000             --
Promissory note of Coast (2) ............................................      250,000             --
Promissory note payable to a stockholder, net of unamoritized discount
 of $137,000 and $46,000 (3) ............................................      863,000        954,000
Short-term loan from two officers and an investor (4) ...................           --        200,000
                                                                            ----------      ---------
Total, net of unamortized discount of $7,265,000 and $46,000 ............   12,977,000      1,154,000
Less current maturities, net of unamortized discount of $2,988,000 and
 $46,000. ...............................................................    4,676,000      1,154,000
                                                                            ----------      ---------
Total long-term debt, net of unamortized discount of $4,277,000 and $0...   $8,301,000      $      --
                                                                            ==========      =========

----------
(1) In April 1999, the Company entered into a loan and note purchase agreement with EXTL Investors ("EXTL"), which together with its affiliates is the Company's largest stockholder. Under the terms of this Loan and Note Purchase Agreement ("Agreement"), in April 1999, the Company initially received an unsecured loan ("Loan") of $7.0 million bearing interest at 8% payable monthly with principal and remaining interest due on the earlier of
    (i) April 2000, (ii) the date of closing of an offering by the Company from which the Company received net proceeds of $30.0 million or more, or (iii) the closing of the $20.0 million purchase of the Company's 5% Secured Notes. As additional consideration, EXTL received warrants to purchase 1,500,000 shares of the Company's common stock at an exercise price of $0.01 per share, of which 500,000 warrants were immediately exercisable and 1,000,000 warrants were exercisable only in the event that the stockholders did not approve the repayment of the $20.0 million credit facility committed by EXTL in shares of the Company's common stock and grant of warrants to purchase 5,000,000 shares of the Company's common stock or the Company elected not to draw it down. The 1,000,000 warrants did not become exercisable because both the stockholder approval was received and the Company elected to draw down the funds as discussed below.

   The value of approximately $2.9 million assigned to the 500,000 warrants was recorded as a discount to the note payable and amortized through July 1999 when the note was repaid.

   Under the Agreement, in July 1999, EXTL purchased $20.0 million of 5% Secured Notes ("Notes") dated June 30, 1999 at the Company's request. The transactions contemplated by the Agreement were approved by the Company's stockholders at the annual stockholders meeting in June 1999. The initial $7.0 million note was repaid from the proceeds of the Notes along with accrued interest of $0.1 million.

   As additional consideration for the Notes, EXTL was granted warrants vesting over two years expiring in three years, to purchase 5,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The value assigned such warrants of approximately $10.7 million was recorded as a discount to the Notes and is being amortized over the term of the Notes as additional interest expense.

   Principal and interest on the Notes are payable over three years in monthly installments commencing August 1, 1999 with a balloon payment for the remaining balance due on the earlier to occur of (i) June 30, 2002, or (ii) the date of closing of an offering ("Qualified Offering") by the Company of debt or equity securities, in a single transaction or series of related transactions, from which the Company receives net proceeds of $100.0 million or more. Alternatively, the Company may elect to pay up to 50% of the original principal amount of the Notes in shares of the Company's common stock, at its option, if: (i) the closing price of the Company's common stock is $8.00 or more per share for more than 15 consecutive trading days; (ii) the Company completes a public offering of equity securities at a price of at least $5.00 per share and with proceeds of at least $30.0 million; or (iii) the Company completes an offering of securities with proceeds in excess of $100.0 million.

   Also, under the Agreement, EXTL agreed to make advances to the Company under a 5% Accounts Receivable Revolving Credit Note ("Revolver") for an amount up to the lesser of (1) 50% of eligible receivables (as defined) or (2) the aggregate amount of principal that has been repaid to date ($1,066,000 as of December 31, 1999). Interest payments are due monthly with the unpaid principal and interest on the Revolver due on the earliest to occur of (i) the third anniversary of the agreement, June 30, 2002, or (ii) the date of closing of a Qualified Offering as defined above.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7. RELATED PARTY TRANSACTIONS - (CONTINUED)

   In August 1999, the Company and EXTL agreed to exchange $4.0 million of the Notes for 40 shares of Series J Cumulative Convertible Preferred Stock ("Series J Preferred"). At the date of exchange, the carrying value of the $4.0 million Notes, net of the unamortized discount of approximately $1.9 million, was approximately $2.1 million. The excess of the fair value of the Series J Preferred Stock of $4.0 million over the carrying value of the Notes of $1.9 million was recorded as an extraordinary loss on early retirement of debt. The transaction does not result in a tax benefit to the Company. As a result of this agreement, the $4.0 million is not subject to redraw under the Revolver. (See Note 10 for further discussion.)

   These Notes and Revolver are secured by substantially all of eGlobe's existing operating assets (excluding Trans Global) and eGlobe's and IDX's accounts receivables, although the Company can pursue certain additional permitted financing, including equipment and facilities financing, for certain capital expenditures. The Agreement contains certain debt covenants and restrictions by and on the Company, as defined. The Company was in arrears on a scheduled principal payment under this debt facility as of December 31, 1999 for which it received a waiver from EXTL through January 1, 2001. In addition the Company was in default under certain of its other debt agreements as a result of non-payments of scheduled payments at December 31, 1999 and obtained a waiver through February 14, 2000 from EXTL. The Company repaid these other notes by February 14, 2000. The Company was technically in default under the Notes due to the Company's assumption of the Coast notes, as discussed below in (2). However, in April 2000, the Agreement was amended and this event of default was permanently cured as discussed in Note 18.

(2) Coast, acquired in December 1999, has two outstanding unsecured promissory notes with an affiliate of EXTL for $3.0 million and $250,000. The notes bear interest at a variable rate (10% at December 31, 1999) and 11%, respectively. Interest on both notes is payable monthly with the principal due July 1, 2000 and November 29, 2000, respectively. A change of control is considered an event of default under the existing $3.0 million note. In April 2000, the agreement was amended and the event of default was permanently cured as discussed in Note 18.

(3) In June 1998, the Company borrowed $1.0 million from an existing stockholder under an 8.875% unsecured note. In connection with this transaction, the lender was granted warrants expiring September 2001 to purchase 67,000 shares of the Company's common stock at a price of $3.03 per share. The stockholder also received as consideration for the loan, the repricing and extension of an existing warrant for 55,000 shares exercisable before February 2001 at a price of $3.75 per share. The value assigned to such warrants, including the revision of terms, of approximately $69,000, was recorded as a discount to the note payable and was amortized over the term of the note as interest expense through December 31, 1999. In January 1999, the exercise price of the 122,000 warrants was lowered to $1.5125 per share and the expiration dates were extended through January 31, 2002. The value of $57,000 assigned to the revision in terms was recorded as additional debt discount and was amortized as interest expense through December 31, 1999.

   In August 1999, the Company entered into a stock purchase agreement with the lender. Under this agreement, the lender agreed to purchase 160,257 shares of common stock of the Company at a price per share of $1.56 and received a warrant to purchase 60,000 shares of common stock of the Company at a price per share of $1.00. Additionally, the lender acquired an option to exchange the principal of the note (up to a maximum amount of $500,000) for: (1) shares of common stock of the Company at a price per share of $1.56 and (2) warrants to purchase shares of common stock of the Company at a price of $1.00 (60,000 shares per $250,000 of debt exchanged). The value of the maximum number of warrants that would be issued upon exercise of the option of approximately $71,000 was recorded as additional debt discount and was amortized as interest expense through December 31, 1999.

   Effective December 16, 1999 the Company and the TRANSACTIONS lender extended the maturity date of the note to (CON'T) April 18, 2000 and increased the interest rate on the balance outstanding from December 18, 1999 to maturity to 14%. Additionally, the option to exchange up to 50% of the principal balance for shares of common stock was increased to 75% under the same terms as discussed earlier. As a result, the value of the additional 60,000 warrants that would be issued upon exercise of the option of $137,000 was recorded as additional debt discount and will be amortized as interest expense through April 18, 2000. The value of $313,000 related to the excess of the market value of the Company's common stock over the conversion price under the option was recorded as interest expense because the debt is convertible at the election of the lender until April 2000.

   During 1999, the same stockholder loaned $0.2 million to the Company for short term needs. This note was converted into 125,000 shares of common stock during 1999. Upon conversion, the stockholder was issued warrants to purchase 40,000 shares of common stock at an exercise price of $1.60 per share and warrants to purchase 40,000 shares of common stock at an exercise price of $1.00 per share. The value of $102,000 related to these warrants was recorded as interest expense.

(4) On December 31, 1998, two officers of the Company each loaned $50,000 and an investor loaned $100,000 to the Company for short-term needs. The loans were repaid in 1999.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7. RELATED PARTY TRANSACTIONS - (CONTINUED)

     Future maturities of notes payable and long-term debt with related parties at December 31, 1999 are as follows:


          YEARS ENDING DECEMBER 31,                                    TOTAL
          -------------------------------------------------------   -------------
          2000 ..................................................   $7,664,000
          2001 ..................................................    3,076,000
          2002 ..................................................    9,502,000
                                                                    ----------
          Total principal payments ..............................   20,242,000
          Less unamortized discount .............................    7,265,000
                                                                    ----------
          Total debt ............................................   12,977,000
          Less current maturities, net of unamortized discount of
            $2,988,000 ..........................................    4,676,000
                                                                    ----------
          Total long-term debt, net of unamortized discount of
            $4,277,000 ..........................................   $8,301,000
                                                                    ==========

Settlement With Principal Stockholder

     In November 1998, the Company reached an agreement with its former chairman, Mr. Ronald Jensen, who at the time was also the Company's largest stockholder. Mr. Jensen is also a member of EXTL, the Company's current largest stockholder. The agreement concerned settlement of his unreimbursed costs and other potential claims.

     Mr. Jensen had purchased $7.5 million of eGlobe's common stock in a private placement in June 1997 and later was elected Chairman of the Board of Directors. After approximately three months, Mr. Jensen resigned his position citing both other business demands and the demands presented by the challenges of the Company. During his tenure as Chairman, Mr. Jensen incurred staff and other costs, which were not billed to the Company. Also, Mr. Jensen subsequently communicated with the Company's current management indicating that there were a number of issues raised during his involvement with the Company relating to the provisions of his share purchase agreement which could result in claims against the Company.

     In order to resolve all current and potential issues, Mr. Jensen and the Company agreed to exchange his current holding of 1,425,000 shares of common stock for 75 shares of 8% Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock"), which management estimated to have a fair market value of approximately $3.4 million and a face value of $7.5 million. The terms of the Series C Preferred Stock permitted Mr. Jensen to convert the face value of the preferred stock to common stock at 90% of the market price, subject to a minimum conversion price of $4.00 per share and a maximum of $6.00 per share. The difference between the estimated fair value of the preferred stock issued and the market value of the common stock surrendered resulted in a non-cash charge to the Company's statement of operations of approximately $1.0 million in the nine months ended December 31, 1998.

     In February 1999, contemporaneous with the Company's issuance of Series E Cumulative Convertible Redeemable Preferred Stock ("Series E Preferred Stock") to EXTL which is discussed below, the terms of the Series C Preferred Stock were amended and the Company issued 3,000,000 shares of common stock in exchange for the 75 shares of outstanding Series C Preferred Stock (convertible into 1,875,000 shares of common stock on the exchange date). The market value of the 1,125,000 incremental shares of common stock issued was recorded as a preferred stock dividend of approximately $2.2 million. See Note 10 for further discussion.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7. RELATED PARTY TRANSACTIONS - (CONTINUED)

Preferred Stock Issuances

     In February 1999, the Company issued 50 shares of Series E Preferred Stock to the Company's largest stockholder for $5.0 million. See Note 10 for further discussion.

     As discussed earlier, in August 1999, the Company issued 40 shares of Series J Preferred Stock as prepayment of $4.0 million of the Secured Notes. See
Note 10 for further discussion.

Acquisition of Companies

     In December 1999, the Company acquired Coast, which was majority owned by Mr. Jensen. See Note 4 for further discussion. In addition, Coast has outstanding promissory notes with an affiliate of EXTL as discussed above.

     Effective August 1, 1999, the Company acquired iGlobe, a wholly-owned subsidiary of HGP. An eGlobe director is the president and chief executive officer of HGP. See Note 4 for further discussion.

Redeemable Common Stock


     Upon the execution of the Coast merger agreement, one of the Coast stockholders signed an employment agreement with the Company. Under a side letter to the employment agreement, the Company was obligated to repurchase the 247,213 shares of common stock issued this employee in the Coast acquisition for $700,000 under certain conditions. The Company shall, within 180 days of the date of the Coast stockholder's employment, provided that the Company has raised at least $15.0 million in equity through a public or private placement, purchase 247,213 shares of the Company's common shares at $2.83 per share. If the conditions mentioned above do not occur within 120 days of the date of employment, the shareholder has the option to withdraw the redemption feature. The Company may purchase up to 50,000 shares of common stock of the Company from the Coast stockholder at a price per share of $2.83. At any time after the date that is 120 days after the date of the Coast stockholders employment, they may elect not to have any portion or all of these Company common shares purchased by providing written notice of such election to the Company. Accordingly, the redemption value of $700,000 for these shares was reclassified and reflected as Redeemable Common Stock at December 31, 1999. Subsequent to December 31, 1999, this employee waived the redemption feature. As a result, this amount will be reclassified to stockholders' equity in the first quarter of 2000.


Office Leases

     A company owned by the Co-Chairman, director and significant stockholder of eGlobe leases certain offices to the Company. The monthly rent of these office leases approximates $50,000 through March 31, 2003. Rent expense paid to companies owned by the stockholder was approximately $573,000, $197,000 and $209,000 for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively.

8. PROXY RELATED LITIGATION AND SETTLEMENT COSTS

     The Company, its former auditors, certain of its present and former directors and others were defendants in a consolidated securities class action which alleged that certain public filings and reports made by the Company, including its Forms 10-K for the 1991, 1992, 1993 and 1994 fiscal years (i) did not present fairly the financial condition of the Company and its earnings; and
(ii) failed to disclose the role of a consultant to the Company. The Company and its former auditors vigorously opposed the action; however, the Company decided it was in the stockholders' best interest to curtail costly legal proceedings and settle the case.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


8. PROXY RELATED LITIGATION AND SETTLEMENT COSTS - (CONTINUED)

     Under an Order and Final Judgment entered in this action on September 21, 1998 pursuant to the Stipulation of Settlement dated April 2, 1998, the Company issued 350,000 shares of its common stock into a Settlement Fund that was distributed as of October 1999 among the Class on whose behalf the action was brought.

     As a result of the above action and related matters, the Company recorded $0.1 million and $3.9 million in costs and expenses during the nine months ended December 31, 1998 and the year ended March 31, 1998. Included in the March 31, 1998 amount, is a charge of $3.5 million which represented the value assigned to the 350,000 shares of common stock referred to above, which were valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value related to the Company's obligation under the Stipulation of Settlement to issue additional stock if the market price of the Company's stock was less than $10.00 per share during the defined periods. The Company had no obligation to issue additional stock if its share price is above $10.00 per share for fifteen consecutive days during the two year period after all shares have been distributed to the Class. In March 2000, that condition was satisfied and the Company has no further obligations under the Stipulation of Settlement.

     Additionally, the Company settled with another stockholder related to the same securities class action in May 1998 and issued that stockholder 28,700 shares of common stock at the market price at the date of settlement for a total value of $81,000.

9. OTHER LITIGATION

     In October 1999, a major telecommunications carrier filed suit against the Company seeking approximately $2.5 million pursuant to various service contracts. The Company disputes the amounts allegedly owed based on erroneous invoices, the quality of service provided and unfair and deceptive billing practices. The Company believes it has substantial counterclaims and is vigorously defending this suit. The ultimate outcome of this litigation is unknown at this time.

     In July 1999, a certain transmission vendor filed suit against the Company, seeking to collect approximately $300,000. The Company believes it has substantial counterclaims and is vigorously defending this suit based upon breach of contract.

     The Company and its subsidiaries are also parties to various other legal actions and various claims arising in the ordinary course of business. Management of the Company believes that the disposition of the items discussed above and such other actions and claims will not have a material effect on the financial position, operating results or cash flows of the Company.

10. STOCKHOLDERS' EQUITY

Preferred Stock and Redeemable Preferred Stock

     At the June 16, 1999 annual stockholder meeting, a proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized preferred stock to 10,000,000 was approved and adopted. Par value for all preferred stock remained at $.001 per share. In addition, the stockholders also approved and adopted a prohibition on stockholders increasing their percentage of ownership of the Company above 30% of the outstanding stock or 40% on a fully diluted basis other than by a tender offer resulting in the stockholder owning 85% or more of the outstanding common stock. The following is a summary of the Company's series of preferred stock and the amounts authorized and outstanding at December 31, 1999 and 1998:

     Series B Convertible Preferred Stock, 500,000 shares authorized, and 0 and 500,000 shares, respectively, issued and outstanding (series eliminated in December 1999).

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     8% Series C Cumulative Convertible Preferred Stock, 275 shares authorized, 0 and 75 shares, respectively, issued and outstanding (series eliminated in December 1999).

     8% Series D Cumulative Convertible Preferred Stock, 125 shares authorized, 35 and 0 shares, respectively, issued and outstanding ($3.5 million aggregate liquidation preference) (converted in January 2000).

     8% Series E Cumulative Convertible Preferred Stock, 125 shares authorized, 50 and 0 shares, respectively, issued and outstanding (converted on January 31, 2000).

     Series F Convertible Preferred Stock, 2,020,000 authorized, 1,010,000 and 0 shares, respectively, issued and outstanding (converted on January 3, 2000).

     6% Series G Cumulative Convertible Redeemable Preferred Stock, 1 share authorized, no shares issued and outstanding (series eliminated in December
1999).

     Series H Convertible Preferred Stock, 500,000 shares authorized, 500,000 and 0 shares, respectively, issued and outstanding (converted on January 31, 2000).

     Series I Convertible Optional Redemption Preferred Stock, 400,000 shares authorized, 400,000 and 0 shares, respectively, issued and outstanding (150,000 shares converted on February 14, 2000).

     5% Series J Cumulative Convertible Preferred Stock, 40 shares authorized, 40 and 0 shares, respectively, issued and outstanding ($4.0 million aggregate liquidation preference) (converted on January 31, 2000).

     5% Series K Cumulative Convertible Preferred Stock, 30 shares authorized, 30 and 0 shares, respectively, issued and outstanding ($3.0 million aggregate liquidation preference) (converted on January 31, 2000).

     20% Series M Convertible Preferred Stock, 1 share authorized, 1 and 0 share, respectively, issued and outstanding ($9.0 million aggregate liquidation preference).

     8%  Series  N  Cumulative   Convertible   Preferred  Stock,  20,000  shares
authorized, 1,535 and 0 shares, respectively, issued and outstanding ($1.5 million liquidation preference) (converted during January 2000).

     Series O Convertible Preferred Stock, 16,100 shares authorized,  16,100 and
0  shares,  respectively,   issued  and  outstanding  ($16.0  million  aggregate
liquidation preference).

Following is a detailed discussion of each series of preferred stock outstanding at December 31, 1999 and 1998:

Series B Convertible Preferred Stock


     On December 2, 1998, the Company issued 500,000 shares of Series B Preferred Stock valued at $3.5 million (value increased an additional $1.5 million in June 1999) in connection with the acquisition of IDX. The shares of Series B Preferred Stock were convertible at the holders' option at any time at the conversion rate (of a 5 to 1 ratio of common stock to preferred). The shares of Series B Preferred Stock automatically convert into shares of common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of common stock is equal to or greater than $8.00 or (b) 30 days after December 2, 1999. The Series B Preferred Stock had no stated liquidation preferences, was not redeemable and the holders were not entitled to dividends unless declared by the Board of Directors.

     In July 1999, the Company renegotiated the terms of the IDX purchase agreement with the IDX stockholders. Pursuant to the renegotiations, the Series B Preferred Stock was reacquired by the Company in exchange for 500,000 shares of Series H Preferred Stock. As a result of the exchange

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                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)


agreement, the Company recorded the excess of the fair market value of the new preferred stock over the carrying value of the reacquired preferred stock, as a dividend to the Series B stockholders of approximately $6.0 million. Pursuant to further renegotiations in December 1999, this dividend was reduced by approximately $1.4 million. (See Note 4 for further discussion).

     Series B stockholders are entitled to vote with shares of the common stock, not as a separate class, at any annual or special meeting of stockholders of the Company, and could act by written consent in the same manner as the common stock in either case upon the following basis: each holder of shares of the Series B Preferred Stock shall be entitled to such number of votes as shall be equal to 25% of the number of shares of common stock into which the holder's aggregate number of shares are convertible.


8% Series C Cumulative Convertible Preferred Stock

     In November 1998, in connection with a settlement with the Company's largest stockholder (see Note 7), 75 shares of Series C Preferred Stock were issued to Mr. Ronald Jensen in exchange for 1,425,000 shares of common stock. The terms of the Series C Preferred Stock permitted the holders to convert the Series C Preferred Stock into the number of common shares equal to the face value of the preferred stock divided by 90% of the market price, but with a minimum conversion price of $4.00 per share and a maximum conversion price of $6.00 per share, subject to adjustment if the Company issued common stock for less than the conversion price.

     Series C stockholders had no voting rights unless dividends payable on the shares of Series C Preferred Stock were in arrears for six quarterly periods in which case Series C stockholders would vote separately as a class with the shares of any other preferred stock having similar voting rights. They would be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights would continue until such time as the dividend arrearage on Series C Preferred Stock were paid in full. The affirmative vote of the holder of the Series C Preferred Stock was required for the issuance of any class or series of stock of the Company ranking senior to or equal to the Series C Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


     In February 1999, the Company issued 3,000,000 shares of common stock in exchange for the 75 shares of outstanding Series C Preferred Stock. This transaction was contemporaneous with the Company's issuance of Series E Preferred Stock to EXTL, an affiliate of Mr. Jensen, which is discussed below. See Note 7 for discussion of this transaction.

Series D Cumulative Convertible Preferred Stock

     In January 1999, the Company issued 30 shares of Series Preferred Stock ("Series D Preferred Stock") to a private investment firm for gross proceeds of $3.0 million. The holder agreed to purchase for $2.0 million 20 additional shares of Series D Preferred Stock upon registration of the common stock issuable upon conversion of this preferred stock. In connection with this transaction, the Company issued warrants to purchase 112,500 shares of common stock with an exercise price of $0.01 per share and warrants to purchase 60,000 shares of common stock with an exercise price of $1.60 per share.

     Upon the Company's registration in May 1999 of the common stock issuable upon the conversion of the Series D Preferred Stock, the investor purchased 20 additional shares of Series D Preferred Stock and warrants for $2.0 million to purchase 75,000 shares of common stock with an exercise price of $0.01 per share and warrants to purchase 40,000 shares of common stock with an exercise price of $1.60.

     The value of approximately $634,000 assigned to these warrants when granted was originally recorded as a discount to the Series D Preferred Stock. These discounts were amortized as deemed preferred stock dividends over the periods from the dates of the grants to the dates that the Series D Preferred Stock could first be converted into common stock defined as 90 days from issuance. On
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)


August 20, 1999, the exercise price of $1.60 for 100,000 warrants was lowered to $1.44 per share. The value assigned to this revision in terms was recorded as a preferred stock dividend. In connection with the revision in terms, the investor exercised the warrants to purchase 100,000 shares at a price of $1.44 per share and warrants to purchase 75,000 shares at $0.01 per share. As of December 31, 1999, warrants to purchase 112,500 shares at $0.01 per share were outstanding.


     Due to the Company's failure to consummate a specific merger transaction by May 30, 1999, the Company issued to the investor a warrant exercisable beginning August 1999 to purchase 76,923 shares of common stock with an exercise price of $.01 per share. The value of $250,000 assigned to the warrant was recorded as a preferred stock dividend. The warrant is exercisable for three years. In August 1999, the investor exercised these warrants.

     The Series D Preferred Stock carried an annual dividend of 8%, payable quarterly beginning December 31, 1999. All dividends that would accrue through December 31, 2000 on each share of Series D Preferred Stock are payable in full upon conversion of such share. As a result, dividends through December 31, 2000 were accrued over the period from the issuance date to the date that the Series D Preferred Stock could first be converted by the holder. The Company accrued approximately $477,000 (net of $240,000 included in the 1999 conversion) in cumulative Series D Preferred Stock dividends as of December 31, 1999. The shares of Series D Preferred Stock were convertible, at the holder's option, into shares of the Company's common stock any time after 90 days from issuance at a conversion price equal to $1.60. The shares of Series D Preferred Stock automatically convert into common stock upon the earliest of (i) the first date on which the market price of the common stock is $5.00 or more per share for any 20 consecutive trading days, (ii) the date on which 80% or more of the Series D Preferred Stock has been converted into common stock, or (iii) the date the Company closes a public offering of equity securities at a price of at least $3.00 per share with gross proceeds of at least $20.0 million.

     Series D stockholders have no voting rights unless dividends payable on the shares of Series D Preferred Stock are in arrears for 6 quarterly periods in which case Series D stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series D Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series D Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal with the Series D Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


     In December 1999, 15 shares of Series D Preferred Stock were converted into 1,087,500 shares of common stock. Subsequent to December 31, 1999, the remaining 35 shares of Series D Preferred Stock were converted into 2,537,500 shares of common stock. The shares of common stock issued upon conversion of the 50 shares of Series D Preferred Stock included payment for dividends through December 31, 2000.

Series E Cumulative Convertible Preferred Stock

     In February 1999, the Company issued 50 shares of Series E Preferred Stock to the Company's largest stockholder, for gross proceeds of $5.0 million. The Series E Preferred Stock carried an annual dividend of 8%, payable quarterly beginning December 31, 2000. All dividends that would accrue through December 31, 2000 on each share of Series E Preferred Stock are payable in full upon conversion of such share. As a result, dividends through December 31, 2000 were accrued over the period from the issuance date to the date that the Series E Preferred Stock could first be converted by the holder. The Company accrued approximately $750,000 in Series E Preferred Stock dividends as of December 31, 1999. As additional consideration, the Company issued to the holder three year warrants to purchase 723,000 shares of common stock at $2.125 per share and 277,000 shares of common stock at $0.01 per
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

share. The value of $1.1 million assigned to such warrants was recorded as a deemed dividend when granted because the Series E Preferred Stock was convertible at the election of the holder at the issuance date. In connection with a debt placement concluded in April 1999 (see Note 7), the Series E Preferred Stockholder elected to make such shares convertible; accordingly, such shares were no longer redeemable.

     The shares of Series E Preferred Stock automatically convert into shares of the Company's common stock, on the earliest to occur of (a) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which the Series E Preferred Stock is outstanding, (b) the date that 80% or more of the Series E Preferred Stock has been converted into common stock, or (c) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20.0 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if the Company issues common stock for less than the conversion price.

     On January 31, 2000, the Series E Preferred Stock automatically converted into 2,352,941 shares of common stock because the last reported closing sales price of the Company's common stock was over the required threshold for the requisite number of trading days.

     Series E stockholders have no voting rights unless dividends payable on the shares of Series E Preferred Stock are in arrears for 6 quarterly periods in which case Series E Preferred stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series E Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series E Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal to the Series E Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


Series F Convertible Preferred Stock

     As discussed in Note 4, in February 1999, the Company completed the acquisition of Telekey. The purchase consideration included the issuance of 1,010,000 shares of Series F Preferred Stock valued at $1,957,000. The Company originally agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives. The 505,000 shares valued at $979,000 are included in stock to be issued in the accompanying supplemental consolidated balance sheet.


     The Series F Preferred Stock can be converted at the option of the holder at any time after issuance. The Series F Preferred Stock conversion rate is equal to the quotient obtained by dividing $4.00 by the applicable Series F Market Factor. The Series F Market Factor is equal to $4.00 if the Series F Preferred Stock converts prior to December 31, 1999. After such date the Series F Market Factor is equal to (i) $2.50 if the Market Price (equal to the average closing price of the Company's common stock over the 15 trading days prior to the conversion date) is less than or equal to $2.50; (ii) the Market Price if the Market Price is greater than $2.50 but less than $4.00; or (iii) $4.00 if the Market Price is greater than or equal to $4.00. The shares of Series F Preferred Stock initially issued automatically convert into shares of common stock on the earlier to occur of (a) the first date as of which the market price is $4.00 or more for any 15 consecutive trading days during any period that the Series F Preferred Stock is outstanding, or (b) July 1, 2001. The Company guaranteed a price of $4.00 per share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred Stock, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. The Series F Preferred Stock carries no dividend obligation.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     On December 31, 1999, the market price of the Company's common stock exceeded $4.00; therefore, no additional shares were issuable. On January 3, 2000, the former stockholders of Telekey converted their combined 1,010,000 shares of Series F Preferred Stock into a total of 1,209,584 shares of common stock.

     Series F stockholders are entitled to vote with shares of the common stock and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock in either case upon the following basis: each holder of shares of the Series F Preferred Stock shall be entitled to such number of votes as shall be equal to 25% of the number of shares of common stock into which the holder's aggregate number of shares are convertible.


     In February 2000, the Company reached a preliminary agreement with the former stockholders of Telekey to restructure certain terms of the original acquisition agreement. Such restructuring, which is subject to completion of final documentation, includes an acceleration of the original earn-out provision. See Note 4.

Series G Cumulative Convertible Redeemable Preferred Stock


     In connection with the purchase of substantially all of the assets of Connectsoft in June 1999, as discussed in Note 4, the Company issued one share of Series G Preferred Stock valued at $3.0 million. The Series G Preferred Stock carried an annual dividend of 6%, payable annually beginning September 30, 2000. The one share of Series G Preferred Stock was convertible, at the holder's option, into shares of the Company's common stock any time after October 1, 1999 at a conversion price equal to the greater of (i) 75% of the market price of the common stock on the date the conversion notification is received by the Company and (ii) a minimum purchase price of $3.00. The Series G Preferred Stock was redeemable by the Company upon the first to occur of the following dates (a) on the first day on which the Company received in any transaction or series of transactions any equity financing of at least $25.0 million or (b) on June 14, 2004. In August 1999, the Company issued 30 shares of Series K Preferred Stock in exchange for the one share of Series G Preferred Stock. This exchange is discussed in more detail below.

     Series G stockholders have no voting rights unless dividends payable on the shares of Series G Preferred Stock are in arrears for 6 quarterly periods in which case Series G stockholders would vote separately as a class with the shares of any other preferred stock having similar voting rights. They would be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights would continue until such time as the dividend arrearage on Series G Preferred Stock were paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series G Preferred Stock was required for the issuance of any class or series of stock of the Company ranking senior to or equal with the Series G Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


Series H Convertible Preferred Stock


     In July 1999, the Company issued 500,000 shares of Series H Preferred Stock originally valued at approximately $11.0 million in exchange for 500,000 shares of Series B Preferred. See Note 4 for discussion of the exchange agreement. The shares of Series H Preferred Stock convert automatically into a maximum of 3,750,000 shares of common stock, subject to adjustment as described below, on January 31, 2000 or earlier if the closing sale price of the common stock is equal to or greater than $6.00 for 15 consecutive trading days. Providing the Series H Preferred Stock had not converted, the Company guaranteed a price of $6.00 per share on January 31, 2000.


     In December 1999, the Company and the IDX stockholders agreed to reduce the preferred stock and warrants consideration paid to the IDX stockholders as discussed in Note 4. As a result of this renegotiation, the value of the shares of Series H Preferred Stock was reduced by $1.4 million. As a result, the shares were convertible into a maximum of 3,262,500 shares at December 31, 1999.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     Series H stockholders may vote with shares of the common stock, not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock in either case upon the following basis: each holder of shares of the Series H Preferred Stock shall be entitled to such number of votes as shall be equal to 25% of the number of shares of Common Stock into which the holder's aggregate number of shares are convertible.


     On January 31, 2000, the shares of Series H Preferred Stock automatically converted into 3,262,500 shares of common stock (reflecting the above adjustment negotiated in December 1999).

Series I Convertible Optional Redemption Preferred Stock

     In July 1999, the Company issued 400,000 shares of Series I Preferred Stock in exchange for notes payable of $4.0 million due to the IDX stockholders. See
Note 4 for discussion of renegotiations. The Company had the option, which the Company did not exercise, to redeem 150,000 shares of the Series I Preferred Stock prior to February 14, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption. The Company still has an option to redeem 250,000 shares of Series I Preferred Stock prior to July 17, 2000 at a price of $10.00 per share plus 8% of the value of Series I Preferred Stock per annum from December 2, 1998 through the date of redemption for cash, common stock or a combination of the two. Any Series I Preferred Stock not redeemed by the applicable dates discussed above automatically converts into common stock based on a conversion price of $10.00 per share plus 8% per annum of the value of the Series I Preferred Stock from December 2, 1998 through the date of conversion divided by the greater of the average closing price of common stock over the 15 days immediately prior to conversion or $2.00 up to a maximum of 3.9 million shares of common stock. The Company made a written election in August 1999 to pay the 8% of the value in shares of common stock upon redemption or conversion.

     Series I stockholders have no voting rights, unless otherwise provided by Delaware corporation law.


     On February 14, 2000, 150,000 shares of the Series I Preferred Stock plus the 8% accrual of the value automatically converted into 166,304 shares of common stock.

Series J Cumulative Convertible Preferred Stock


     In August 1999, the Company reached an agreement with EXTL which was finalized in November 1999 whereby the Company issued to EXTL 40 shares of Series J Preferred Stock valued at $4.0 million as prepayment of $4.0 million of the outstanding $20.0 million Secured Notes issued to EXTL. (See Note 7 for discussion).

     The Series J Preferred Stock carries an annual dividend of 5% which is payable quarterly, beginning December 31, 2000. The Company has accrued approximately $29,000 in cumulative Series J Preferred Stock dividends as of December 31, 1999. The shares of Series J Preferred Stock are convertible, at the holder's option, into shares of the Company's common stock at any time at a conversion price, subject to adjustment for certain defined events, equal to $1.56. The shares of Series J Preferred Stock automatically converts into the Company's common stock, on the earliest to occur of (i) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series J Preferred Stock is outstanding, (ii) the date that 80% or more of the Series J Preferred Stock the Company has issued has been converted into the Company's common stock, or (iii) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20.0 million.

     Series J stockholders have no voting rights unless dividends payable on the shares of Series J Preferred Stock are in arrears for 6 quarterly periods in which case Series J stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)


regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series J Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series J Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal to the Series J Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


     On January 31, 2000, the Series J Preferred Stock automatically converted into 2,564,102 shares of common stock because the last reported closing sales price of the Company's common stock was over the required threshold for the requisite number of trading days.

Series K Cumulative Convertible Preferred Stock

     In August 1999, the Company reached an agreement under which it issued 30 shares of Series K Preferred Stock valued at $3.0 million in exchange for the one share of its Series G Preferred Stock. The carrying value of the Series G Preferred Stock exceeded the fair value of the Series K Preferred Stock because of accrued dividends that were not paid pursuant to the exchange. The excess of $36,000 reduced the loss attributable to common stockholders.

     The Series K Preferred Stock carries an annual dividend of 5% which is payable quarterly, beginning December 31, 2000. All dividends that would accrue through December 31, 2000 on each share of Series K Preferred Stock are payable in full upon conversion of such share. As a result, dividends through December 31, 2000 were accrued over the period from the issuance date to the date that the Series K Preferred Stock could first be converted by the holder. The Company accrued approximately $200,000 in Series K Preferred Stock cumulative dividends as of December 31, 1999. The shares of Series K Preferred Stock are convertible, at the holder's option, into shares of the Company's common stock at any time at a conversion price equal to $1.56, subject to adjustment for certain defined events. The shares of Series K Preferred Stock automatically convert into the Company's common stock, on the earliest to occur of (i) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series K Preferred Stock is outstanding, (ii) the date that 80% or more of the Series K Preferred Stock the Company has issued has been converted into the Company's common stock, or (iii) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20.0 million.

     Series K stockholders have no voting rights unless dividends payable on the shares of Series K Preferred Stock are in arrears for 6 quarterly periods in which case Series K stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series K Preferred Stock has been paid in full. The affirmative vote of at least 66 2/3% of the holders of the Series K Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal with the Series K Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


     On January 31, 2000, the Series K Preferred Stock automatically converted into 1,923,077 shares of common stock because the closing price of the Company's common stock was over the required threshold for the requisite number of trading days.

Series M Convertible Preferred Stock

     In October 1999, the Company issued one share of Series M Preferred Stock valued at $9.6 million in connection with the acquisition of iGlobe. The one share of Series M Preferred Stock has a liquidation value of $9.0 million and carries an annual cumulative dividend of 20% which will accrue and be payable
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

annually or at conversion in cash or shares of common stock, at the option of the Company. The Company accrued $380,000 in Series M Preferred Stock dividends as of December 31, 1999. The above market dividend resulted in a premium of $643,000 which will be amortized as a deemed preferred dividend stock over the one year period from the issuance date through October 2000. The Series M Preferred Stock is convertible, at the option of the holder, one year after the issue date at a conversion price of $2.385. The Company recorded a dividend on the Series M Preferred Stock of approximately $1.4 million for the beneficial conversion feature based on the excess of the common stock closing price on the effective date of the acquisition over the conversion price. This dividend will be amortized as a deemed preferred dividend over the one year period from the date of issuance.

     The Company has the right, at any time prior to the holder's exercise of its conversion rights, to repurchase the Series M Preferred Stock for cash upon a determination by eGlobe's Board that it has sufficient cash to fund operations and make the purchase. The share of Series M Preferred Stock shall automatically be converted into shares of common stock, based on the then-effective conversion rate, on the earliest to occur of (but no earlier than one year from issuance)
(i) the first date as of which the last reported sales price of the common stock is $5.00 or more for any 10 consecutive trading days during any period in which Series M Preferred Stock is outstanding, (ii) the date that is seven years after the issue date, or (iii) the date upon which the Company closes a public offering of equity securities of the Company at a price of at least $4.00 per share and with gross proceeds of at least $20.0 million.

     Series M stockholders have no voting rights unless dividends payable on the shares of Series M Preferred Stock are in arrears for 6 quarterly periods in which case Series M Preferred stockholders will vote separately as a class with the shares of any other preferred stock having similar voting rights. They will be entitled at the next regular or special meeting of stockholders of the Company to elect one director. Such voting rights will continue until such time as the dividend arrearage on Series M Preferred Stock has been paid in full. The affirmative vote or consent of the holder of the outstanding share of Series M Preferred Stock is required for the issuance of any class or series of stock of the Company ranking senior to or equal to the shares of the Series M Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


Series N Cumulative Convertible Preferred Stock


     During the fourth quarter of 1999, the Company sold 2,670 shares of 8% Series N Preferred Stock and 304,636 warrants for gross proceeds of $2.7 million. The Series N Preferred Stock carries an 8% annual dividend payable in cash or common stock at the holder's option, or in the absence of an election of the holder, at the election of the Company. The Company accrued $45,000 in Series N Preferred Stock dividends as of December 31, 1999.


     The shares of Series N Preferred Stock are immediately convertible, at the holder's option, into shares of the Company's common stock at a conversion price equal to the greater of $2.125 and 101% of the average closing market price per share of common stock for the 15 trading days prior to the binding commitment of the holder to invest (provided however that no shares of Series N Preferred Stock sold after the first issuance shall have an initial conversion price below the initial conversion of the shares sold at first issuance) or 85% of the market price per share of common stock, computing the market price per share for the purpose of such conversion as equal to the average closing market price per share for the five trading days immediately prior to the conversion date, provided however that the conversion price shall not be greater than the greater of $3.25 or 150% of the initial conversion price. The Company recorded dividends at issuance of approximately $230,000 for the beneficial conversion feature based on the excess of the common stock market price on the date of the issuance over the conversion price.

     The Series N Preferred Stock automatically converts into shares of common stock on the earliest to occur of: (i) the date that is the fifth anniversary of the issuance of Series N Preferred Stock; (ii) the first date as of which the last reported sales price of the common stock on Nasdaq is $6.00 or more for any
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

15 consecutive trading days during any period in which Series N Preferred Stock is outstanding; (iii) the date that 80% or more of the Series N Preferred issued by the Company has been converted into common stock, the holders thereof have agreed with the Company in writing to convert such Series N Preferred Stock into common stock or a combination of the foregoing; or (iv) the Company closes a public offering of equity securities of the Company with gross proceeds of at least $25.0 million.

Series N stockholders have no voting rights.


     The warrants are exercisable one year from issuance and expire three years from issuance. The exercise prices vary from $3 to $5 per share. In addition, the holders may elect to make a cash-less exercise. The value of the warrants of $423,000 was recorded as a dividend at the issuance date because the Series N Preferred Stock is immediately convertible.


     During the fourth quarter of 1999, 1,135 shares of Series N Preferred Stock were converted into 457,162 shares of common stock. Subsequent to December 31, 1999, the remaining shares of Series N Preferred Stock outstanding at December 31, 1999 were converted into 375,263 shares of common stock.


     See Note 16 for a discussion of additional shares of Series N Preferred Stock sold and converted subsequent to year end.

     Due to a delay in registering shares of the Company's common stock, in February 2000, the Company issued warrants to certain Series N Preferred Stockholders to purchase 200,000 shares of the Company's common stock at a price per share equal to $7.50. The warrants are exercisable in whole or in part at any time beginning on the date that is one year after the date of issuance until the third anniversary of the date of issuance.

Series O Convertible Preferred Stock

     In December 1999, the Company issued 16,100 shares of Series O Preferred Stock in connection with the acquisition of Coast. See Note 4 for further discussion. The estimated value of the Series O Preferred Stock of $13.4 million is based upon a preliminary appraisal. The Series O Preferred Stock carries an annual dividend of 10%. All dividends that would accrue through November 30, 2001 on each share of Series O Preferred Stock are payable in full upon conversion of such share. The preliminary appraisal includes a present value of $2.5 million for dividends through November 30, 2001. The difference between the undiscounted value of the dividends and $2.5 million is being accrued as a dividend over the period that the Series O Preferred Stock could first be converted by the holder.

     The shares of Series O Preferred Stock have a liquidation value of $16.1 million and are convertible, at the holder's option, into a maximum 3,220,000 shares of common stock at any time after the later of (a) one year after the date of issuance and (b) the date the Company has received stockholder approval for such conversion and the applicable Hart-Scott-Rodino waiting period has expired or terminated (the "Clearance Date"), at a conversion price equal to $5.00. The shares of Series O Preferred Stock will automatically be converted into shares of common stock, on the earliest to occur of (i) the fifth anniversary of the first issuance of Series O Preferred Stock, (ii) the first date as of which the last reported sales price of common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series O Preferred Stock is outstanding, (iii) the date that 80% or more of the Series O Preferred Stock the Company issued has been converted into common stock, or (iv) the Company completes a public offering of equity securities with gross proceeds to the Company of at least $25.0 million at a price per share of $5.00. Notwithstanding the foregoing, the Series O Preferred Stock will not be converted into the Company's common stock prior to the Company's receipt of stockholder approval for such conversion, which was obtained at the March 23, 2000 stockholders' meeting, and the expiration or termination of the applicable Hart-Scott-Rodino waiting period. If the events discussed above occur prior to the Clearance Date, the automatic conversion will occur on the Clearance Date.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)


     Series O stockholders have no voting rights. The holders of the Series O Preferred Stock are entitled to notice of all stockholder meetings in accordance with Bylaws. The affirmative vote of 66 2/3% of the holders of the Series O Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series O Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


     On January 26, 2000, the closing sales price of the Company's common stock was $6.00 or more for 15 consecutive trading days and accordingly, on the Clearance Date, the outstanding Series O Preferred Stock will be converted into 3,220,000 shares of common stock.

Common Stock

     At the March 23, 2000 stockholders' meeting, a proposal to amend the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of common stock available to 200,000,000 was approved and adopted.

     In November 1998, the Company agreed to issue 75 shares of Series C Preferred Stock in exchange for the 1,425,000 shares of common stock originally valued at $7.5 million as described above. As discussed earlier, in February 1999, the Company issued 3,000,000 shares of common stock in exchange for these outstanding shares of Series C Preferred Stock.

     During the nine months ended December 31, 1998 and the year ended March 31, 1998, the Company agreed to issue 28,700 shares valued at $81,000 and 350,000 shares of common stock valued at $3.5 million in connection with the settlement of litigation. See Note 8 for further discussion. Additionally, in June 1999, the Company issued to a former employee 54,473 shares of the Company's common stock valued at $99,000 in settlement of certain potential claims.

     In December 1998, the Company issued 62,500 shares of common stock valued at $102,000 in the UCI acquisition. During 1999, the Company issued 526,063 shares of common stock amounting to $1,645,000 as payment of the first of two installments under the Swiftcall acquisition agreement, 1.5 million shares of common stock and warrants to purchase additional shares of common stock in connection with its acquisition of control of ORS and 882,904 shares (prior to the reclassification of the value of 247,213 shares reclassified to Redeemable Common Stock valued at $0.7 million as discussed in Note 7) of common stock valued at $2,980,000 in connection with the acquisition of Coast. See Notes 4 and 7 for discussion of acquisitions.

     In March 1999, the Company elected to pay the IDX $1.0 million promissory note and accrued interest with shares of common stock. The Company issued 431,729 shares of common stock and warrants to purchase 43,173 shares of common stock valued at $1,023,000 to discharge this indebtedness. In July 1999, the Company issued 140,599 shares of common stock valued at $433,000 in repayment of the $418,000 note and related accrued interest related to the IDX acquisition. In addition, in July 1999, the Company repaid a $200,000 note payable with 125,000 shares of common stock valued at $200,000. In connection with this transaction, the Company also issued warrants to purchase 40,000 common shares at an exercise price of $1.60 and a warrant to purchase 40,000 common shares at an exercise price of $1.00 per share. See Notes 4 and 7 for discussion.

     In August 1999, the Company entered into a stock purchase agreement with a long time stockholder and a lender. Under this agreement, for $250,000, the investor purchased 160,257 shares of common stock and warrants to purchase 60,000 shares of common stock at an exercise price of $1.00 per share and the option to exchange the principal of an existing note (up to a maximum amount of $500,000) for shares of common stock at a price per share of $1.56 and a warrant to purchase shares of common stock at a
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

price of $1.00 (60,000 per $250,000 of debt exchanged). On December 16, 1999, the lender's option to convert the loan principal outstanding into common stock was increased from a maximum of $500,000 to $750,000 and therefore a maximum of 180,000 warrants can now be issued. (See Note 7 for further discussion).

     On December 23, 1999, the Company entered into a promissory note with a bank, as amended on February 1, 2000, for a principal amount of $14.0 million. In connection with the note agreement, a security and pledge agreement was signed whereby the Company assigned all of its rights to 4,961,000 shares of eGlobe common stock to the lender. The Company and the lender concurrently entered into a stock purchase agreement whereby the lender purchased the shares in exchange for a $30.0 million stock purchase note. However, the lender failed to fund the note on a timely basis and in March 2000, eGlobe advised the lender that they were terminating the agreement and demanded the lender return eGlobe's stock certificates. As of March 24, 2000, the lender has not returned the certificates. Such shares of common stock are included in the outstanding shares at December 31, 1999 at par value.

     In the year ended December 31, 1999, the Company received proceeds of approximately $721,000 from the exercise of warrants to acquire 1,168,518 shares of common stock. No warrants were exercised in the nine months ended December 31, 1998 and the year ended March 31, 1998.

     In the year ended December 31, 1999, and the year ended March 31, 1998, the Company received proceeds of approximately $61,000 and $138,000 from the exercise of options and stock appreciation rights to acquire 39,517 and 18,348 shares of common stock, respectively. No proceeds were received during the nine months ended December 31, 1998.

Notes Receivable from Stock Sales

     The Company loaned certain of its executive officers money in connection with their exercise of non-qualified stock options in December 1999. The notes receivable of $1,210,000 are full recourse promissory notes bearing interest at 6% and are collateralized by the 430,128 shares of stock issued upon exercise of the stock options. Interest is payable quarterly in arrears and principal is due the earlier of (a) for $177,000 of the notes December 16, 2003 and for $1,033,000 of the notes December 16, 2004 and (b) the date that is 90 days after the date that the employee's employment terminates, unless such termination occurs other than "for cause" (as defined). The employee also agrees to promptly redeem the outstanding note balances upon the sale of the underlying stock. The notes receivable are shown on the supplemental consolidated balance sheet as a reduction to stockholders' equity. These options were not granted under the Employee Stock Option and Appreciation Rights Plan (the "Employee Plan") discussed below.

Employee Stock Option and Appreciation Rights Plan

     On December 14, 1995, the Board of Directors adopted the Employee Plan, expiring December 15, 2005, reserving for issuance 1,000,000 shares of the Company's common stock. The Employee Plan was amended and restated in its entirety during the year ended March 31, 1998, including an increase in the number of shares available for grant to 1,750,000 representing an increase of 750,000 shares.

     On June 16, 1999, the Company's stockholders adopted an amendment to increase the number of shares of the Company's common stock available for grant to 3,250,000. This increase included the reduction of the number of shares available for issuance under the Company's 1995 Director Stock Option and Appreciation Rights Plan by 400,000 shares. On March 23, 2000, the Company's stockholders adopted an amendment to increase the number of shares of the Company's common stock available for grant to 7,000,000 shares.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     As of December 31, 1999, options outstanding under this Employee Plan exceeded the shares available for grant by 1,995,468 shares. The Board of Directors granted these options to certain executive officers and directors subject to stockholder approval of the increase in the number of shares available under the Employee Plan. As discussed earlier, stockholder approval was obtained March 23, 2000.

     The Employee Plan provides for grants to key employees, advisors or consultants to the Company at the discretion of the Compensation Committee of the Board of Directors, of stock options to purchase common stock of the Company. The Employee Plan provides for the grant of both "incentive stock options," as defined in the Internal Revenue Code of 1986, as amended, and nonqualified stock options. Options that are granted under the Employee Plan that are incentive stock options may only be granted to employees (including employee-directors) of the Company.

     Stock options granted under the Employee Plan must have an exercise price equal in value to the fair market value, as defined, of the Company's common stock on the date of grant. Any options granted under the Employee Plan must be exercised within ten years of the date they were granted. Under the Employee Plan, Stock Appreciation Rights ("SAR's") may also be granted in connection with the granting of an option and may be exercised in lieu of the exercise of the option. A SAR is exercisable at the same time or times that the related option is exercisable. The Company will pay the SAR in shares of common stock equal in value to the excess of the fair market value, at the date of exercise, of a share of common stock over the exercise price of the related option. The exercise of a SAR automatically results in the cancellation of the related option on a share-for-share basis.

     During the year ended December 31,1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the Compensation Committee of the Board of Directors granted options to purchase an aggregate of 3,068,054, 996,941 and 1,677,229, respectively, shares of common stock to its employees under the Employee Plan at exercise prices ranging from $0.01 to $7.67 per share for the year ended December 31,1999, $1.47 to $3.81 per share for the nine months ended December 31, 1998 and $2.32 to $3.12 per share for the year ended March 31, 1998. The employees were also granted SAR's in tandem with the options granted to them in connection with grants prior to December 5, 1997.

Directors Stock Option and Appreciation Rights Plan

     On December 14, 1995, the Board of Directors adopted the Directors Stock Option and Appreciation Rights Plan (the "Director Plan"), expiring December 14, 2005. There were originally 870,000 shares of the Company's common stock reserved for issuance under the Director Plan. The Director Plan was amended and restated in its entirety during the year ended March 31, 1998 so that it now closely resembles the Employee Plan. In the nine month period ended December 31, 1998, the Director Plan was amended so that grants of options to directors are at the discretion of the Board of Directors or the Compensation Committee. On June 16, 1999, the Company's stockholders approved a transfer of 437,000 shares of common stock previously available for grant under the Director Plan to the Employee Plan. As a result, the number of shares of the Company's common stock available for grant under the Director Plan was reduced to 433,000.

     In November 1997 and April 1998, each director (other than members of the Compensation Committee) was granted an option under the Director Plan, each to purchase 10,000 shares of common stock, with each option being effective for five years commencing on April 1, 1998 and 1999, respectively, and with each option vesting only upon the achievement of certain corporate economic and financial goals. By December 31, 1998, all of these options, totaling 120,000 options, were forfeited because not all of the corporate and financial goals were met. Prior to the amendments to the Director Plan, each director received an automatic grant of ten year options and a corresponding SAR to purchase 10,000 shares of common stock on the third Friday in December in each calendar year. During the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

Compensation Committee of the Board of Directors confirmed the grant of total options (including options with vesting contingencies) to purchase 300,000, 240,000 and 85,000, respectively, shares of common stock to its directors pursuant to the Company's Director Plan at an exercise price of $2.8125 per share for the year ended December 31, 1999, $1.81 to $3.19 per share for the nine month period ended December 31, 1998 and $2.63 to $2.69 per share for the year ended March 31, 1998. These exercise prices were equal to the fair market value of the shares on the date of grants.

Warrants

     In connection with the issuance of preferred stock, the Board of Directors granted warrants valued at $2,403,000 to purchase an aggregate of 1,669,058 shares of common stock during the year ended December 31, 1999 with exercise prices between $0.001 and $5.00 per share. During the nine months ended December 31, 1998, 375,000 contingent warrants were granted. See the above discussion of preferred stock for further information.

     In connection with the issuance of debt, the Board of Directors granted warrants to purchase an aggregate of 5,658,173, 142,000 and 856,667 shares of common stock, respectively, during the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, at exercise prices ranging from $0.01 to $2.82 per share for the year ended December 31, 1999, $2.00 to $3.03 per share for the nine months ended December 31, 1998 and $0.01 to $6.61 per share for year ended March 31, 1998. For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the fair value for these warrants of $14,277,000, $325,000 and $923,000, respectively, at the grant date was originally recorded as a discount to the related debt. These discounts are being amortized as additional interest expense over the term of the respective debt using the effective interest method. Additional interest expense relating to these warrants for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 was $5,182,000, $255,000 and $479,000, respectively. See
Notes 5 and 7 for discussion of certain significant transactions.

     During the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the Board of Directors granted warrants to purchase an aggregate of 826,594, 2,500 and 91,200 shares of common stock, respectively, to non-affiliates at exercise prices ranging from $1.37 to $2.18 per share for the year ended December 31, 1999, $2.00 per share for the nine month period ended December 31, 1998 and $2.75 per share for the year ended March 31, 1998. For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, the fair value for these warrants of $1,794,000, $3,000 and $213,000, respectively, at the date of grant was recorded based on the underlying transactions. The warrants are exercisable for periods ranging from 12 to 60 months.

     During the year ended December 31, 1999 and the nine months ended December 31, 1998, 3,037,000 and 318,000 of the warrants granted above expired.

     During 1999, in connection with the stock purchase agreement with an existing stockholder and lender, the Company granted warrants to purchase an aggregate of 60,000 shares of common stock during the fiscal year December 31, 1999 with an exercise price of $1.00 per share.

     During the nine months ended December 31, 1998, the Board of Directors granted warrants to purchase an aggregate of 2,500,000 (2,000,000 until stockholder approval) shares of common stock to the stockholders or owners of companies acquired as an element of the purchase price at exercise prices of $0.01 to $1.63. During 1999, the Company renegotiated the IDX purchase agreement whereby the Company reacquired the warrant for 2,500,000 shares of common stock issued in 1998 and granted new warrants to purchase an aggregate of 1,087,500 shares of common stock to the stockholders of IDX at an exercise price of $0.001. These warrants are exercisable contingent upon IDX meeting certain revenue and EBITDA objectives at September 30, 2000 or December 31, 2000. See
Note 4 for further information.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     During 1999, the Board of Directors also issued warrants in connection with the purchase of ORS. The warrants are exercisable for shares of common stock as discussed further in Note 4.


     SFAS No. 123, "Accounting for Stock-Based Compensation" requires the Company to provide pro forma information regarding net income (loss) and net earnings (loss) per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively: no expected dividend yields for all periods; expected volatility of 55% for the first three quarters of 1999 and 75% for the fourth quarter of 1999, 55% and 55%; risk-free interest rates of 6.00%, 4.51% and 5.82%; and expected lives of 3 years, 3.65 years and 2 years for the Plans and stock awards.


     Under the accounting provisions for SFAS No. 123, the Company's net loss and loss per share would have been increased by the pro forma amounts indicated below:


                                                   YEAR ENDED       NINE MONTHS ENDED        YEAR ENDED
                                                  DECEMBER 31,         DECEMBER 31,          MARCH 31,
                                                      1999                 1998                 1998
                                               -----------------   -------------------   -----------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
 AS REPORTED ...............................     $ (67,034,000)       $ (5,958,000)        $ (11,257,000)
 PRO FORMA .................................     $ (68,717,000)       $ (6,308,000)        $ (11,425,000)
LOSS PER SHARE -- BASIC AND DILUTED
 AS REPORTED ...............................     $       (1.11)       $      (0.10)        $       (0.20)
 PRO FORMA .................................     $       (1.13)       $      (0.10)        $       (0.20)



     A summary of the status of the Company's stock option plans and options issued outside of these plans as of December 31, 1999 and 1998 and March 31, 1998, and changes during the periods are presented below:



                                              DECEMBER 31,                 DECEMBER 31,                  MARCH 31,
                                                  1999                         1998                        1998
                                       --------------------------   --------------------------   -------------------------
                                                        WEIGHTED                     WEIGHTED                     WEIGHTED
                                                         AVERAGE                      AVERAGE                     AVERAGE
                                         NUMBER OF      EXERCISE      NUMBER OF      EXERCISE      NUMBER OF      EXERCISE
                                           SHARES         PRICE         SHARES         PRICE         SHARES        PRICE
                                       -------------   ----------   -------------   ----------   -------------   ---------
OUTSTANDING, BEGINNING OF PERIOD         2,538,159     $ 3.55         2,020,822       $ 3.93       1,263,032      $ 6.70
 GRANTED ...........................     3,798,182     $ 2.93         1,236,941       $ 2.39       1,762,229      $ 1.85
 EXPIRED ...........................      (621,228)    $ 2.85          (719,604)      $ 2.91        (986,091)     $ 6.87
 EXERCISED .........................      (469,645)    $ 2.71                --           --         (18,348)     $ 5.75
                                         ---------     ------         ---------       ------       ---------      ------
OUTSTANDING, END OF PERIOD .........     5,245,468     $ 2.93         2,538,159       $ 3.55       2,020,822      $ 3.93
                                         ---------     ------         ---------       ------       ---------      ------
EXERCISABLE, END OF PERIOD .........     1,881,788     $ 3.02           773,049       $ 5.14         484,193      $ 7.95
                                         ---------     ------         ---------       ------       ---------      ------
WEIGHTED AVERAGE FAIR VALUE OF
 OPTIONS GRANTED DURING THE
 PERIOD AT MARKET ..................    $     1.41                   $     0.83                   $     0.99
                                        ==========                   ==========                   ==========
WEIGHTED AVERAGE FAIR VALUE OF
 OPTIONS GRANTED DURING THE
 PERIOD BELOW MARKET ...............    $     3.10                   $       --                   $       --
                                        ==========                   ==========                   ==========


     Included in the above table are certain options for which vesting is contingent based on various future performance measures. See earlier discussion under "Employee Stock Option and Appreciation Rights Plan".

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1999:



                                     OUTSTANDING                        EXERCISABLE
                      -----------------------------------------   -----------------------
                                       WEIGHTED       WEIGHTED                   WEIGHTED
                                       REMAINING       AVERAGE                   AVERAGE
 RANGE OF EXERCISE     NUMBER OF      CONTRACTUAL     EXERCISE     NUMBER OF     EXERCISE
       PRICES            SHARES      LIFE (YEARS)       PRICE        SHARES       PRICE
-------------------   -----------   --------------   ----------   -----------   ---------
 $        0.01             9,885          2.41         $  .01          9,885     $  .01
 $   1.46-2.00           589,833          3.96         $ 1.67        371,858     $ 1.69
 $   2.25-3.16         4,065,135          4.38         $ 2.82      1,104,760     $ 2.66
 $   3.50-4.50           279,666          2.89         $ 4.13         94,336     $ 3.71
 $   5.45-7.67           300,949          2.55         $ 5.89        300,949     $ 5.89
 -------------         ---------          ----         ------      ---------     ------
 $   0.01-7.67         5,245,468          4.14         $ 2.93      1,881,788     $ 3.02
 =============         =========          ====         ======      =========     ======


     A summary of the status of the Company's outstanding warrants as of December 31, 1999 and 1998, and March 31, 1998, and changes during the periods are presented below:

                                               DECEMBER 31,                  DECEMBER 31,                 MARCH 31,
                                                   1999                          1998                       1998
                                       ----------------------------   --------------------------   -----------------------
                                                          WEIGHTED                     WEIGHTED                   WEIGHTED
                                                           AVERAGE                      AVERAGE                   AVERAGE
                                          NUMBER OF       EXERCISE      NUMBER OF      EXERCISE       NUMBER      EXERCISE
                                            SHARES          PRICE         SHARES         PRICE      OF SHARES      PRICE
                                       ---------------   ----------   -------------   ----------   -----------   ---------
OUTSTANDING, BEGINNING OF PERIOD           4,093,167       $ 0.91       1,391,667       $ 4.00        443,800     $ 6.31
GRANTED ............................       9,301,325       $ 1.04       3,019,500       $ 0.12        947,867     $ 2.61
EXPIRED ............................      (3,037,000)      $ 0.32        (318,000)      $ 6.90             --     $   --
EXERCISED ..........................      (1,168,518)      $ 0.62              --       $   --             --     $   --
                                          ----------       ------       ---------       ------        -------     ------
OUTSTANDING, END OF PERIOD .........       9,188,974       $ 1.35       4,093,167       $ 0.91      1,391,667     $ 4.00
                                          ==========       ======       =========       ======      =========     ======
EXERCISABLE, END OF PERIOD .........       4,463,507       $ 1.71       1,218,167       $ 3.05      1,391,667     $ 4.00
                                          ==========       ======       =========       ======      =========     ======


Weighted average fair value of warrants
 granted during the period above
 market ......................................             $ 0.92                       $ 1.03                    $ 0.47
                                                           ======                       ======                    ======
Weighted average fair value of warrants
 granted during the period at market .........             $ 1.39                       $ 1.63                    $ 2.24
                                                           ======                       ======                    ======
Weighted average fair value of warrants
 granted during the period below
 market ......................................             $ 2.47                       $ 1.70                    $ 0.98
                                                           ======                       ======                    ======



     Included in the above table are certain warrants that are contingent based on various future performance measures. (See Note 4 ).

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10. STOCKHOLDERS' EQUITY - (CONTINUED)

     The following table summarizes information about warrants outstanding at December 31, 1999:

                                     OUTSTANDING                        EXERCISABLE
                      -----------------------------------------   -----------------------
                                       WEIGHTED       WEIGHTED                   WEIGHTED
                                       REMAINING       AVERAGE                   AVERAGE
 RANGE OF EXERCISE     NUMBER OF      CONTRACTUAL     EXERCISE     NUMBER OF     EXERCISE
       PRICES            SHARES      LIFE (YEARS)       PRICE        SHARES       PRICE
-------------------   -----------   --------------   ----------   -----------   ---------
$      .001            1,087,500          1.00       $  .001              --     $   --
$       .01              404,500          2.29       $   .01         404,500     $  .01
$ 1.00-1.50            5,499,999          2.75       $  1.04       2,166,667     $ 1.09
$ 1.51-2.18            1,472,500          2.05       $  1.92       1,472,500     $ 1.92
$ 2.37-3.00              124,761          2.84       $  2.73          78,173     $ 2.57
$      5.00              258,047          2.88       $  5.00              --     $   --
$ 6.00-6.61              341,667          5.76       $  6.52         341,667     $ 6.52
============           =========          ====       ========      =========     ======
$0.001-6.61            9,188,974          2.53       $  1.35       4,463,507     $ 1.71
============           =========          ====       ========      =========     ======


     The Company may be required to issue additional warrants under the following circumstances:


       (a) During 1999, the Company entered into a stock agreement with a lender pursuant to which the lender may elect to convert debt in exchange for shares of common stock and warrants to purchase 60,000 shares of common stock at a price per share of $1.00 for each $250,000 (up to a maximum amount of $750,000) of debt exchanged. See Note 7 for further discussion.


       (b) As discussed in Note 4, the Company issued contingent warrants to purchase common stock in the ORS acquisition. These warrants are not included in the outstanding warrants because the Company includes the operations of ORS in its supplemental consolidated financial statements. Upon the exchange by Oasis of its interest in the LLC for the eGlobe common stock and warrants, these warrants will be included.

11. TAXES (BENEFIT) OF INCOME (LOSS)


     Taxes (benefit) on income (loss) for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, consisted of the following:

                                             DECEMBER 31,      DECEMBER 31,       MARCH 31,
                                                 1999              1998              1998
                                           ----------------   --------------   ---------------
Current:
 Federal ...............................    $    (962,000)      $  578,000      $    321,000
 Foreign ...............................               --               --           140,000
 State .................................               --               --                --
 Other .................................               --               --         1,500,000
                                            -------------       ----------      ------------
Total Current ..........................         (962,000)         578,000         1,961,000
                                            -------------       ----------      ------------
Deferred:
 Federal ...............................      (17,132,000)        (286,000)       (1,568,000)
 State .................................       (1,520,000)         (25,000)         (140,000)
                                            -------------       ----------      ------------
                                              (18,652,000)        (311,000)       (1,708,000)
 Change in valuation allowance .........       18,652,000          311,000         1,708,000
                                            -------------       ----------      ------------
 Total .................................    $    (962,000)      $  578,000      $  1,961,000
                                            =============       ==========      ============

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


11. TAXES (BENEFIT) OF INCOME (LOSS) - (CONTINUED)

     During the year ended December 31, 1999, Trans Global elected to carryback approximately $2.8 million of taxable losses, resulting in a receivable and tax benefit of approximately $962,000.


     During the year ended March 31, 1998, eGlobe undertook a study to simplify its organizational and tax structure and identified potential international tax issues. eGlobe determined that it had potential tax liabilities and recorded an additional tax provision of $1.5 million to reserve against liabilities. In early 1999, eGlobe filed with the Internal Revenue Service ("IRS") amended returns for the years ended March 31, 1991 through 1998. In May 1999, eGlobe was informed by the IRS that all amended returns had been accepted as filed. The eventual outcome of discussions with State Tax Authorities and of any other issues cannot be predicted with certainty.


     As of December 31, 1999 and 1998 and March 31, 1998, the net deferred tax asset recorded and its approximate tax effect consisted of the following:


                                                       DECEMBER 31,      DECEMBER 31,       MARCH 31,
                                                           1999              1998             1998
                                                     ----------------   --------------   --------------
Net operating loss carry- forwards ...............    $  21,290,000      $  6,041,000     $  3,496,000
Expense accruals .................................          618,000         1,098,000        1,010,000
Goodwill and intangible amortization .............        3,626,000                --               --
Foreign net operating loss carryforwards .........          762,000           260,000               --
Other ............................................          186,000           431,000          269,000
                                                      -------------      ------------     ------------
                                                         26,482,000         7,830,000        4,775,000
Valuation allowance ..............................      (26,482,000)       (7,830,000)      (4,775,000)
                                                      -------------      ------------     ------------
Net deferred tax asset ...........................    $          --      $         --     $         --
                                                      =============      ============     ============


     The acquisition of IDX in December 1998 included a net deferred tax asset of $2.7 million. This net deferred tax asset consists primarily of U.S. and foreign net operating losses. The acquisition also included a valuation allowance equal to the net deferred tax asset acquired.

     For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1988, a reconciliation of the United States Federal statutory rate to the effective rate is shown below:

                                                               DECEMBER 31,     DECEMBER 31,      MARCH 31,
                                                                   1999             1998             1998
                                                              --------------   --------------   -------------
Federal tax (benefit), computed at statutory rate .........        (34.0)%      (34.0)%          (34.0)%
State tax (benefit), net of federal tax benefit ...........         (0.9)        (1.3)            (1.2)
Effect of foreign operations ..............................          1.1         37.7             23.9
Amendment to prior year net operating loss
 carryforwards ............................................         (4.9)          --               --
Additional taxes ..........................................           --           --             16.1
Change in valuation allowance .............................         35.2          5.8             18.4
Other .....................................................          1.7          2.5             (2.1)
                                                                   -----        -----            -----
Total .....................................................         (1.8)%       10.7%           21.1 %
                                                                   =====        =====            =====

     As of December 31, 1999, the Company has net operating loss carryforwards available of approximately $57.7 million, which can offset future years' U.S. taxable income. Such carryforwards
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


11. TAXES (BENEFIT) OF INCOME (LOSS) - (CONTINUED)

expire in various years through 2019 and are subject, as a result of change in ownership, to limitation under the Internal Revenue Code of 1986, as amended. The Company also has foreign net operating loss carryforwards in various jurisdictions of approximately $2.0 million, which can offset future year's foreign taxable income. Such carryforwards expire in various years through 2004 and are subject to local limitations on use.

12. SEGMENT INFORMATION

Operating Segment Information

     The Company has four operating reporting segments consisting of Enhanced Services, Network Services, Customer Care and Retail Services. The Company's basis for determining the segments relates to the type of services each segment provides. Enhanced Services includes the unified messaging services, telephone portal services, interactive voice and data services and the card services. Network Services includes low-cost transmission services, voice services (CyberCall and CyberFax) and several other additional services including billing and report generation designed exclusively to support CyberCall and CyberFax. Customer Care Services includes the state-of-art call center, which was part of the Company's acquisition of ORS. Retail Services primarily includes a small North American retail center, which was part of the Company's acquisition of Coast, which was effective December 2, 1999. Segment results reviewed by the Company decision makers do not include general and administrative expenses, interest, depreciation and amortization and other miscellaneous income and expense items. All material intercompany transactions have been eliminated in consolidation. The following table presents operating segment information:

                                   ENHANCED        NETWORK        CUSTOMER        RETAIL
                                   SERVICES        SERVICES         CARE         SERVICES          TOTAL
                               --------------- --------------- -------------- -------------- ----------------
FOR THE YEAR ENDING
 DECEMBER 31, 1999
------------------------------
Revenue ......................  $ 20,088,000    $120,918,000    $ 1,637,000    $ 1,001,000    $ 143,644,000
Inter-segment ................       (22,000)     (1,674,000)            --             --       (1,696,000)
                                ------------    ------------    -----------    -----------    -------------
Total revenue ................  $ 20,066,000    $119,244,000    $ 1,637,000    $ 1,001,000    $ 141,948,000
Gross profit .................  $  2,946,000    $  1,688,000    $   308,000    $    65,000    $   5,007,000
Total assets .................  $ 38,063,000    $ 51,031,000    $ 3,736,000    $20,965,000    $ 113,795,000
                                ------------    ------------    -----------    -----------    -------------
FOR THE NINE MONTHS ENDING
 DECEMBER 31, 1998
-------------------------------
Revenue ......................  $ 21,360,000    $ 68,507,000    $        --    $   553,000    $  90,420,000
Gross profit (loss) ..........  $ 10,064,000    $  6,469,000    $        --    $   (42,000)   $  16,491,000
Total assets .................  $ 21,697,000    $ 41,775,000    $        --    $   907,000    $  64,379,000
                                ------------    ------------    -----------    -----------    -------------
FOR THE YEAR ENDING
 MARCH 31, 1998
-------------------------------
Revenue ......................  $ 31,819,000    $ 46,473,000    $        --    $ 1,304,000    $  79,596,000
Gross profit .................  $ 13,667,000    $  6,588,000    $        --    $   590,000    $  20,845,000
Total assets .................  $ 21,797,000    $ 12,125,000    $        --    $ 1,103,000    $  35,025,000
                                ------------    ------------    -----------    -----------    -------------


(a) In 1998, IDX was included in Enhanced Services (formerly Telecommunication Services).

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


12. SEGMENT INFORMATION - (CONTINUED)


Geographic Information


     For purposes of allocating revenues by country, the Company uses the physical location of its customers as its basis. Identifiable Long-Lived Assets include only the tangible assets of the Company. The following table presents information about the Company by geographic area:



                                                           ASIA
                                         EUROPE           PACIFIC
                                    ---------------- ----------------
FOR THE YEAR ENDING
 DECEMBER 31, 1999
-----------------------------------
Revenue ...........................   $  7,364,000     $  7,873,000
Operating loss ....................   $ (3,074,000)    $ (6,993,000)
Identifiable long-lived assets.....   $  8,243,000     $  3,846,000
                                      ------------     ------------
FOR THE NINE MONTHS ENDING
 DECEMBER 31, 1998
------------------------------------
Revenue ...........................   $  2,241,000     $  5,949,000
Operating loss ....................   $ (1,373,000)    $ (1,460,000)
Identifiable long-lived assets.....   $  6,060,000     $  4,076,000
                                      ------------     ------------
FOR THE YEAR ENDING
 MARCH 31, 1998
------------------------------------
Revenue ...........................   $  3,468,000     $ 10,295,000
Operating income (loss) ...........   $   (759,000)    $ (1,772,000)
Identifiable long-lived assets.....   $  3,150,000     $  4,138,000
                                      ------------     ------------



                                          NORTH
                                         AMERICA
                                        (EXCLUDING          LATIN
                                         MEXICO)           AMERICA          OTHER            TOTALS
                                    ----------------- ---------------- --------------- -----------------
FOR THE YEAR ENDING
 DECEMBER 31, 1999
------------------------------------
Revenue ...........................   $ 121,709,000     $  3,485,000     $ 1,517,000     $ 141,948,000
Operating loss ....................   $ (32,053,000)    $ (4,374,000)    $  (419,000)    $ (46,913,000)
Identifiable long-lived assets.....   $  24,813,000     $  2,035,000     $ 3,141,000     $  42,078,000
                                      -------------     ------------     -----------     -------------
FOR THE NINE MONTHS ENDING
 DECEMBER 31, 1998
------------------------------------
Revenue ...........................   $  76,664,000     $  5,244,000     $   322,000     $  90,420,000
Operating loss ....................   $    (456,000)    $ (1,287,000)    $   (79,000)    $  (4,655,000)
Identifiable long-lived assets.....   $   7,568,000     $  1,571,000     $   923,000     $  20,198,000
                                      -------------     ------------     -----------     -------------
FOR THE YEAR ENDING
 MARCH 31, 1998
------------------------------------
Revenue ...........................   $  56,535,000     $  8,248,000     $ 1,050,000     $  79,596,000
Operating income (loss) ...........   $   1,054,000     $ (1,419,000)    $  (181,000)    $  (3,077,000)
Identifiable long-lived assets.....   $   9,530,000     $    440,000     $        --     $  17,258,000
                                      -------------     ------------     -----------     -------------


     For the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 revenues from significant customers consisted of the following:




               DECEMBER 31, 1999     DECEMBER 31, 1998     MARCH 31, 1998
              -------------------   -------------------   ---------------
Customer:
A .........             4%                   21%                 25%
B .........            21%                    7%                  6%
C .........             7%                   16%                 --
D .........            23%                   15%                 --


13. COMMITMENTS EMPLOYMENT AGREEMENTS AND CONTINGENCIES

Payment Agreements


     The Company and certain of its subsidiaries have agreements with certain key employees expiring at varying times over the next three years. The Company's remaining aggregate commitment at December 31, 1999 under such agreements is approximately $3.9 million. The Company is also currently negotiating employment agreements with two officers who were former owners of Trans Global.

Carrier Arrangements

     The Company has entered into agreements with certain long-distance carriers in the United States and with telephone utilities in various foreign countries to transmit telephone signals domestically and internationally. The Company is entirely dependent upon the cooperation of the telephone utilities with which it has made arrangements for its operational and certain of its administrative requirements. The Company's arrangements are nonexclusive and take various forms. Although some of these arrangements
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


13. COMMITMENTS EMPLOYMENT AGREEMENTS AND CONTINGENCIES - (CONTINUED)

are embodied in formal contracts, a telephone utility could cease to accommodate the Company's arrangements at any time. The Company does not foresee any threat to existing arrangements with these utilities; however, depending upon the location of the telephone utility, such action could have a material adverse affect on the Company's financial position, operating results or cash flows.

Usage Commitment

     The Company has a contract with a long-distance telecommunications company to provide telecommunications services for the Company's customers. Under the terms of the agreement, the Company has a minimum usage commitment of $125,000 per month through September 30, 2000. The minimum usage commitment may be decreased in the second and third year of the agreement if the cumulative usage is achieved in the first year of the agreement.

Reservation Services

     The Company has entered into reservation services contracts with its customers which provide for, among other things, assigning agents to handle reservation call volume. These contracts have initial terms ranging from three months to one year. Either party can terminate the contracts after the initial term, subject to certain conditions contained in the contracts.

International Regulations

     In certain countries where the Company has current or planned operations, the Company may not have the necessary regulatory approvals to conduct all or part of its voice and fax store-and-forward services. In these jurisdictions, the requirements and level of telecommunications' deregulation is varied, including Internet protocol telephony. Management believes that the degree of active monitoring and enforcement of such regulations is limited. Statutory provisions for penalties vary, but could include fines and/or termination of the Company's operations in the associated jurisdiction. To date, the Company has not been required to comply or been notified that it cannot comply with any material international regulations in order to pursue its existing business activities. In consultation with legal counsel, management has concluded that the likelihood of significant penalties or injunctive relief is remote. There can be no assurance, however, that regulatory action against the Company will not occur.

Telecommunication Lines

     In its normal course of business, the Company enters into agreements for the use of long distance telecommunication lines. As of December 31, 1999, future minimum annual payments under such agreements are as follows:

YEARS ENDING DECEMBER 31,         TOTAL
---------------------------   -------------
  2000 ....................   $ 8,488,000
  2001 ....................     5,373,000
  2002 ....................     1,827,000
  2003 ....................       157,000
  2004 ....................        75,000
                              -----------
                              $15,920,000
                              ===========


                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


13. COMMITMENTS EMPLOYMENT AGREEMENTS AND CONTINGENCIES - (CONTINUED)

Lease Agreements

     The Company leases office space and equipment under various operating leases. The Company has subleased some office space to third parties. Future minimum lease payments under the non-cancelable leases and future minimum rentals receivable under the subleases, including the related party office leases discussed in Note 7, are as follows:

                                                   MINIMUM
                                  MINIMUM           LEASE            SUBLEASE
                                   LEASE         PAYMENTS TO          RENTAL
 YEARS ENDING DECEMBER 31,       PAYMENTS       RELATED PARTY         INCOME            TOTAL
---------------------------   --------------   ---------------   ---------------   --------------
  2000 ....................    $ 1,679,000       $   569,000       $  (551,000)     $ 1,697,000
  2001 ....................      1,105,000           581,000          (227,000)       1,459,000
  2002 ....................        835,000           596,000                --        1,431,000
  2003 ....................        740,000           150,000                --          890,000
  2004 ....................        421,000                --                --          421,000
  Thereafter ..............        343,000                --                --          343,000
                               -----------       -----------       -----------      -----------
                               $ 5,123,000       $ 1,896,000       $  (778,000)     $ 6,241,000
                               -----------       -----------       -----------      -----------

     Rent expense for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998 was approximately $2.3 million, $0.8 million, and $0.9 million, respectively. Rent expense for 1999 includes sublease rental income of $0.2 million.

     As a result of the ORS acquisition, the Company leases certain employees from a professional employment organization, which also performs human resource and payroll functions. Total employment lease expense incurred by the Company related to this contract amounted to approximately $1.5 million for the period from acquisition through December 31, 1999.

Letters of Credit

     Outstanding letters of credit issued as security as required by certain telecommunications vendors, amounted to approximately $1,464,000 and $1,100,000 at December 31, 1999 and 1998, respectively. Such amounts were secured by restricted short-term investments.

Financial Advisory Agreement

     On December 1, 1999, the Company entered into an agreement with an outside investment banking firm to provide financial advisory services. The term of the agreement is for six months, however, it is automatically renewed for an additional six months unless written notice of termination is given. Warrants valued at $1.1 million to purchase common stock were issued as a retainer in January 2000 (See Note 10). Under the agreement, cash fees are payable by the Company for acquisition or disposition transactions, and are based on certain calculated percentages. The Company shall also reimburse the investment banking firm for reasonable out-of-pocket expenses incurred in connection with its services, up to a maximum amount per month.

Secured Accounts Payable

     Approximately $9.9 million of Tran Global's capital assets are subject to security interests in favor of its major supplier, AT&T Corp. ("AT&T"). Effective December 10, 1999, Trans Global entered into an agreement with AT&T regarding the payment of approximately $13.8 million in past due 1999 switch and circuit costs. Pursuant to the agreement, Trans Global has agreed to repay AT&T in roughly equal monthly installments, which include interest at 9%, through January 1, 2001. See Note 18 for further discussions.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14. GOVERNMENT REGULATIONS

     The Company is subject to regulation as a telecommunications service provider in some jurisdictions in the United States and abroad. Applicable laws and regulations, and the interpretation of such laws and regulations, differ significantly in those jurisdictions. In addition, the Company or a local partner is required to have licenses or approvals in those countries where it operates and where equipment is installed. The Company may also be affected indirectly by the laws of other jurisdictions that affect foreign carriers with which it does business.

United States Federal Regulation

     Pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Federal Communications Commission ("FCC") regulates certain aspects of the telecommunications industry in the United States. The FCC currently requires common carriers providing international telecommunications services to obtain authority under section 214 of the Communications Act. eGlobe and its subsidiaries have section 214 authority and are regulated as non-dominant providers of both international and domestic telecommunications services.

     Any common carrier providing wireline domestic and international service also must file a tariff with the FCC setting forth the terms and conditions under which it provides those services. With few exceptions, common carriers are prohibited from providing telecommunications services to customers under rates, terms, or conditions different from those that appear in a tariff. The FCC has determined that it no longer will require or allow non-dominant providers of domestic services to file tariffs, but instead will require carriers to make their rates publicly available, for example by posting the information on the Internet. Because this FCC order has only recently been affirmed by the U.S. Court of Appeals for the District of Columbia Circuit, it is presently being phased in, and carriers are permitted to have tariffs on file for their domestic services. The Company has tariffs on file with the FCC setting forth the rates, terms and conditions under which it provides domestic and international services.

     In addition to these authorization and tariff requirements, the FCC imposes a number of additional requirements on telecommunications common carriers.

     The FCC's international settlements policy places limits on the arrangements that U.S. international carriers may enter into with foreign carriers that have market power in foreign telecommunications markets. The policy is primarily intended to prevent dominant foreign carriers from playing U.S. carriers against each other to the disadvantage of U.S. carriers and U.S. consumers. The international settlements policy provides that a U.S. carrier that enters into an operating agreement for the exchange of public switched traffic with a dominant foreign carrier must file a copy of that agreement with the FCC. Any such agreement that is materially different from an agreement filed by another carrier on the same international route must be approved by the FCC. Absent FCC approval, no such agreement may provide for the U.S. carrier to receive more than its proportionate share of inbound traffic. Certain competitive routes are exempt from the international settlements policy. The FCC's policies also require U.S. international carriers to negotiate and adopt settlement rates with foreign correspondents that are at or below certain benchmark rates.

     The FCC's rules also prohibit a U.S. carrier from accepting a "special concession" from any dominant foreign carrier. The FCC defines a "special concession" as an exclusive arrangement (i.e., one not offered to similarly situated U.S. carriers) involving services, facilities, or functions on the foreign end of a U.S. international route that are necessary for providing basic telecommunications.

     The regulation of IP telephony in the United States is still evolving. The FCC has stated that some forms of IP telephony appear to be similar to "traditional" common carrier service and may be regulated as such, but the FCC has not decided whether some other IP services are unregulated "information services" or are subject to regulation. In addition, several efforts have been made to enact U.S. federal
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14. GOVERNMENT REGULATIONS- (CONTINUED)

legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain jurisdiction over intrastate IP services and could initiate proceedings to regulate such services. As these decisions are made, the Company could become subject to regulation that might eliminate some of the advantages that it now enjoys as a provider of IP-based services.

     Management believes that the regulatory requirements in force today in the United States impose a relatively minimal burden on the Company. Management also believes that some of its network services are not subject to regulation by the FCC or any other state or federal agency; however, there is some risk that the FCC or a state regulator could decide that certain services should require specific authorization or be subject to other regulations. If that were to occur, these regulatory requirements could include prior authorization requirements, tariffing requirements, or the payment of contributions to federal and state subsidy mechanisms applicable to providers of telecommunications services. Some of these contributions could be required whether or not the Company is subject to authorization or tariff requirements.

     United Kingdom. In the United Kingdom, telecommunications services that have been offered by Trans Global through its affiliate, TGC UK Ltd., are subject to regulation by various U.K. regulatory agencies. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. TGC UK has been granted licenses to provide international traffic on a resale basis and over its own facilities, which licenses are subject to a number of restrictions. Use of these licenses has permitted Trans Global to engage in cost-effective routing of traffic between the United States and the United Kingdom and beyond.

Other Countries

     Telecommunications activities are subject to government regulation to varying degrees in every country throughout the world. In many countries where the Company operates, equipment cannot be connected to the telephone network without regulatory approval, and therefore installation and operation of the Company's operating platform or other equipment requires such approval. The Company has licenses or other equipment approvals in the jurisdictions where it operates. In most jurisdictions where the Company conducts business, the Company relies on its local partner to obtain the requisite authority. In many countries the Company's local partner is a national telephone company, and in some jurisdictions also is (or is controlled by) the regulatory authority itself.

     As a result of relying on our local partners, we are dependent upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as for some of our operational and administrative requirements. Our arrangements with these utilities are nonexclusive and take various forms. Although some of these arrangements are embodied in formal contracts, any telephone utility could cease to accommodate our requirements at any time. Depending upon the location of the telephone utility, such action could have a material adverse affect on our business and prospects. In some cases, principally the United States and countries that are members of the European Community, laws and regulations provide that the arrangements necessary for us to conduct our service may not be arbitrarily terminated. However, the time and cost of enforcing our rights may make legal remedies impractical. We presently have good relations with most of the foreign utilities with which we do business. There can be no assurance, however, that such relationships will continue or that governmental authorities will not seek to regulate aspects of our services or require us to obtain a license to conduct our business.

     Many aspects of the Company's international operations and business expansion plans are subject to foreign government regulations, including currency regulations. Foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on the Company's business opportunities. For example, the regulatory status of IP telephony in some countries is uncertain. Some countries prohibit or regulate IP telephony, and any of those policies may change at any time.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14. GOVERNMENT REGULATIONS- (CONTINUED)

     The Company is planning to expand or initiate services in certain Middle East countries including Egypt and Kuwait. These services will include largely voice services as regulatory liberalization in those countries permits. Although the Company plans to obtain authority to provide service under current and future laws of those countries (or, where permitted, to provide service without government authorization), there can be no assurance that foreign laws will be adopted and implemented providing the Company with effective practical opportunities to compete in these countries. The Company's ability or inability to take advantage of such liberalization could have a material adverse effect on its ability to expand services as planned.

15. FOURTH QUARTER ADJUSTMENTS

     In the fourth quarter of the year ended December 31, 1999, certain adjustments related to an increase in the accounts receivable reserve allowance, accrued dividends for certain series of Preferred Stock that are entitled to receive dividends for specified periods regardless of the conversation date, capitalized software development costs related to Vogo and accrued excise and sales and use taxes which in total amounts to an aggregate of approximately $1.5 million were recorded and are discussed in "Summary of Accounting Policies" and
Note 10 to the supplemental consolidated financial statements.

16. SUBSEQUENT EVENTS

Series N Cumulative Convertible Preferred Stock

     In January 2000, the Company sold an additional 525 shares of Series N Preferred Stock and 42,457 warrants for proceeds of $0.5 million. These shares of Series N Preferred Stock were immediately converted, at the holders' option, into 155,394 shares of the Company's common stock at conversion prices from $3.51 to $3.72.

     The warrants are exercisable one year from issuance and expire three years from issuance. The exercise prices vary from $3.00 to $7.50 per share. In addition, the holders may elect to make a cash-less exercise. The value of the warrants will be recorded as a dividend at the issuance dates because the Series N Preferred Stock is immediately convertible. See Note 10 for further discussion of Series N Preferred Stock.

Series P Convertible Preferred Stock

     On January 27, 2000, the Company issued 15,000 shares of Series P Convertible Preferred Stock ("Series P Preferred Stock") and warrants to purchase 375,000 shares of common stock with an exercise price of $12.04 per share for proceeds of $15.0 million to Rose Glen ("RGC"). The shares of Series P Preferred Stock carry an effective annual interest rate of 5% and are convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is $12.04 until April 27, 2000, and thereafter is equal to the lesser of 120% of the five day average closing price of the Company's common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. The Company can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of the Company's common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants are registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to the Company of at least $45.0 million.

     The shares of Series P Preferred Stock are convertible into a maximum of 5,151,871 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of the Company's common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


16. SUBSEQUENT EVENTS - (CONTINUED)

warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock be convertible into more than 7,157,063 shares of the Company's common stock. In addition, no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of the Company's common stock then outstanding.

     Except in the event of a firm commitment underwritten public offering of eGlobe's securities or a sale of up to $15.0 million of common stock to a specified investor, the Company may not obtain any additional equity financing without the Series P Preferred holder's consent for a period of 120 days following the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale. The holder also has a right of first offer to provide any additional equity financing that the Company needs until the first anniversary of such registration.

     The Company may be required to redeem the Series P Preferred Stock in the following circumstances:

   (a) if   the  Company  fails  to  perform  specified  obligations  under  the securities purchase agreement or related agreements;

   (b) if the Company or any of its subsidiaries make an assignment for the benefit of creditors or becomes involved in bankruptcy, insolvency, reorganization or liquidation proceedings;

   (c) if the Company merges out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

   (d) if the Company's common stock is no longer listed on the Nasdaq National Market, the Nasdaq Small Cap Market, the NYSE or the AMEX;

   (e) if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and the Company has not waived such limit or obtained stockholder approval of a higher limit; or

   (f) if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of the Company's common stock and the Company has not obtained stockholder approval of a higher limit.

Series Q Convertible Preferred Stock

     On March 17, 2000, the Company issued 4,000 shares of Series Q Convertible Preferred Stock ("Series Q Preferred Stock") and warrants to purchase 100,000 shares of eGlobe common stock with an exercise price per share equal to $12.04, subject to adjustment for issuances of shares of common stock below market price for proceeds of $4.0 million to RGC.

     The Series Q Preferred Stock agreement also provides that the Company may issue up to 6,000 additional shares of Series Q Preferred Stock and warrants to purchase an additional 150,000 shares of common stock to RGC for an additional $6.0 million at a second closing to be completed no later than July 15, 2000. The primary condition to the second closing is the effectiveness of a registration statement registering the resale of common stock underlying the Series Q Preferred Stock and the warrants and the Series P Preferred Stock and warrants issued in January 2000 to RGC (see above discussion "Series P Convertible Preferred Stock").

     The shares of Series Q Preferred Stock carry an effective annual yield of 5% (payable in kind at the time of conversion) and are convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15,
                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


16. SUBSEQUENT EVENTS - (CONTINUED)

2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is $12.04 until April 26, 2000, and thereafter is equal to the lesser of: (i) the five day average closing price of the Company's common stock on Nasdaq during the 22-day period prior to conversion, and (ii) $12.04.

     The Company can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of the Company's common stock has been greater than $24.08 for a period of at least 20 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45.0 million.

     The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of the Company's common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock be converted into more than 7,157,063 shares of common stock (the maximum share amount will increase to 9,365,463 shares of the Company's common stock if the Company receives written guidance from Nasdaq that the issuance of the Series Q Preferred Stock and the warrants will not be integrated with the issuances of the Series P Preferred Stock and related warrants. In addition, no holder may convert the Series Q Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of the Company's common stock then outstanding.

     The Company may be required to redeem the Series Q Preferred Stock in the following circumstances:

   (a) if   the  Company  fails  to  perform  specified  obligations  under  the securities purchase agreement or related agreements;

   (b) if the Company or any of its subsidiaries makes an assignment for the benefit of creditors or become involved in bankruptcy insolvency, reorganization or liquidation proceedings;

   (c) if the Company merges out of existence without the surviving company assuming the obligations relating to the Series Q Preferred Stock;

   (d) if the Company's common stock is no longer listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or the AMEX;

   (e) if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and the Company has not waived such limit or obtained stockholder approval of a higher limit; or

   (f) if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of the Company's common stock (the maximum share amount will increase to 9,365,463 shares of common stock if the Company receives written guidance from Nasdaq that the issuance of the Series Q Preferred Stock and the warrants will not be integrated with the issuances of the Series P Preferred Stock and related warrants) and the Company has not obtained stockholder approval of a higher limit.

i1.com

     On December 31, 1999, the Company along with a former IDX executive formed i1.com. i1.com is developing a distributed network of e-commerce applications that will allow small and medium-sized businesses to transact business over the Internet. The Company initially received a 75% interest in i1.com in exchange for providing i1.com access to the Company's IP-based network infrastructure.

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


16.  SUBSEQUENT EVENTS  -  (CONTINUED)

     i1.com recently completed a $14.0 million equity private placement. The Company now retains a 35% equity interest and 45% voting interest in i1.com.

Conversion of Preferred Stock into Common Stock

     Subsequent to December 31, 1999, the remaining Series D Preferred Stock plus accrued dividends through December 31, 2000, all of Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, 150,000 shares of the Series I Preferred Stock plus 8% accrued value, Series J Preferred Stock, Series K Preferred Stock and the remaining Series N Preferred Stock converted into 14,391,271 shares of the Company's common stock. See Note 10 for further discussion.

17. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                      YEAR          NINE MONTHS         YEAR
                                                                      ENDED            ENDED            ENDED
                                                                  DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                                                      1999             1998             1998
                                                                 --------------   --------------   --------------
Cash paid during the period for:
 Interest ....................................................    $  1,368,000     $    208,000     $ 1,465,000
 Income taxes ................................................         696,000          665,000       1,006,000
Non-cash investing and financing activities:
 Equipment acquired under capital lease obligations ..........       1,036,000          329,000         312,000
 Common stock issued for acquisition of equipment ............              --               --         100,000
 Exercise of stock options for notes receivable ..............       1,210,000               --              --
 Value of warrants issued and reflected as debt discount .....      14,026,000               --              --
 Value of warrants issued and reflected as stock offering
   cost ......................................................         706,000               --              --
 Unamortized debt discount related to warrants ...............       7,265,000          321,000         438,000
 Stock issued as prepayment of debt ..........................       5,616,000               --              --
 Exchange of Notes for Series I Preferred Stock ..............       3,982,000               --              --
 Preferred stock dividends ...................................       7,330,000               --              --
 Preferred stock dividend related to exchange of Series B
   Preferred Stock for Series H
   Preferred Stock ...........................................       4,600,000               --              --
ACQUISITIONS, NET OF CASH ACQUIRED (NOTE 4):
 IDX:
   Working capital deficit, other than cash acquired .........    $   (197,000)    $   (931,000)    $        --
   Property and equipment ....................................              --          975,000              --
   Intangible assets .........................................       6,510,000               --              --
   Purchase price in excess of the net assets acquired .......      (4,536,000)      10,918,000              --
   Other assets ..............................................              --          163,000              --
   Notes payable issued in acquisition .......................              --       (5,418,000)             --
   Series B Convertible Preferred Stock ......................              --           (1,000)             --
   Additional paid-in capital ................................      (1,485,000)      (3,499,000)             --
 UCI:
   Intangible assets .........................................         655,000               --              --
   Purchase price in excess of the net assets acquired .......        (698,000)       1,177,000              --
   Accrued cash payment paid in 1999 .........................              --          (75,000)             --

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


17. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES - (CONTINUED)


                                                                        YEAR          NINE MONTHS       YEAR
                                                                        ENDED            ENDED          ENDED
                                                                    DECEMBER 31,     DECEMBER 31,     MARCH 31,
                                                                        1999             1998           1998
                                                                   --------------   --------------   ----------
ACQUISITIONS, NET OF CASH ACQUIRED (NOTE 4): (CON'T)
   Note payable issued in acquisition ..........................             --       (1,000,000)        --
   Common stock issued for acquisition .........................             --         (102,000)        --
 TELEKEY:
   Working capital deficit, other than cash acquired ...........     (1,281,000)              --         --
   Property and equipment ......................................        481,000               --         --
   Intangible assets ...........................................      2,975,000               --         --
   Purchase price in excess of the net assets acquired .........      2,131,000               --         --
   Acquired debt ...............................................     (1,015,000)              --         --
   Notes payable issued in acquisition .........................       (150,000)              --         --
   Issuance of Series F Convertible Preferred Stock ............         (1,000)              --         --
   Additional paid-in capital ..................................     (1,956,000)              --         --
   Stock to be issued ..........................................       (979,000)              --         --
 CONNECTSOFT:
   Working capital deficit, other than cash acquired ...........     (2,142,000)              --         --
   Property and equipment ......................................        514,000               --         --
   Intangible assets ...........................................      9,120,000               --         --
   Purchase price in excess of the net asset acquired ..........      1,017,000               --         --
   Acquired debt ...............................................     (2,992,000)              --         --
   Advances to Connectsoft prior to acquisition by
    eGlobe .....................................................       (971,000)              --         --
   Issuance of Series G Preferred Stock exchanged for
    Series K Preferred Stock ...................................             --               --         --
   Additional paid-in capital ..................................     (3,000,000)              --         --
 SWIFTCALL:
   Working capital deficit, other than cash acquired ...........     (1,699,000)              --         --
   Property and equipment ......................................      5,144,000               --         --
   Common stock ................................................         (1,000)              --         --
   Additional paid-in capital ..................................     (1,644,000)              --         --
   Stock to be issued ..........................................     (1,645,000)              --         --
 IGLOBE:
   Property and equipment ......................................      6,686,000               --         --
   Intangible assets ...........................................      2,383,000               --         --
   Purchase price in excess of net assets acquired .............      1,760,000               --         --
   Deposits ....................................................        900,000               --         --
   Acquired debt ...............................................     (1,786,000)              --         --
   Issuance of Series M Preferred Stock ........................             --               --         --
   Additional paid-in capital ..................................     (9,643,000)              --         --
 ORS:
   Working capital surplus, other than cash acquired ...........         36,000               --         --
   Property and equipment ......................................        671,000               --         --
   Intangible assets in LLC ....................................      1,580,000               --         --
   Other assets ................................................         40,000               --         --
   Purchase price in excess of the net assets acquired .........        363,000               --         --

                                 eGLOBE, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


17. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS AND NON-CASH INVESTING AND FINANCING ACTIVITIES - (CONTINUED)


                                                                      YEAR           NINE MONTHS       YEAR
                                                                      ENDED             ENDED          ENDED
                                                                   DECEMBER 31,      DECEMBER 31,     MARCH 31,
                                                                      1999              1998           1998
                                                                 ----------------   --------------   ----------
ACQUISITIONS, NET OF CASH ACQUIRED (NOTE 4): (CON'T)
 Minority interest ...........................................       (2,330,000)              --          --
 COAST:
   Working capital surplus, other than cash acquired .........          938,000               --          --
   Property and equipment ....................................        1,415,000               --          --
   Deposits ..................................................           16,000               --          --
   Intangible assets .........................................        3,190,000               --          --
   Purchase price in excess of net assets acquired ...........       14,344,000               --          --
   Acquired debt .............................................       (3,539,000)              --          --
   Common stock ..............................................           (1,000)              --          --
   Issuance of Series O Convertible Preferred Stock ..........               --               --          --
   Additional paid-in capital ................................      (16,379,000)              --          --
                                                                  -------------      -----------        ----
 Net cash used to acquire companies ..........................    $   2,799,000      $ 2,207,000        $ --
                                                                  -------------      -----------        ----


18. EVENTS SUBSEQUENT TO MARCH 24, 2000

Debt Renegotiations

     On April 5, 2000, the EXTL Note Agreement was amended and EXTL consented to the Company's (1) assumption of the Coast notes payable, (2) guarantee of these Coast notes and (3) granting of a security interest in the assets currently securing the Notes as well as the Coast assets to the Coast noteholder. The Coast notes payable were also amended on this date and the noteholder consented to (1) waive any event of default that may have occurred as a result of the Coast merger, (2) permit Coast to guarantee the EXTL Notes and Revolver and to secure such guarantee, and (3) revise the debt covenants to be consistent with those in the EXTL Notes. See Note 7 for further discussion.

Secured Accounts Payable

     As of April 6, 2000, the Company's subsidiary, Trans Global, is in arrears on its scheduled payments to AT&T and is currently in negotiations with AT&T to restructure this payable. See Note 13 for further discussion.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned, thereunto duly authorized.


                                                      eGLOBE, INC.
                                                      (Registrant)


                                         By        /s/ David Skriloff
                                            --------------------------------
                                                      David Skriloff
                                                 Chief Financial Officer
                                              (Principal Financial Officer)
Date: September 13, 2000


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

         eGLOBE, INC. SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


Allowance for Doubtful Accounts


                                            BALANCE AT     CHARGED TO                                    BALANCE
                                             BEGINNING      COST AND                   TRANS GLOBAL     AT END OF
DESCRIPTION                                  OF PERIOD      EXPENSES     DEDUCTIONS   ADJUSTMENT (1)      PERIOD
----------------------------------------- -------------- -------------- ------------ ---------------- -------------
Year ended December 31, 1999 ............  $ 1,216,000    $ 2,528,000    $  538,000      $      --     $3,206,000
Nine months ended December 31, 1998 .....  $ 1,702,000    $ 1,018,000    $1,504,000      $      --     $1,216,000
Year ended March 31, 1998 ...............  $   373,000    $ 1,564,000    $  335,000      $ 100,000     $1,702,000

(1) The accompanying supplemental consolidated statements of operations do not include the results of Trans Global's operations for the three months ended March 31, 1998 as discussed in the Summary of Accounting Policies to the Supplemental Consolidated Financial Statements. An adjustment is reflected above to account for the activity in the allowance account during this time period.

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